UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SupportSoft, Inc.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The purchase price payable under the asset purchase agreement consists of $20,000,000, subject to a possible adjustment as set forth in the asset purchase agreement. Solely for purposes of calculating the filing fee, the registrant estimates a purchase price of $20,000,000.

(4)	Proposed maximum aggregate value of transaction:

$20,000,000

(5)	Total fee paid:

$1,116

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid with preliminary materials:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPORTSOFT, INC.

1900 SEAPORT BOULEVARD, 3RD FLOOR

REDWOOD CITY, CA 94063

Dear Stockholder:

We cordially invite you to attend the 2009 Annual Meeting (the “Annual Meeting”) of stockholders of SupportSoft, Inc. (“SupportSoft” or the “Company”) which will be held on            , 2009 at 4 p.m., Pacific Time, at the Company’s principal executive offices, located at 1900 Seaport Blvd., Third Floor, Redwood City, California 94063.

In addition to the election of directors to serve on our Board of Directors and the ratification of the appointment of our independent registered public accounting firm, both of which we typically do at our Annual Meeting, this year we are also seeking your approval for an important transaction and related matters. We have agreed to sell our Enterprise Business (the “Enterprise Business”) to Consona Corporation (“Consona” or the “Buyer”), pursuant to an Asset Purchase Agreement dated as of April 5, 2009 (the “Asset Purchase Agreement”). In accordance with the terms and conditions of the Asset Purchase Agreement, we will sell the Enterprise Business to Consona for $20,000,000, subject to a possible adjustment as set forth in the Asset Purchase Agreement (the “Asset Sale”). The full text of the Asset Purchase Agreement is included as Annex A to the proxy statement that accompanies this letter. We strongly encourage you to read this entire proxy statement and the entire Asset Purchase Agreement, as the Asset Purchase Agreement will be the legal governing document setting forth the precise terms of the Asset Sale.

The proposed Asset Sale cannot be consummated until such time as we receive the minimum number of votes necessary to adopt and approve the Asset Sale, which constitutes the sale of substantially all of our assets under Delaware law, and all other closing conditions contained in the Asset Purchase Agreement are satisfied or waived. We have scheduled this vote to occur at our Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. Adoption and approval of the Asset Sale and the Asset Purchase Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting. Therefore, failure to vote will have the same effect as a vote “AGAINST” the adoption and approval of the Asset Sale and the Asset Purchase Agreement.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals, each as described more fully in the enclosed proxy statement: (i) to adopt and approve the Asset Sale and the Asset Purchase Agreement, (ii) to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Charter”) to change our name to support.com, Inc. (the “Name Change Charter Amendment”), (iii) to elect six directors to serve on the Board of Directors until the 2010 Annual Meeting of stockholders and thereafter until their successors are elected and qualified, (iv) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, (v) to adjourn the Annual Meeting, if necessary, to facilitate the adoption and approval of the preceding proposals, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to establish a quorum or to adopt and approve the preceding proposals, and (vi) to transact such other business as properly may come before the Annual Meeting.

After careful consideration, our board of directors has unanimously determined that (i) the Asset Sale is expedient and in the best interests of the Company and our stockholders and (ii) the Name Change Charter Amendment is advisable and in the best interests of the Company and our stockholders. Our board of directors unanimously recommends that you vote (i) “FOR” the adoption and approval of the Asset Sale and the Asset Purchase Agreement, (ii) “FOR” the approval of the Name Change Charter Amendment, (iii) “FOR” the election of the six directors identified herein, (iv) “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year and (v) “FOR” the adjournment of the Annual Meeting, if necessary, to facilitate the adoption and approval of the proposals described herein.

Please review in detail the attached proxy statement for a more complete understanding of the proposed Asset Sale, including a description of the Asset Purchase Agreement, the background of our decision to enter into the Asset Purchase Agreement, the reasons that our board of directors has decided to recommend that you approve the proposed Asset Sale, and the section titled “Special Risk Considerations Regarding the Proposal to Sell the Enterprise Business” describing risk factors relating to the proposed Asset Sale.

Please sign and return the enclosed proxy card as soon as possible in the envelope provided, or vote by telephone or via the Internet as provided in the proxy card. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you attend the meeting, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the accompanying proxy statement.

We look forward to seeing you.

Sincerely,

Anne-Marie Eileraas

Senior Vice President, General Counsel and Secretary

SUPPORTSOFT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On                     , 2009

TO ALL SUPPORTSOFT STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting (the “Annual Meeting”) of stockholders of SupportSoft, Inc., a Delaware corporation (“SupportSoft” or the “Company”), will be held on:

Date:	, 2009
Time:	4 p.m. Pacific Time
Place:	The Company’s principal executive offices, located at 1900 Seaport Blvd., Third Floor, Redwood City, California 94063

We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To approve the sale of substantially all of our assets under Delaware law through the sale (the “Asset Sale”) of our Enterprise Business (the “Enterprise Business”) to Consona Corporation (“Consona” or the “Buyer”) pursuant to the terms and conditions of an asset purchase agreement dated as of April 5, 2009, by and between the Company and Consona (the “Asset Purchase Agreement”). The Asset Purchase Agreement is attached as Annex A to this proxy statement;

2. To approve an amendment to our Amended and Restated Certificate of Incorporation (the “Charter”) to change our name to support.com, Inc. (the “Name Change Charter Amendment”);

3. To elect six directors to serve on the Board of Directors until the 2010 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

5. To adjourn the Annual Meeting, if necessary, to facilitate the approval of the preceding proposals, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to establish a quorum or to approve the preceding proposals; and

6. To transact such other business as may properly be brought before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. On                     , 2009 we began mailing to stockholders this Notice of the Annual Meeting, the proxy statement and the form of proxy.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on                     , 2009 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy.

FOR THE BOARD OF DIRECTORS

Anne-Marie Eileraas

Senior Vice President, General Counsel and Secretary

Redwood City, California

                    , 2009

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

ANNEXES

ANNEX A: ASSET PURCHASE AGREEMENT

ANNEX B: OPINION OF FINANCIAL ADVISOR

FORM OF PROXY CARD

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE, THE ASSET PURCHASE AGREEMENT AND THE NAME CHANGE CHARTER AMENDMENT

The following questions and answers briefly address some commonly asked questions about the Asset Sale, the Asset Purchase Agreement and the Name Change Charter Amendment. These questions and answers may not address all questions that may be important to you as a stockholder. You should still carefully read this entire proxy statement, including each of the annexes.

This proxy statement is furnished to the holders of common stock, $0.0001 par value per share (“Common Stock”), of SupportSoft, Inc., a Delaware corporation (“SupportSoft” or the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of stockholders, and at any adjournment of that meeting. In this proxy statement the terms “SupportSoft,” “company,” “we,” “our,” “ours,” and “us” refer to SupportSoft, Inc., a Delaware corporation, and its subsidiaries. The term “Asset Purchase Agreement” refers to the asset purchase agreement, dated as of April 5, 2009, by and between SupportSoft and Consona Corporation, and as it may be amended, restated, modified or superseded from time to time in accordance with its terms. The term “Enterprise Business” refers to the Company’s Enterprise Business as further described in the Asset Purchase Agreement. The term “Asset Sale” refers to the proposed sale of the Enterprise Business pursuant to the Asset Purchase Agreement. The term “Consona” or the “Buyer” refers to Consona Corporation, a Delaware corporation. Each of SupportSoft and Consona are sometimes referred to in this proxy statement as a party, or collectively as the parties. The term “Consumer Business” refers to the Company’s Consumer Business.

The Asset Sale

Q:	What is the proposed transaction?

A:	The Asset Purchase Agreement provides for the sale of the Enterprise Business to Consona for a cash payment of $20,000,000, subject to a possible adjustment as set forth in the Asset Purchase Agreement and more fully described below under “Proposal No. 1 – The Asset Sale and the Asset Purchase Agreement – Asset Purchase Agreement – General” beginning on page 40.

Q:	Why are we asking for a stockholder vote?

A:	The sale of the Enterprise Business constitutes the sale of substantially all of our assets under Delaware law. Delaware law requires that a Delaware corporation obtain approval from its stockholders for the sale of “all or substantially all of its property and assets.” Additionally, obtaining stockholder approval of the Asset Sale is a condition to the closing of the Asset Sale under the terms of the Asset Purchase Agreement we negotiated with Consona.

Q:	What is the purpose of the proposed transaction?

A:	The purpose of the Asset Sale is to enable us to focus our resources on and enhance the value of our remaining business, the Consumer Business, and to increase the funds we have available to support that business.

Q:	What are the estimated net cash proceeds from the Asset Sale?

A:	We currently estimate the net cash proceeds from the Asset Sale to be approximately $18,100,000 after the payment of estimated transaction costs. This estimate assumes that the Asset Sale is completed before June 30, 2009 and therefore that there is no reduction of the purchase price as described below under “Proposal No. 1 – The Asset Sale and the Asset Purchase Agreement – Asset Purchase Agreement – General” beginning on page 40. The actual amount of net cash proceeds from the Asset Sale may vary from this estimate. In addition, this estimate does not include, and the actual amount of cash proceeds from the Asset Sale will be reduced by, among other things, severance costs for non-continuing employees.

Q:	How does SupportSoft plan to use the net cash proceeds from the Asset Sale?

A:	We currently anticipate that we will retain all of the net cash proceeds from the Asset Sale for working capital and general corporate purposes and to continue investing in our Consumer Business. We may use a portion of the net cash proceeds for future acquisitions complementary to our Consumer Business; however, at this time no specific acquisition targets have been identified. If we have adequate working capital and establish adequate cash reserves without using all of our cash, and if we are unable to identify suitable acquisition targets that are appropriately valued, we will consider alternate uses of any excess cash in order to enhance stockholder value.

Q:	When will the Asset Sale be consummated?

A:	In the event the stockholders approve the Asset Sale and the Asset Purchase Agreement, we expect that the Asset Sale will close promptly following our Annual Meeting.

Q:	Will SupportSoft continue to be publicly traded following the Asset Sale? Will its Nasdaq ticker symbol change?

A:	The Company will continue to be a publicly traded company whether or not the Asset Sale closes and we will continue to be subject to the rules and regulations of the SEC and the Nasdaq Stock Market. Our Nasdaq ticker symbol will not change and will remain “SPRT” whether or not the Asset Sale closes and whether or not the Name Change Charter Amendment is approved by our stockholders.

Q:	What vote of our stockholders is required to adopt and approve the Asset Sale and the Asset Purchase Agreement?

A:	For us to complete the Asset Sale, stockholders holding at least a majority of the shares of our outstanding Common Stock at the close of business on the Record Date must vote “FOR” the proposal adopting and approving the Asset Sale and the Asset Purchase Agreement.

Q:	What will happen if the Asset Sale and Asset Purchase Agreement are not adopted and approved?

A:	If the Asset Sale and the Asset Purchase Agreement are not adopted and approved, we will not complete the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement. In that event, we expect to reassess our options in light of our long-term strategic goals. Under the Asset Purchase Agreement we would also be required to reimburse the Buyer for its expenses incurred in pursuing the Asset Sale, up to a maximum of $150,000, in the event the Asset Purchase Agreement is terminated as a result of our failure to obtain stockholder approval of the Asset Sale and Asset Purchase Agreement. We may also be required to pay a $600,000 termination fee if the Asset Purchase Agreement is terminated in the event our board of directors changes or fails to reconfirm its recommendation regarding the Asset Sale and the Asset Purchase Agreement or if the Asset Sale does not close prior to August 31, 2009 and as of that date a superior proposal has been made or a proposal that would be reasonably likely to lead to a superior proposal shall exist.

The Name Change Charter Amendment

Q:	What is the proposed Name Change Charter Amendment?

A:	The proposed Name Change Charter Amendment would change our name from “SupportSoft, Inc.” to “support.com, Inc.” upon the closing of the Asset Sale.

Q:	Why are we asking for a stockholder vote for the Name Change Charter Amendment?

A:	Delaware law requires that we obtain approval from our stockholders in order to amend our Charter.

Q:	Why are we changing our name?

A:	We believe that the name “support.com, Inc.” more closely aligns our public identity with our Consumer Business, which will be our only remaining business and the sole focus of our board of directors and management after the Asset Sale. Also, we are selling the rights to use the name “SupportSoft” to Consona. Therefore, after the closing of the Asset Sale, we will be unable to continue using the name “SupportSoft” without Consona’s consent.

Q:	What vote of our stockholders is required to approve the Name Change Charter Amendment?

A:	For us to amend the Charter, stockholders holding at least a majority of the shares of our outstanding Common Stock at the close of business on the Record Date must vote “FOR” the proposal approving the amendment to the Charter. Additionally, since the Name Change Charter Amendment is conditioned upon the closing of the Asset Sale, for us to amend the Charter by means of the Name Change Charter Amendment, stockholders holding at least a majority of the shares of our outstanding Common Stock at the close of business on the Record Date must vote “FOR” the proposal adopting and approving the Asset Sale and the Asset Purchase Agreement.

Q:	Is the Name Change Charter Amendment conditioned on the closing of the Asset Sale?

A:	Yes. The Name Change Charter Amendment is conditioned upon the closing of the Asset Sale. If the Asset Sale and the Asset Purchase Agreement are not adopted and approved, we will not file the Name Change Charter Amendment with the Secretary of State of the State of Delaware to change our name.

Q:	What will happen if the Asset Sale and Asset Purchase Agreement are adopted and approved but the Name Change Charter Amendment is not approved?

A:	If our stockholders adopt and approve the Asset Sale and Asset Purchase Agreement but do not approve the Name Change Charter Amendment, we will pursue other legal means of changing our name, including pursuant to a reverse merger into a subsidiary of SupportSoft, which would not require the approval of SupportSoft’s stockholders. We have agreed to sell all of the rights to use the name “SupportSoft” to Consona pursuant to the Asset Purchase Agreement and the transactions contemplated thereby. Continuing to use the name “SupportSoft” would breach Consona’s rights to use such name. Our board of directors believes that the name “support.com, Inc.” more closely aligns our public identity with our Consumer Business, which would be our only remaining business after the closing of the Asset Sale. In addition, the board of directors has unanimously recommended that our stockholders vote “FOR” the Name Change Charter Amendment, in part because changing our name through a reverse merger or other legal means will require the expenditure of money by SupportSoft and time by our management and other employees to review all of our commercial agreements to determine if any third-party consents may be required in connection with the merger that would result in the name change.

The Annual Meeting

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving a proxy statement and proxy card because you owned shares of our Common Stock as of the Record Date. This proxy statement and proxy card relate to our Annual Meeting (and any adjournment thereof) and describe the matters on which we would like you, as a stockholder, to vote.

Q:	When and where is the Annual Meeting?

A:	The Annual Meeting will be held on , 2009, at 4 p.m. Pacific Time at the Company’s principal executive offices, located at 1900 Seaport Blvd., Third Floor, Redwood City, California 94063.

Q:	What proposals will be voted on at the Annual Meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt and approve the Asset Sale and the Asset Purchase Agreement, which is attached as Annex A to this proxy statement;

•	to approve an amendment to the Charter to change our name to support.com, Inc. by means of the Name Change Charter Amendment upon the closing of the Asset Sale;

•

to re-elect Kevin C. Eichler, Shawn Farshchi, J. Martin O’Malley, Joshua Pickus, Jim Stephens and James Thanos as directors to serve on our board of directors until our 2010 Annual Meeting of stockholders and thereafter until their successors are elected and qualified;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; and

•

to adjourn the Annual Meeting, if necessary, to facilitate the approval of the foregoing proposals, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to establish a quorum or to approve the foregoing proposals.

Q:	How does our Board of Directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote:

•	“FOR” the proposal to adopt and approve the Asset Sale and the Asset Purchase Agreement;

•	“FOR” the proposal to approve the Name Change Charter Amendment upon the closing of the Asset Sale;

•

“FOR” the proposal to elect Kevin C. Eichler, Shawn Farshchi, J. Martin O’Malley, Joshua Pickus, Jim Stephens and James Thanos to serve on our board of directors until our 2010 Annual Meeting of stockholders and thereafter until their successors are elected and qualified;

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; and

•

“FOR” the proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to establish a quorum or approve the foregoing proposals.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies?

A:	The affirmative vote of a majority of the outstanding shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Q:	Am I entitled to appraisal or dissenters’ rights in connection with the Asset Sale or the Name Change Charter Amendment?

A:	No. Holders of shares of our outstanding Common Stock will not have appraisal or dissenters’ rights in connection with the Asset Sale or the Name Change Charter Amendment.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope or by granting a proxy using the telephone number printed on your proxy card or by following the instructions for Internet voting described on your proxy card. You can also attend the Annual Meeting and vote in person. The Annual Meeting will take place on , 2009.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of Common Stock that are registered differently or are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote in person at the Annual Meeting?

A:	If you are a stockholder of record of the Company as of , 2009, the Record Date for the Annual Meeting, you may attend the Annual Meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above. Your vote will be counted even if you later decide not to attend.

If you hold your shares in “street name,” you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or nominee.

Q:	Can I change my vote after I have mailed in my signed proxy card?

A:	Yes. You can change your vote at any time before we vote your proxy at the Annual Meeting. You can do so in three ways. First, you can send written notice stating that you would like to revoke your proxy to our corporate secretary at the address given below. Second, you can request a new proxy card and complete and send it to our corporate secretary at the address given below. Third, you can attend the Annual Meeting and vote in person. You should send any written notice or request for a new proxy card to the attention of our corporate secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, CA, 94063. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker or other nominee will vote your shares only if you provide instructions on how to vote to such broker or other nominee. Following the directions provided by your broker or other nominee, you should instruct your broker or other nominee to vote your shares. Without your instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the adoption and approval of the Asset Sale and the Asset Purchase Agreement and “AGAINST” the Name Change Charter Amendment. However, our by-laws provide that our directors are to be elected by a plurality vote of the stockholders. Therefore, failure to provide such instructions to your broker or other nominee will not have the same effect as a vote “AGAINST” the election of the six directors identified herein.

Q:	How will we solicit proxies?

A:	Proxies may be solicited in person, by telephone, facsimile, mail or e-mail by our directors, officers and employees without additional compensation. Brokers, nominees, fiduciaries, and other custodians have been requested to forward soliciting material to the beneficial owners of shares of our Common Stock held of record by them, and we will reimburse such custodians for their reasonable expenses. We have also retained Morrow & Co., LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000 to $15,000, plus out-of-pocket expenses.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the Annual Meeting and will have the legal effect of a vote “AGAINST” the adoption and approval of the Asset Sale and the Asset Purchase Agreement and the Name Change Charter Amendment. However, our by-laws provide that our directors are to be elected by a plurality vote of the stockholders. Therefore, failure to return a proxy card or otherwise vote will not have the same effect as a vote “AGAINST” the election of the six directors identified herein.

Q:	Who can help answer further questions?

A:	If you have more questions about the Asset Sale, the Asset Purchase Agreement, the Name Change Charter Amendment, the election of Kevin C. Eichler, Shawn Farshchi, J. Martin O’Malley, Joshua Pickus, Jim Stephens and James Thanos to the board of directors, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, the Annual Meeting or this proxy statement, you should contact us as follows:

SUPPORTSOFT, INC.

ATTN: INVESTOR RELATIONS

1900 SEAPORT BOULEVARD, 3RD FLOOR

REDWOOD CITY, CA 94063

TELEPHONE: (650) 556-9440

or

MORROW & CO., LLC

470 WEST AVENUE

STAMFORD, CT 06902

TELEPHONE: (203) 658-9400

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we have referred you. See “Where You Can Find More Information” on page 101. Each item in this summary refers to the page of this document on which the applicable subject is discussed in more detail.

Parties to the Asset Sale (Page 14)

SupportSoft, Inc.

SupportSoft provides software and services designed to make technology work. We currently operate our business in two segments, the Consumer Business and the Enterprise Business. Our Consumer Business is a technology-enabled services business that was launched in 2007 to provide consumers with assistance in resolving technology problems. Our Enterprise Business consists of our traditional business in which we license technical support software to digital service providers (telecommunications and cable companies) and corporate IT departments and IT outsourcers. We have agreed to sell our Enterprise Business pursuant to the Asset Purchase Agreement. For more information please visit our website at www.supportsoft.com. Our common stock is listed on The NASDAQ Global Select Market under the symbol “SPRT.” Our common stock will continue to be listed under the symbol “SPRT” whether or not the Asset Sale is consummated or the Name Change Charter Amendment is approved.

SupportSoft is a Delaware corporation. Our principal executive office is located at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063. The telephone number there is (650) 556-9440.

Consona Corporation

Consona Corporation (formerly known as M2M Holdings Inc.) is a worldwide leader in providing customer relationship management and enterprise resource planning software and services for companies of all sizes. Consona is dedicated to becoming a valued business partner by helping each and every customer continuously improve business processes over time. Toward this mission, Consona invests in the people, processes, technology and tools needed to provide its customers with a unique combination of customer care; product fit; a broad range of consulting, IT and business services; and industry expertise. Consona serves more than 4,500 customers worldwide and across a variety of industries. Battery Ventures and Thoma Bravo jointly own Consona.

Consona is a Delaware corporation. Its principal executive office is located at 450 East 96th Street, Suite 300, Indianapolis, IN 46240. The telephone number there is (317) 249-1700.

The Annual Meeting

Date, Time and Place of Annual Meeting (Page 14)

The Annual Meeting will be held on                     , 2009, starting at 4 p.m. Pacific Time at the Company’s principal executive offices, located at 1900 Seaport Blvd., Third Floor, Redwood City, California 94063.

You will be asked to consider and vote upon the following proposals: (i) the adoption and approval of the Asset Sale and the Asset Purchase Agreement; (ii) the approval of an amendment to our Charter to change our name to support.com, Inc.; (iii) the re-election of six directors to serve on our board of directors until our 2010 Annual Meeting of stockholders and thereafter until their successors are elected and qualified, (iv) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, and (v) to adjourn the Annual Meeting, if necessary, to facilitate the adoption and approval of the preceding proposals, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to establish a quorum or to adopt and approve the preceding proposals.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the Annual Meeting and any adjournment of the Annual Meeting.

Record Date, Voting and Quorum (Page 15) and Required Vote (Page 15)

You are entitled to vote at the Annual Meeting if you owned shares of our Common Stock at the close of business on                    , 2009, the Record Date for the Annual Meeting. You will have one vote for each share of our Common Stock that you owned on the Record Date. As of the Record Date, there were             shares of our Common Stock outstanding and entitled to be voted.

A quorum of the holders of the outstanding shares of our Common Stock must be present for the Annual Meeting to be held. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” or “AGAINST” a proposal or marked “ABSTAIN” and “broker non-votes” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such proposal.

On all matters, each share has one vote. The proposal to adopt and approve the Asset Sale and the Asset Purchase Agreement and the proposal to approve the Name Change Charter Amendment require the affirmative vote of the holders of a majority of the shares outstanding as of the Record Date. Since the proposals for the adoption and approval of the Asset Sale and the Asset Purchase Agreement and the approval of the Name Change Charter Amendment require the approval of the holders of a majority of our shares outstanding as of the Record Date, both broker “non-votes” and abstentions would have the same effect as votes “AGAINST” such proposals. Directors are elected by a plurality vote. Therefore, the nominees for the six director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. With respect to the proposal regarding the election of our directors, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal. The proposal to ratify the appointment of Ernst and Young LLP as our independent registered public accounting firm for fiscal year 2009 requires the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting. With respect to the proposal ratify the appointment of Ernst and Young LLP as our independent registered public accounting firm for fiscal year 2009, and the proposal to adjourn the Annual Meeting, if necessary, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal.

Revocability of Proxies (Page 16)

Any registered stockholder who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	delivering to our principal offices (Attention: Investor Relations) a written instrument that revokes the proxy;

•	submitting another properly completed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Simply attending the Annual Meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your instructions.

The Asset Purchase Agreement

The Asset Purchase Agreement (Page 40)

On April 3, 2009, our board of directors, at a meeting duly called and held, unanimously adopted and approved the Asset Sale pursuant to the Asset Purchase Agreement, a copy of which is included as Annex A to this proxy statement. Please read it carefully. Pursuant to the terms of the Asset Purchase Agreement:

•

we agreed to sell certain assets and assign certain liabilities, in each case, related to the Enterprise Business, which would constitute a sale of substantially all of our assets under Delaware law; and

•

in exchange for the Enterprise Business, Consona agreed to make a cash payment to us in the amount of $20,000,000, subject to a possible adjustment as set forth in the Asset Purchase Agreement and more fully described below under “Proposal No. 1 – The Asset Sale and the Asset Purchase Agreement – Asset Purchase Agreement – General” beginning on page 40.

If all necessary approvals have been obtained or waived, including stockholder approval and any third party consents, we hope to complete the Asset Sale shortly after this Annual Meeting scheduled for                    , 2009.

Reasons for the Asset Sale (Page 24)

In evaluating the Asset Sale, our board of directors considered various factors. For the material factors considered by our board of directors in reaching its decision to adopt and approve the Asset Sale and the Asset Purchase Agreement, see “ Proposal No. 1 – The Asset Sale and the Asset Purchase Agreement – The Asset Sale—Reasons for the Asset Sale,” beginning on page 24.

Recommendation of Our Board of Directors (Page 28)

After careful consideration, our board of directors has unanimously:

•	adopted and approved the Asset Purchase Agreement;

•

determined the Asset Sale to be expedient and in the best interests of SupportSoft and our stockholders, and recommended to our stockholders that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, be adopted and approved by our stockholders; and

•

determined that the Name Change Charter Amendment is advisable and in the best interests of SupportSoft and our Stockholders, and recommended to our Stockholders that the Name Change Charter Amendment be approved by our Stockholders.

Opinion of Our Financial Advisor (Page 28 and Annex B)

In connection with the Asset Sale, our board of directors received an oral opinion on April 3, 2009 from our exclusive financial advisor, Thomas Weisel Partners LLC (“TWP”), which was subsequently set forth in writing on April 5, 2009, as to the fairness, from a financial point of view and as of the date of such opinion, to SupportSoft of the aggregate consideration to be received by SupportSoft in the Asset Sale. The full text of TWP’s written opinion, dated April 5, 2009, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. TWP’s opinion, which was provided to our board of directors in connection with its evaluation from a financial point of view of the aggregate consideration to be received by SupportSoft in the Asset Sale, does not address any other aspect of the Asset Sale and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the transaction. Under the terms of TWP’s engagement, we have agreed to pay TWP a fee for its financial advisory services in connection with the transaction, a substantial portion of which will become payable only upon completion of the transaction.

Post-Closing Business and Proceeds from the Asset Sale (Page 27)

If the Asset Sale and the Asset Purchase Agreement are adopted and approved by our stockholders and the other conditions to the closing of the Asset Sale are satisfied or waived, Consona will acquire the Enterprise Business. This will constitute the sale of substantially all of our assets under Delaware law. We expect to focus exclusively on our Consumer Business following the closing of the Asset Sale. If the Asset Sale and the Asset Purchase Agreement are not adopted and approved by the holders of a majority of our outstanding shares, then either we or Consona may terminate the Asset Purchase Agreement and our board of directors, along with our management, will reassess our options in light of our long-term strategic goals.

We currently anticipate that we will retain all of the net cash proceeds from the Asset Sale for working capital and general corporate purposes. We may use a portion of the net cash proceeds for future acquisitions complementary to our Consumer Business. However, at this time, no specific acquisition targets have been identified. If we have adequate working capital and establish adequate cash reserves without using all of our cash, and if we are unable to identify suitable acquisition targets that are appropriately valued, we will consider alternate uses of any excess cash in order to enhance stockholder value.

Other Agreements and Transactions Related to the Asset Sale (Page 33)

In addition to the Asset Purchase Agreement, we intend to enter into a number of related agreements, including the following:

•	a transition services agreement with Consona pursuant to which we shall provide certain transitional, administrative and support services to Consona on a short-term basis;

•

an intellectual property license agreement with Consona pursuant to we shall license certain intellectual property rights to Consona and Consona shall license back to us some of the intellectual property being sold pursuant to the Asset Sale;

•

a trademark agreement pursuant to which we will agree with Consona to terms relating to the usage and registration of certain trademarks (i) being assigned to Consona pursuant to the Asset Sale and (ii) being retained by us; and

•	subleases pursuant to which certain space in India will be leased back to us and certain space in Redwood City will be leased to Consona, in each case, on a short term basis.

Interests of Our Directors and Executive Officers in the Asset Sale (Page 33)

In considering the recommendation of our board of directors to vote for the proposal to adopt and approve the Asset Sale and the Asset Purchase Agreement, you should be aware that some of our directors and executive officers may have personal interests in the Asset Sale that are, or may be, different from, or in addition to, your interests. On April 6, 2009, we amended and restated the employment offer letter of Michael Sayer, our Executive Vice President, General Manager Enterprise, to provide that a $250,000 lump sum payment and continued health care coverage may be provided to Mr. Sayer under certain circumstances following the closing of an Enterprise Sale (as such term is defined in the amended and restated employment offer letter) as more fully described in the amended and restated employment offer letter. The Asset Sale will qualify as an Enterprise Sale for purposes of the amended and restated employment offer letter. A copy of the amended and restated employment offer letter has been filed with the SEC with a Current Report on Form 8-K on April 6, 2009.

In the event that the Asset Sale does not close and Mr. Sayer’s employment with us is terminated without cause not in connection with an Enterprise Sale (as such term is defined in the amended and restated employment offer letter), Mr. Sayer will be entitled to severance in an amount equal to $125,000 as of the date of the termination of employment pursuant to the terms of his amended and restated employment offer letter.

All of our directors and executive officers own shares of our Common Stock and/or options to purchase shares of our Common Stock, and to that extent, their interests in the Asset Sale are the same as that of other holders of our Common Stock. See “Security Ownership of Certain Beneficial Owners, Directors and Management,” beginning on page 73.

Dissenter Rights (Page 34)

You will not experience any change in your rights as a stockholder as a result of the Asset Sale. Delaware law, the Charter and our bylaws do not provide for appraisal or other similar rights for dissenting stockholders in connection with the Asset Sale, and we do not intend to independently provide stockholders with any such right. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with the Asset Sale.

Material U.S. Federal, State and Foreign Income Tax Consequences (Page 34)

The Asset Sale will not result in any material U.S. federal income tax consequences to our stockholders. The transaction will be a taxable event to us for U.S. federal, state and foreign income tax purposes, but we anticipate that a portion of the taxable gain resulting from the Asset Sale will be offset by net operating losses. The transaction will result in alternative minimum tax, which cannot be offset against our net operating losses. For a complete description of the material tax consequences of the Asset Sale to SupportSoft, please see “Material U.S. Federal and State Income Tax Consequences,” beginning on page 34.

Regulatory Matters (Page 34)

The Asset Sale is not subject to the Hart Scott Rodino Antitrust Improvements Act of 1976 or the reporting and waiting requirements of any other United States antitrust law. We are not aware of any other material regulatory consents that are required in connection with the Asset Sale.

Asset Purchase Agreement (Page 40 and Annex A)

General

Pursuant to the Asset Purchase Agreement, Consona has agreed to pay us $20,000,000, subject to a possible adjustment as set forth in the Asset Purchase Agreement, and assume certain liabilities, for our Enterprise Business. The parties have provided each other with customary representations and warranties as more fully set forth in the Asset Purchase Agreement. In addition, we have agreed to certain covenants, including interim operating covenants which place certain restrictions on the operation of the Enterprise Business until the Asset Sale closes and a mutual non-solicitation of employees covenant. We have not agreed to a non-competition covenant in connection with the Asset Sale.

No Negotiation (Page 45)

The Asset Purchase Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Enterprise Business or the sale of SupportSoft as a whole. Notwithstanding these restrictions, under certain limited circumstances, our board of directors may respond to a competing transaction made by a third party, change its recommendation with respect to the Asset Sale or terminate the Asset Purchase Agreement and enter into an alternative agreement, if it constitutes a superior proposal under the criteria and pursuant to the procedures set forth in the Asset Purchase Agreement and after paying the termination fee in the amount and manner specified in the Asset Purchase Agreement. In addition, pursuant to the Asset Purchase Agreement, we may enter into discussions with third parties regarding a sale of the entire company (i.e., a sale that includes both the Enterprise Business and the Consumer Business).

Conditions to Completion of the Asset Sale (Page 46)

Before we can complete the Asset Sale, a number of conditions must be satisfied. These include, among other things:

•	the receipt of our stockholder approval; and

•

the absence of any statute, rule, regulation, order, injunction or decree that has been enacted, entered, promulgated or enforced by any governmental authority that prohibits, or makes illegal closing of the Asset Sale.

In addition, the obligations of Consona to complete the Asset Sale are subject to the satisfaction by us or waiver by Consona of conditions, including the following:

•

our representations and warranties shall be true and correct as of the date of the Asset Purchase Agreement and the date of the closing of the Asset Sale, except those representations and warranties which address matters only as of a particular date need only be true and correct as of such date, and except those changes that would not reasonably be expected to cause a Material Adverse Effect (as defined below under “Proposal No 1 –The Asset Sale and the Asset Purchase Agreement – Asset Purchase Agreement – Representations and Warranties”) to us;

•	we shall have performed and complied in all material respects with each of the covenants, agreements and obligations we are required to perform under the Asset Purchase Agreement;

•	the absence of a Material Adverse Effect; and

•	the release of liens on certain of the assets being sold.

Finally, our obligations to complete the Asset Sale are subject to the satisfaction by Consona or waiver by us of conditions, including the following:

•

Consona’s representations and warranties shall be true and correct as of the date of the Asset Purchase Agreement and the date of the closing of the Asset Sale, except those representations and warranties which address matters only as of a particular date need only be true and correct as of such date, and except those changes that would not reasonably be expected to cause a material adverse effect to Buyer; and

•	Consona shall have performed and complied in all material respects with each of the covenants, agreements and obligations Consona is required to perform under the Asset Purchase Agreement.

Termination (Page 47)

The parties may, by mutual written consent, terminate the Asset Purchase Agreement at any time prior to the completion of the Asset Sale.

In addition, either we or Consona may, in writing, terminate the Asset Purchase Agreement at any time prior to the effective time of the Asset Sale:

•	if consummation of the Asset Sale is enjoined, restrained, illegal or otherwise prohibited by the final nonappealable decision of a governmental body or court;

•	if the Asset Sale has not been completed on or before August 31, 2009;

•

if the adoption and approval of the Asset Purchase Agreement by our stockholders has not been obtained at the Annual Meeting or any adjournment thereof by reason of the failure to obtain the required vote; or

•

if any of the respective conditions to closing shall have become incapable of fulfillment. However, in the event that any representation or warranty fails to be true and correct or either party fails to perform all covenants or other agreements in the Asset Purchase Agreement, such party shall be provided a cure period of 20 days after written notice of breach unless such breach by its nature cannot be cured.

We may terminate, in writing, the Asset Purchase Agreement if our board of directors has determined that a competing transaction is a superior proposal, provided that (i) we received such superior proposal other than as a result of a breach or violation of the terms of the Asset Purchase Agreement, (ii) our board of directors has effected a change in its recommendation regarding the Asset Sale and the Asset Purchase Agreement pursuant to the terms of the Asset Purchase Agreement following a reasonable period of time in which Consona may agree to amend the Asset Purchase Agreement in response to such superior proposal and (iii) we pay to Consona the termination fee of $600,000.

Consona may terminate, in writing, the Asset Purchase Agreement at any time prior to the completion of the Asset Sale if we provide Consona notice that our board of directors has effected a change in its recommendation regarding the Asset Sale and the Asset Purchase Agreement pursuant to the terms of the Asset Purchase Agreement in response to a superior proposal or if our board of directors does not reconfirm its recommendation regarding the Asset Sale and the Asset Purchase Agreement within five business days following Consona’s request to do so.

Termination Fee (Page 47)

We will be obligated to pay Consona a fee of $600,000 in connection with the termination of the Asset Purchase Agreement in the event that: (A) we terminate the Asset Purchase Agreement as a result of our written notice to Consona that our board of directors has determined that a competing transaction is a superior proposal, provided that (i) we received such superior proposal other than as a result of a breach or violation of the terms of the Asset Purchase Agreement and (ii) our board of directors has effected a change in its recommendation regarding the Asset Sale and the Asset Purchase Agreement pursuant to the terms of the Asset Purchase Agreement; (B) Consona terminates the Asset Purchase Agreement after receiving written notice from us that our board of directors has determined that a competing transaction is a superior proposal, or if our board of directors does not reconfirm its recommendation regarding the Asset Sale and the Asset Purchase Agreement within five business days following Consona’s request to do so; or (C) the Asset Purchase Agreement is terminated because the closing of the Asset Sale shall not have occurred by August 31, 2009 and at or prior to the termination of the Asset Purchase Agreement a superior proposal shall have been made (or a proposal that would be reasonably likely to lead to a superior proposal shall exist and either (a) have been publicly disclosed or (b) notice of such a proposal reasonably likely to lead to a superior proposal shall have been provided, or should have been provided, by us to Consona pursuant to the Asset Purchase Agreement).

In addition, we have agreed to reimburse Consona for its actual and documented out-of-pocket expenses in an amount up to $150,000 in the event that the Asset Purchase Agreement is terminated as a result of a failure to receive stockholder approval of the Asset Sale and the Asset Purchase Agreement.

Security Ownership of Certain Beneficial Owners, Directors and Management (Page 73)

As of March 31, 2009, our directors and executive officers collectively beneficially owned in the aggregate 3,067,575 shares, representing approximately 6.2% of the shares of our Common Stock entitled to vote at the Annual Meeting.

SUPPORTSOFT, INC.

1900 SEAPORT BOULEVARD, 3RD FLOOR

REDWOOD CITY, CA 94063

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

To be Held on                    , 2009

The Parties to the Asset Sale

SupportSoft, Inc.

SupportSoft provides software and services designed to make technology work. We currently operate our business in two segments, the Consumer Business and the Enterprise Business. Our Consumer Business is a technology-enabled services business that was launched in 2007 to provide consumers with assistance in resolving technology problems. Our Enterprise Business consists of our traditional business in which we license technical support software to digital service providers (telecommunications and cable companies) and corporate IT departments and IT outsourcers. We have agreed to sell our Enterprise Business pursuant to the Asset Purchase Agreement. For more information please visit our website at www.supportsoft.com. Our common stock is listed on The NASDAQ Global Select Market under the symbol “SPRT.” Our common stock will continue to be listed under the symbol “SPRT” whether or not the Asset Sale is consummated or the Name Change Charter Amendment is approved.

SupportSoft is a Delaware corporation. Our principal executive office is located at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063. The telephone number there is (650) 556-9440.

Consona Corporation

Consona Corporation (formerly known as M2M Holdings Inc.) is a worldwide leader in providing customer relationship management and enterprise resource planning software and services for companies of all sizes. Consona is dedicated to becoming a valued business partner by helping each and every customer continuously improve business processes over time. Toward this mission, Consona invests in the people, processes, technology and tools needed to provide its customers with a unique combination of customer care; product fit; a broad range of consulting, IT and business services; and industry expertise. Consona serves more than 4,500 customers worldwide and across a variety of industries. Battery Ventures and Thoma Bravo jointly own Consona.

Consona is a Delaware corporation. Its principal executive office is located at 450 East 96th Street, Suite 300, Indianapolis, IN 46240. The telephone number there is (317) 249-1700.

Date, Time and Place of Annual Meeting

The Annual Meeting of stockholders will be held on                     , 2009, at 4 p.m. Pacific Time at the Company’s principal executive offices, located at 1900 Seaport Blvd., Third Floor, Redwood City, California 94063. The approximate date on which this proxy statement and the enclosed proxy card will first be sent to stockholders is                    , 2009.

Purpose of the Annual Meeting

At the Annual Meeting, we will ask our stockholders to consider and vote upon the following proposals: (i) to adopt and approve the Asset Sale and the Asset Purchase Agreement, (ii) to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Charter”) to change our name (the “Name Change

Charter Amendment”), (iii) to re-elect six directors to serve on our board of directors (the “Board”) until the 2010 Annual Meeting of stockholders and thereafter until their successors are elected and qualified, (iv) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, and (v) to adjourn the Annual Meeting, if necessary, to facilitate the adoption and approval of the preceding proposals, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to establish a quorum or to adopt and approve the preceding proposals.

After careful consideration, our board of directors has unanimously determined that (i) the Asset Sale is expedient and in the best interests of the Company and our stockholders and (ii) the Name Change Charter Amendment is advisable and in the best interests of the Company and our stockholders. Our board of directors unanimously recommends that you vote (i) “FOR” the adoption and approval of the Asset Sale and the Asset Purchase Agreement, (ii) “FOR” the approval of the Name Change Charter Amendment, (iii) “FOR” the election of the six directors identified herein, (iv) “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year and (v) “FOR” the adjournment of the Annual Meeting, if necessary, to facilitate the adoption and approval of the proposals described herein

You are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the Annual Meeting.

Record Date, Voting and Quorum

Our board of directors fixed the close of business on                     , 2009 as the Record Date for the determination of holders of our outstanding shares entitled to notice of, and to vote on all matters presented at, the Annual Meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, there were approximately              shares of our Common Stock, issued and outstanding.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such proposal. Broker “non-votes” are also included for purposes of determining whether a quorum of shares of Common Stock is present at a meeting. A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share has one vote. The proposal to adopt and approve the Asset Sale and the Asset Purchase Agreement and the proposal to approve the Name Change Charter Amendment require the affirmative vote of the holders of a majority of the shares outstanding as of the Record Date. Since the proposals for the adoption and approval of the Asset Sale and the Asset Purchase Agreement and the approval of the Name Change Charter Amendment require the approval of the holders of a majority of our shares outstanding as of the Record Date, both broker “non-votes” and abstentions would have the same effect as votes “AGAINST” such proposals. Directors are elected by a plurality vote. Therefore, the nominees for the six director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. With respect to the proposal regarding the election of our directors, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal. The proposal to ratify the appointment of Ernst and Young LLP as our independent registered public accounting firm for fiscal year 2009 requires the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting. With respect to the proposal ratify the appointment of Ernst and Young LLP as our independent registered public accounting firm for fiscal year 2009, and the proposal to adjourn the Annual Meeting, if necessary, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal.

Voting

Stockholders may vote their shares:

•	by attending the Annual Meeting and voting their shares of our Common Stock in person;

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope;

•	by following the instructions for Internet voting printed on your proxy card; or

•	by using the telephone number printed on your proxy card.

Our board of directors is asking you to give your proxy to Josh Pickus, our President and Chief Executive Officer, and Anne-Marie Eileraas, our Senior Vice President, General Counsel and Secretary. Giving your proxy to Mr. Pickus and Ms. Eileraas means that you authorize Mr. Pickus, Ms. Eileraas or either of them to vote your shares at the Annual Meeting in the manner you direct. You may vote “FOR” or “AGAINST” the proposals or abstain from voting. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted (i) “FOR” the proposal to adopt and approve the Asset Sale and the Asset Purchase Agreement, (ii) “FOR” the proposal to approve the Name Change Charter Amendment, (iii) “FOR” the proposal to elect Kevin C. Eichler, Shawn Farshchi, J. Martin O’Malley, Joshua Pickus, Jim Stephens and James Thanos to the board of directors until our 2010 Annual Meeting of stockholders and thereafter until their successors are elected and qualified, (iv) “FOR” the proposal to appoint Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, (v) “FOR” the adjournment of the Annual Meeting, if necessary, to facilitate the adoption and approval of the preceding proposals, and (vi) as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact Carolyn Bass, Investor Relations, at (415) 445-3232.

Stockholders who have their shares in “street name”, meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

Revocability of Proxies

A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•	delivering to our principal offices (Attention: Investor Relations) a written instrument that revokes the proxy;

•	submitting another properly completed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Simply attending the Annual Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting. As of the date of this proxy statement, management knows of no such amendment or variation or of any matters expected to come before the Annual Meeting which are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of the shares of our outstanding Common Stock, their proxy holders and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our Common Stock as of the Record Date as acceptable proof of ownership.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of Common Stock. We have also retained Morrow & Co., LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000 to $15,000, plus out-of-pocket expenses.

Proposal to Approve Adjournment of the Annual Meeting

We are submitting a proposal for consideration at the Annual Meeting to authorize the named proxies to approve one or more adjournments of the Annual Meeting if there are not sufficient votes to adopt and approve the Asset Purchase Agreement or approve the Name Change Charter Amendment at the time of the Annual Meeting. Even though a quorum may be present at the Annual Meeting, it is possible that we may not have received sufficient votes to adopt and approve the Asset Sale and the Asset Purchase Agreement or approve the Name Change Charter Amendment by the time of the Annual Meeting. In that event, we would determine to adjourn the Annual Meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Annual Meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt and approve the Asset Sale and the Asset Purchase Agreement or approve the Name Change Charter Amendment. Any other adjournment of the Annual Meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the Annual Meeting would require the affirmative vote of the holders of a majority of the shares of our outstanding Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. The failure to vote shares of Common Stock would have no effect on the approval of the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the Annual Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the Annual Meeting.

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. Under our amended and restated by-laws, business transacted at the Annual Meeting is limited to matters relating to the purposes stated in the Notice of Annual Meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the Annual Meeting, or at any adjournment of the Annual Meeting, we intend that shares of our outstanding Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR THE INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Asset Sale, the Asset Purchase Agreement and the Name Change Charter Amendment,” “Proposal No 1 – The Asset Sale and the Asset Purchase Agreement,” “The Asset Purchase Agreement”, “Special Risk Considerations You Should Take Into Account In Deciding How To Vote On The Proposal To Sell the Enterprise Business” and “Financial Projections” and in statements containing the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar words or expressions. Forward-looking statements also include the following: (1) statements containing projections of revenues, operating expenses, income (or loss), earnings (or loss) per share, capital expenditures, dividends, capital structure, and other financial items; (2) statements concerning the plans and objectives of SupportSoft management for future operations, including plans or objectives relating to its products or services; (3) statements of future economic performance; (4) statements of the assumptions underlying or relating to any statement described in (1), (2), or (3); (5) any report issued by Thomas Weisel Partners or other outside reviewers retained by SupportSoft, to the extent that the report assesses a forward-looking statement made by SupportSoft; and (6) statements regarding the timing or completion of the Asset Sale. Actual results could differ materially from those predicted by these forward-looking statements.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties as well as assumptions, among other things, about us and economic and market factors. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of SupportSoft. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future developments or otherwise.

Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by forward-looking statements. You should not place undue reliance on any forward-looking statements contained herein, which speak only as of the date of this proxy statement, or, in the case of documents referred to in this proxy statement, as of the respective dates of such documents. These and other factors are discussed in our current filings with the SEC, including SupportSoft’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the failure to satisfy and of the conditions to complete the Asset Sale, including the receipt of the required stockholder approval;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

•	the outcome of any legal proceedings instituted against us and others in connection with the proposed Asset Sale;

•	the failure of the Asset Sale to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the Asset Sale;

•	business uncertainty and contractual restrictions prior to the Asset Sale close;

•	competition generally and the increasingly competitive nature of our industry;

•	the effect of war, terrorism or catastrophic events;

•	stock price and interest rate volatility; and

•	failure to operate our Consumer Business successfully.

The foregoing list and the risks reflected in this proxy statement should not be construed to be exhaustive. Actual results or matters related to the Asset Sale could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the Asset Sale or the impact of the Asset Sale on our results of operations, financial condition, cash flows, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations.

PROPOSAL NO. 1

THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT

The following is a description of the material aspects of the Asset Sale, including background information relating to the proposed terms of the Asset Purchase Agreement. While we believe that the following description covers the material terms of the Asset Sale, the Asset Purchase Agreement and other arrangements between Consona and us, the description may not contain all of the information that is important to you. In particular, the following summary of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the copy of the Asset Purchase Agreement attached to this proxy statement as Annex A and incorporated by reference herein. You should carefully read this proxy statement and the other documents to which we refer, including the Asset Purchase Agreement, for a complete understanding of the terms of the Asset Sale.

Background of the Asset Sale

Our senior management and board of directors periodically review the performance of our enterprise and consumer businesses and our strategies, opportunities, and objectives in the markets in which we operate. In conjunction with those reviews, we assess the short- and long-term prospects of both of our business segments and our company as a whole. We evaluate opportunities to grow our businesses organically and also inorganically, by means of mergers, acquisitions, divestitures, asset sales, and strategic alliances with other companies.

In June 2008, our senior management met internally and discussed a number of strategic alternatives to maximize stockholder value, including without limitation the possibility of separating the Enterprise and Consumer Businesses. Our management discussed these strategic alternatives at length with our board of directors at the next regularly-scheduled meeting of our board of directors in July 2008. In that discussion, our board of directors considered the short- and long-term prospects and strategies for the two businesses and the value of our company as a whole as compared with the potential value of the enterprise and consumer businesses operated separately. Our board of directors instructed our management to continue to evaluate potential strategic alternatives for the Enterprise and Consumer Businesses and to further apprise the board regarding those alternatives.

In August 2008, we met with three potential financial advisors, including Thomas Weisel Partners LLC, or TWP, to evaluate strategic options, including without limitation a potential sale of the Enterprise Business.

From August through October 2008, senior management worked with the potential advisors to develop analyses of the Enterprise Business and its products, strategies for marketing the Enterprise Business, market assessments and valuation ranges, and lists of potential buyers (strategic and financial). Management also worked with potential financial advisors to define possible benefits and effects of separating our two business units, including strategic options for the Consumer Business following a sale of the Enterprise Business.

On October 27, 2008, our board of directors met to discuss at length the potential strategic options for the Enterprise Business, in light of our long-term strategy and prospects for the Enterprise and Consumer Businesses. Senior management and the board discussed the anticipated benefits, risks and effects of a sale of the Enterprise Business, including without limitation the impact on maximizing stockholder value in light of our strategic objectives and plans for the Consumer Business following a sale of the Enterprise Business. TWP discussed with the board the market for an enterprise asset sale, including an overview of potential buyers, valuation ranges, and strategies and timelines for a potential sale process.

Based upon the discussions at the August and October board meetings, including the potential benefits of an enterprise asset sale and opportunities for the two businesses operated separately, we retained TWP as our financial advisor on October 28, 2008 to initiate a process to gauge interest in, and if appropriate, explore a potential transaction for the sale of the Enterprise Business.

From October 2008 through December 2008, under the direction of our board, TWP developed and implemented an orderly process to explore the potential sale of the Enterprise Business and determine if a favorable valuation could be obtained. TWP and our senior management developed materials summarizing the Enterprise Business’s financial performance, projections, products, and strategy. In December 2008, we projected revenue for our Enterprise Business of $37 million in 2009, a decrease of 12.1% from 2008. We and TWP prepared a list of potential buyers, including public and private strategic acquirers and financial and private equity firms. TWP approached 49 potential acquirers with an initial set of materials describing the Enterprise Business generally (but not naming SupportSoft) and a timeline for submission of indications of interest.

On December 18, 2008, TWP informed our board of directors and management of the status of the contacts they had already made or that were scheduled to occur.

Of the 49 parties initially contacted, 17 entered into confidentiality agreements and received additional information about the Enterprise Business, including without limitation enterprise business financial information and projections. Each of the potential acquirers who signed confidentiality agreements was offered the opportunity to meet with our management team and to submit initial indications of interest in buying the Enterprise Business. Our senior management and TWP made presentations to 15 of those potential acquirers.

Included in the list of potential acquirors indicating interest was Battery Ventures, an investor in Consona, with which we entered into a confidentiality agreement on January 12, 2009.

On January 13, 2009, Battery Ventures contacted TWP to indicate that its portfolio company, Consona, would be interested in considering the opportunity. Also on January 13, 2009, Consona entered into a binding extension of the existing confidentiality agreement between Battery Ventures and SupportSoft and commenced due diligence.

Of the 17 potential acquirers who signed confidentiality agreements, 7, including Consona, submitted non-binding initial indications of interest in January 2009.

In January 2009, TWP coordinated a second-phase diligence process, which included a virtual data room containing additional materials about our company and the Enterprise Business, including without limitation information about the Enterprise Business’s customers, products, operations, financial results and projections, employees and intellectual property. We invited 5 of the 7 potential acquirers who had submitted initial indications of interest, including Consona, to participate in the second phase of diligence.

On January 18, 2009, TWP discussed with our board of directors and management the non-binding indications of interest which had been received and a proposed strategy to continue discussions with the potential bidders.

At a telephonic meeting of our board of directors on January 27, 2009, our senior management reviewed with our board of directors the status of the Enterprise Business sale process, including the non-binding indications of interest received from potential acquirers, the progress of the second phase of diligence, and the expected timeline and next steps in the sale process.

During the phase two diligence process, we distributed to the participating bidders fourth quarter 2008 financial results and revised 2009 forecasts for our Enterprise Business. Based on the effects of the degradation in the overall macroeconomic environment on our Enterprise Business, and in particular a reduction in our forecasts for global services and license revenue, we reduced our 2009 Enterprise Business revenue forecast from $37 million to $31 million as more fully described in “Financial Projections” on page 35. TWP spoke with each of the 5 potential acquirers, and in light of the reduced forecast, one of those parties opted to withdraw from the phase two diligence process.

On February 9, 2009, our board of directors met to discuss the progress of phase two of the diligence being conducted by the four remaining potential acquirers. Our senior management reviewed the progress of diligence and document review, the schedule for management meetings with the remaining potential acquirers, the timeline for preparation of asset purchase documents, potential valuations by the bidders, and the bid deadline set for March 13, 2009.

On February 18, 2009, TWP, on our behalf, sent an initial draft of the proposed asset purchase agreement to the potential acquirors.

On March 12, 2009, TWP, on our behalf, sent an initial draft of the proposed disclosure schedules to the asset purchase agreement to the potential acquirors.

On March 13, 2009, second round bids were received from the four remaining potential acquirors. Included with the second round bids from some of the bidders were proposed mark-ups of the draft asset purchase agreement and other transaction documents.

On March 16, 2009, our board of directors met to discuss the transaction process. TWP discussed with our board of directors and our senior management the second round bids received from the four potential acquirors. TWP and our senior management discussed with our board of directors a proposed strategy to continue discussions with the remaining bidders. Our board of directors directed our management to proceed with substantive negotiations with two bidders, Consona and Company B.

On March 17, 2009, our senior management, TWP and Jones Day, our outside legal counsel, held a conference call with Consona, and Cooley Godward Kronish, Consona’s outside legal counsel, to discuss Consona’s proposed revisions to the asset purchase agreement as reflected in the mark-up received with Consona’s second round bid.

On March 19, 2009, our senior management, TWP and Jones Day held additional conference calls with Consona and Cooley Godward Kronish to discuss the proposed terms of the asset purchase agreement and to address certain due diligence items raised by Consona. On March 19, 2009, Cooley Godward Kronish, on behalf of Consona, sent a further mark-up to the asset purchase agreement reflecting revised proposed terms.

On March 23, 2009, our board of directors met to, among other things, discuss the status of negotiations with Consona and the other bidder. The board of directors directed our senior management to continue negotiating with both bidders through the end of the week and to consider granting exclusivity to one party at the end of the week.

Between March 23 and March 26, 2009, numerous conference calls were held between us, TWP and Jones Day, on the one hand, and Consona and Cooley Godward Kronish, on the other hand.

On March 26, 2009, Cooley Godward Kronish, on behalf of Consona, submitted revised drafts of the asset purchase agreement and the other proposed transaction documents. In addition, on March 26, 2009, Jones Day, on our behalf, sent an updated draft of the disclosure schedules to the asset purchase agreement to the bidders.

Between March 17, 2009 and March 27, 2009, we and our legal and financial advisors also continued discussions with the bidders, including Company B (one of the potential bidders).

On March 27, 2009, Company B’s legal advisor, on behalf of Company B, sent us a revised draft of the asset purchase agreement. Throughout the day on March 27, our senior management, TWP and Jones Day held numerous conference calls with the bidders. On March 27, 2009 in the afternoon, our board of directors met to discuss the status of negotiations with Consona and Company B. After discussing the terms proposed by the bidders, the recommendation of our senior management and comments by TWP, our board of directors unanimously approved our entering into an exclusivity agreement with Consona based on the price offered, the terms of the asset purchase agreement, and other factors deemed relevant.

Between March 27 and April 3, 2009, our senior management, representatives of Consona and representatives of TWP, Jones Day and Cooley Godward Kronish continued negotiating various terms and conditions of the Asset Purchase Agreement and related documents and circulated revised drafts of such documents. Also during this period, representatives of Consona continued their due diligence review of the Enterprise Business and its products.

On April 3, 2009, our board of directors convened a telephonic meeting to discuss the proposed terms of the transaction and the proposed Asset Purchase Agreement and related documents. Our senior management and representatives of TWP and Jones Day were also present at the meeting. At the meeting, a representative of Jones Day updated our board of directors with respect to the resolution of the remaining open issues relating to the Asset Purchase Agreement and the related documents. TWP also reviewed with our board of directors an analysis of the proposed transaction from a financial point of view and rendered its oral opinion, which was subsequently confirmed in writing on April 5, 2009, that, based upon and subject to the assumptions and limitations set forth in the written opinion, the aggregate consideration to be received by SupportSoft in connection with the Asset Sale was fair, from a financial point of view and as of the date of the opinion, to SupportSoft. Our board of directors asked numerous questions of management, TWP and Jones Day, and discussed at length the advantages and risks of the proposed transaction that are described in “Reasons for the Asset Sale” below. Following discussion, our board of directors unanimously determined that the Asset Sale and Asset Purchase Agreement were expedient and in the best interests of SupportSoft and our stockholders, unanimously approved the Asset Purchase Agreement and the Asset Sale and recommended that our stockholders adopt and approve the Asset Purchase Agreement and the Asset Sale.

During April 4, 2009 and April 5, 2009, Consona continued its confirmatory due diligence review of the Enterprise Business.

The Asset Purchase Agreement was executed by SupportSoft and Consona on the evening of April 5, 2009.

On the morning of April 6, 2009, prior to commencement of trading on NASDAQ that day, SupportSoft issued a press release announcing the execution of the Asset Purchase Agreement and other matters.

Reasons for the Asset Sale

Our board of directors recommends approving the Asset Sale because we believe that separating the Enterprise Business and the Consumer Business will enhance our potential to maximize value for our stockholders. We believe that focusing on our Consumer Business will permit greater management focus on what we believe to be our greatest opportunity for growth and long-term stockholder value. Operating the businesses separately will better position each business to realize its full potential without any restrictions from the other.

We have been in the enterprise software business since our incorporation in 1997. We launched our Consumer Business in 2007, and in the last two years, our Consumer Business has grown and assumed a more prominent role in our overall financial results and company strategy. In 2007, the Consumer Business accounted for $1.1 million of our revenue; in 2008, our Consumer Business revenue grew to $6.8 million. Including our technical support agents, our Consumer Business now comprises more than two-thirds of our employees.

We believe that the consumer technology support market offers us the opportunity for continuing strong growth in our Consumer Business. According to Parks Associates, the US consumer premium support market is projected to grow from $2.9 billion in 2009 to $5.2 billion in 2012. In light of this large, fragmented and growing market, we believe the premium technology-enabled services offered by our Consumer Business afford us a meaningful opportunity to continue consumer revenue growth and enable short- and long-term value for our stockholders.

The growth experienced by our Consumer Business will require increasing investment of our senior management’s time and focus as we seek to increase revenue, diversify revenue sources, and achieve profitability in that business. The Asset Sale will ensure that 100% of our management’s focus will be on the Consumer Business.

The recent volatility in the global financial markets and macroeconomic environment poses challenges for our Enterprise Business as enterprises generally seek to reduce their IT spending. Last year, our Enterprise Business accounted for $42.1 million of our revenue. For 2009, we forecast revenue in the Enterprise Business of $31 million. There is no guarantee that economic conditions will improve or that the opportunity to find a suitable partner for the Enterprise Business will arise again in the future. The combination of Consona with the Enterprise Business offers the potential for an extended solution offering, a broadened worldwide sales and services presence, greater coverage across numerous industry segments, and cross-selling opportunities across an expanded customer base.

In evaluating the Asset Purchase Agreement and the other transactions contemplated thereby, including the Asset Sale, and recommending that our stockholders adopt and approve the Asset Sale and the Asset Purchase Agreement in accordance with the applicable provisions of Delaware law, our board of directors consulted with our senior management, outside legal counsel and financial advisors. Our board of directors also consulted with outside legal counsel regarding our board of directors’ fiduciary duties, legal due diligence matters, and the terms of the Asset Purchase Agreement and related agreements. Based on these consultations, and the factors and the opinion of TWP discussed below and, in the case of the opinion, attached as Annex B, our board of directors concluded that the Asset Sale was expedient and in the best interests of our stockholders and recommended that our stockholders adopt and approve the Asset Purchase Agreement and the Asset Sale.

The factors that our board of directors considered in reaching its determination included, but were not limited to, the following:

•

the value and the consideration to be received by us pursuant to the Asset Purchase Agreement, including the fact that we would receive an up-front payment without the placement of any funds in escrow;

•	the form of the consideration in the Asset Sale being cash, and the certainty of the value of such cash consideration compared to stock or other possible forms of consideration;

•

financial information concerning our Enterprise Business and Consumer Business (including, without limitation, information relating to the financial condition and prospects of our Enterprise and Consumer Businesses), current industry, economic and market conditions relating to our Enterprise and Consumer Businesses and the possibility that the short- and long-term prospects of the Enterprise Business would continue to decline while the Consumer Business would continue to grow;

•	the financial projections for our Enterprise Business set forth under “Financial Projections” on page 35;

•

the fact that our Consumer Business and the Enterprise Business have grown into two distinct segments and the continued operation of the two businesses together could place certain restrictions on each business, due to strategic, competitive and operational considerations, that may hinder their respective abilities to achieve their goals in the future;

•

the possibility that our Consumer Business’ current and prospective customers, employees and other business partners may prefer to work with our company as a “pure play” provider of technology enabled services for the digital home and small office;

•

the creation of a more focused business model and a clearer investment opportunity for our current and future stockholders and for our continuing employees who hold stock options and other equity in our company;

•	the increased focus our management could place on our growing Consumer business following the Asset Sale;

•	the additional financial flexibility to continue to aggressively grow our Consumer Business, both organically and through additional acquisitions such as our acquisition of YourTechOnline.com in 2008;

•

the strategic review process undertaken by us, which included the retention of recognized financial and outside legal advisors and a solicitation and bid process designed to maximize stockholder value, which ultimately resulted in the agreement with Consona to acquire the Enterprise Business;

•	the fact we held discussions with several other potential acquirers, but none of those potential acquirers submitted written acquisition proposals that were as favorable to us as Consona’s proposal;

•

the financial presentation of our financial advisor, TWP, including its oral opinion delivered to our board of directors on April 3, 2009, and subsequently confirmed in writing on April 5, 2009 (the full text of which is attached as Annex B to this proxy statement) as to the fairness, from a financial point of view and as of the date of the opinion, to us of the aggregate consideration to be received by us in the Asset Sale, as more fully described below under the caption “The Asset Sale—Opinion of Our Financial Advisor” beginning on page 28;

•

the business reputation of Consona and its management, directors and shareholders and its financial resources which our board of directors believed supported the conclusion that a transaction with Consona could be completed relatively quickly and in an orderly manner;

•	the impact of the Asset Sale on our customers, employees, and other business partners;

•

the fact that the Asset Purchase Agreement affords our board of directors flexibility to consider, evaluate and accept superior proposals and alternative transactions in the period after signing and prior to the adoption and approval of the Asset Sale and the Asset Purchase Agreement by our stockholders in accordance with the terms of the Asset Purchase Agreement;

•

the provisions in the Asset Purchase Agreement that any change, effect, occurrence or state resulting from the announcement of the Asset Purchase Agreement or the pendency of the Asset Sale and our failure to meet any projections, budgets, plans or forecasts for any products in the Enterprise Business are excluded from the determination of whether a Material Adverse Effect has occurred that would permit Consona to elect not to consummate the Asset Sale;

•

the reasonable likelihood of the consummation of the Asset Sale in light of the relatively limited conditions to Consona’s obligations to consummate the Asset Sale, including the fact that the consummation of the Asset Sale is not contingent on Consona’s ability to secure financing commitments or third party consents; and

•

the alternatives available if we were not to sell the Enterprise Business to Consona, including independent pursuit of growth of the Enterprise Business, through acquisitions or otherwise, all of which involve meaningful risks and uncertainties and none of which, in the view of our board of directors, were as favorable to us and our stockholders as, nor more favorable to us and our stockholders than, the Asset Sale.

Our board of directors also identified and considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Asset Sale, including:

•

the possibility that the transactions contemplated by the Asset Purchase Agreement, including the Asset Sale, might not be consummated, and the facts that if the Asset Sale is not consummated, (a) our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, (b) we will have incurred significant transaction costs, and (c) the potential negative market perception of our continuing business could potentially result in a loss of customers, business partners, channel partners and employees, any of which may have a material and adverse effect on our stock price and results of operations;

•

the effect of the public announcement of the Asset Sale and the Asset Purchase Agreement, including effects on our sales, customer and channel partner relationships, operating results, stock price, and our ability to attract and retain key management and sales and marketing personnel and technical support agents;

•	the resultant loss of sales and gross profit from the Enterprise Business;

•	the fact that, after the Asset Sale, we will be entirely dependent on the performance of our Consumer Business, which has not been profitable to date;

•	our obligations to provide services to Consona for a period of time following the closing pursuant to the terms of the transition services agreement;

•

the restrictions on the conduct of the Enterprise Business prior to completion of the Asset Sale, requiring us to conduct the Enterprise Business only in the ordinary course, subject to specific limitations or Consona’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Asset Sale;

•

the restrictions on our board of directors’ ability to solicit or engage in discussions or negotiations with a third party regarding alternative transactions, and the requirement that we pay Consona a $600,000 termination fee in certain cases in the event of a termination of the Asset Purchase Agreement;

•	the risk we will not be able to satisfy some or all of the conditions to Consona obligations to consummate the Asset Sale;

•	the risk that we could be exposed to future indemnification payments for a breach or violation of the representations and warranties or covenants contained in the Asset Purchase Agreement;

•

the expectation that a portion the consideration we will receive in connection with the Asset Sale will be subject to certain state and federal taxes, including alternative minimum tax, which we do not expect to be able to offset with our net operating loss carryforwards;

•	the risk that unforeseen liabilities and expenses may be incurred that may limit the ultimate amount of net proceeds from the Asset Sale;

•	the significant costs involved in consummating the Asset Sale, including financial advisory fees, legal, accounting and other costs, which we estimate to be approximately $1.9 million; and

•	the interests that our executive officers and directors may have with respect to the Asset Sale in addition to their interests as stockholders of our company.

After careful and due consideration, our board of directors unanimously concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the Asset Sale were outweighed by the potential benefits of the Asset Sale, and that many of these risks could be managed or mitigated prior to the consummation of the Asset Sale or were unlikely to have a Material Adverse Effect on our company.

The foregoing information and factors considered by our board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by our board of directors. In view of the variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the Asset Sale and the Asset Purchase Agreement. In addition, individual members of our board of directors may have given different weights to different factors. Our board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

Post-Closing Business and Proceeds from the Asset Sale

Upon the closing of the Asset Sale, our board of directors and management will focus their attention on our Consumer Business, which will be our only business after the Asset Sale is consummated. We will continue to pursue our Consumer Business growth strategy of providing services via retail and other channels and directly to the consumer through our website, support.com. We will also investigate possibilities for enhancing our Consumer business that may have been less available to us, due to competitive factors, resource issues, or otherwise, when we operated both the Enterprise Business and the Consumer Business.

Our goals following the conclusion of the Asset Sale will be to continue to grow and diversify revenue in our Consumer Business while driving to achieve profitability and to improve service delivery efficiency. To achieve growth, our plan is to enhance our channel partners and expand our service offerings. With respect to channels, we are seeking to expand existing programs, convert our most promising pilots into full programs, add new partners and grow our direct support.com business. We aim to diversify revenue by expanding smaller programs, developing partnerships with additional companies through which our offerings can reach consumers and growing our direct business. With respect to service offerings, we recently introduced subscription-based offerings at support.com and began offering them through channel partners in early 2009. We have also introduced new services such as online backup and data migration, and plan to continue to expand our offerings to include educational services and support for additional devices.

We aim to improve service delivery efficiency in the Consumer segment by optimizing our service delivery operations through increased automation, process improvement, performance management, improved forecasting, revenue scale and labor cost optimization. We are focusing a substantial part of our research and development activities on technology that increases the efficiency and improves the effectiveness of our technical support agents. To date, these activities have been focused on our Solutions Toolkit, an integrated set of tools for delivery of premium technology services, and we have an extensive roadmap for these technologies. In addition, we have introduced significant process improvements into our service delivery operations and augmented our call center management team to drive efficiency gains and productivity increases, and we expect to continue these efforts. We also expect improved forecasting and revenue scale to enable resource optimization. To further enhance service delivery efficiency, we are exploring a number of means of optimizing labor costs.

In addition to the foregoing, to achieve our goal of making the Consumer Business profitable, we will seek to reduce certain costs, including aligning our infrastructure and overhead to match the smaller size of our company after the completion of the Asset Sale. We also expect to review our compensation structure. Because we plan to manage the Consumer Business toward profitability while our business is in growth mode, we will consider balancing our compensation strategy in favor of more long-term equity incentive compensation rather than short-term cash incentives. Our board of directors and management will work closely with our advisers to define and implement specific compensation strategies.

We expect to continue to explore both organic and inorganic growth opportunities in our Consumer Business. In particular, we may acquire complementary companies that can contribute to the strategic, operational and financial performance of our Consumer Business. In the event that we are unable to identify suitable acquisition targets that are appropriately valued, we will evaluate other possible uses of our available cash reserves consistent with the best interests of our stockholders.

Recommendation of Our Board of Directors

After careful consideration, our board of directors has unanimously (i) adopted and approved the Asset Purchase Agreement and (ii) determined the Asset Sale to be expedient and in the best interests of the Company and our stockholders, and recommended to our stockholders that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, be adopted and approved by our stockholders.

The Board of Directors unanimously recommends a vote “FOR” the adoption and approval of the Asset Sale and the Asset Purchase Agreement.

Opinion of Our Financial Advisor

In October 2008, we retained TWP to act as our exclusive financial advisor in connection with the possible sale of the Enterprise Business. On April 3, 2009, TWP delivered to our board of directors its oral opinion that, as of that date, the consideration to be received by us in the Asset Sale was fair to us from a financial point of view. TWP later delivered its written opinion dated April 5, 2009, confirming its oral opinion.

Our board of directors determined the consideration we would receive in the Asset Sale through negotiations with Consona. We did not impose any limitations on TWP with respect to the investigations made or procedures followed in rendering its opinion.

The full text of the written opinion that TWP delivered to our board of directors is attached as Annex B to this proxy statement. You should read this opinion carefully and in its entirety. The following summary of the TWP opinion is provided for your review. This summary is qualified in its entirety by reference to the full text of the opinion.

TWP’s opinion was approved by its fairness committee. TWP has directed its opinion to our board of directors in its consideration of the Asset Sale and its opinion is not a recommendation to you as to how you should vote with respect to the Asset Sale. The opinion addresses only the financial fairness of the consideration to be received by us as of the date of the opinion. It does not address the relative merits of the Asset Sale or any alternatives to the Asset Sale. Further, it does not address our underlying decision to proceed with or effect the Asset Sale.

In connection with its opinion, TWP, among other things:

(1)	reviewed certain publicly available financial and other data with respect to us and the Enterprise Business, including certain consolidated financial statements and certain other relevant financial and operating data relating to us and the Enterprise Business made available from published sources and from our internal records;

(2)	reviewed the financial terms and conditions of the Asset Purchase Agreement;

(3)	compared the Enterprise Business from a financial point of view with certain other companies which TWP deemed to be relevant;

(4)	considered the financial terms, to the extent publicly available, of selected recent business combinations which TWP deemed to be comparable, in whole or in part, to the Asset Sale;

(5)	reviewed and discussed with representatives of our management certain information of a business and financial nature regarding the Enterprise Business, furnished to TWP by our management, including certain financial forecasts and related assumptions of the Enterprise Business;

(6)	made inquiries regarding and discussed the Asset Sale and the draft Asset Purchase Agreement and other matters related thereto with our counsel; and

(7)	performed such other analyses and examinations as TWP have deemed appropriate.

In preparing its opinion, TWP did not assume any responsibility to independently verify, and has not independently verified, the information referred to above. Instead, with our consent, TWP relied on the information being accurate and complete in all material respects. With respect to the financial forecasts of the Enterprise Business provided to TWP by our management, upon the advice of our management and with the consent of our management, TWP assumed for purposes of its opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of our management at the time of preparation as to the future financial performance of the Enterprise Business and that they provide a reasonable basis upon which TWP could form its opinion. TWP also made the following assumptions, in each case with our consent:

•

that there have been no material changes in the assets, financial condition, results of operations, business or prospects of us or the Enterprise Business since the respective dates of the last financial statements made available to TWP;

•

that the Asset Sale will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations; and

•

that the Asset Sale will be consummated in accordance with the terms described in the Asset Purchase Agreement, without any amendments thereto, and without waiver by us of any of the conditions to our obligations thereunder.

In addition, for purposes of its opinion:

•

TWP has not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Enterprise Business, nor was TWP furnished with any such appraisals; and

•

The TWP opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to TWP as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, TWP has not assumed any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses performed by TWP in connection with providing its opinion to our board of directors. Some of the summaries of financial analyses performed by TWP include information presented in tabular format. In order to fully understand the financial analyses performed by TWP, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by TWP.

Selected Company Analysis. Based on public and other available information, TWP calculated the multiples of enterprise value, which TWP defined as equity value plus debt less cash and cash equivalents, to calendar year revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) for software companies with a similar financial position who were challenged by growth or scale as well as, in some cases, similar end-market exposure. TWP believes that the nine companies listed below have operations similar to some of the operations of the Enterprise Business, but noted that none of these companies have the same management, composition, size or combination of businesses as the Enterprise Business:

•	ActivIdentity Corporation

•	Borland Software Corporation

•	Chordiant Software, Inc.

•	i2 Technologies, Inc.

•	Kana Software Inc.

•	Openwave Systems, Inc.

•	Pervasive Software Inc.

•	QAD Inc.

•	Vignette Corporation

The following table sets forth the multiples indicated by this analysis:

Enterprise value to:	Range of Multiples(1)
Actual 2008 Revenues	0.13x – 0.35x
Actual 2008 EBITDA	3.5x – 4.5x
Estimated 2009 Revenues	0.12x – 0.41x
Estimated 2009 EBITDA	2.3x – 3.9x

(1)	Reflects Low – Median

While the selected company analysis compared the Enterprise Business to nine companies in similar financial position, TWP did not include every company that could be deemed to be in this category, or in the specific sector of the software industry in which the Enterprise Business participates.

The following table sets forth the implied multiples indicated by the enterprise value of the consideration to be received by us in connection with the Asset Sale:

Enterprise value to:	Implied Multiples
Actual 2008 Revenues	0.48x
Actual 2008 EBITDA	2.7x
Estimated 2009 Revenues	0.64x
Estimated 2009 EBITDA	2.9x

Selected Transactions Analysis. Based on public and other available information, TWP calculated where available: (1) the multiples of enterprise value to last twelve month’s (“LTM”) revenues and (2) enterprise value to next twelve months (“NTM”) revenues for the following 16 comparable transactions selected based on having a similar financial position to the Enterprise Business. TWP paid particular attention to the June 16, 2008 sale of Motive to Alcatel-Lucent as they felt it was the most relevant transaction:

Announcement Date	Name of Target	Name of Acquiror
06/16/08	Motive	Alcatel-Lucent

03/13/06	Artemis International Solutions	Versata

04/11/06	Portal	Oracle

05/24/06	DCS Group	Reynolds & Reynolds

06/05/06	Onyx Software	Made2Manage

08/28/06	InterVideo Inc.	Corel Corp.

09/21/06	Vitria Technology	Innovation Technology Group

05/03/07	EasyLink Services	Internet Commerce

08/13/07	Gensym	Versata

10/02/07	Printronix	Vector Capital

02/20/08	SYS	Kratos

05/02/08	Alliance Data Systems, Network Services	Heartland Payment Systems

05/29/08	Kintera	Blackbaud

10/22/08	JupiterImages	Getty Images

11/14/08	Vanco Direct	Capital Growth Systems

12/07/08	Quaero	CSG Systems

The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed Asset Sale:

Enterprise value to:	Range of Multiples(1)	Proposed Transaction
LTM Revenues	0.30x – 0.89x	0.48x
NTM Revenues	0.64x – 0.90x	0.64x

(1)	Reflects Low – Median

No company or transaction in the selected company or selected transactions analyses is identical to the Enterprise Business or the Asset Sale. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Enterprise Business and the Asset Sale are being compared.

Discounted Cash Flow Analysis. TWP used financial cash flow forecasts of the Enterprise Business for fiscal year 2009 and projections for fiscal years 2010 through 2012 estimated by TWP in consultation with our management, to perform a discounted cash flow analysis for the Enterprise Business. The projected 2009 through 2012 cash flows were calculated using a range of rates of revenue decline from 0% to 20% with constant EBIT (earnings before interest and taxes) multiples, constant asset depreciation rates and capital expenditures set equal to depreciation. In conducting this analysis, TWP assumed that the Enterprise Business would perform in accordance with these forecasts. TWP estimated the terminal value of the projected cash flows by applying multiples to the estimated 2012 EBITDA, which multiples ranged from 2.5x to 4.0x. TWP then discounted the cash flows projected through 2012 and the terminal values to present value using a 15.0% rate. This analysis indicated a range of equity values from $13.2 million to $26.7 million.

Liquidation Analysis. TWP used projected forecasts of the software-maintenance revenue stream for fiscal year 2009 and estimates for fiscal year 2010 and beyond to perform a liquidation analysis assuming a discontinuation of all revenues and expenses of the Enterprise Business other than those affiliated with software-maintenance revenue. Based on discussions with management the analysis assumed $1.6 million in 2009 restructuring costs, a reduction in annual facility costs by 50% beginning in 2010 and an allocation to the Enterprise Business of tech support, general and administrative and depreciation and amortization costs. Based on maintenance renewal rates ranging from 90.0% to 75.0% and a rate of 15.0% used to discount the future cash flows to their present value, the analysis indicated a range of values from $7.5 million to $13.8 million.

The foregoing description is only a summary of the analyses and examinations that TWP deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by TWP. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Accordingly, TWP believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to us. In addition, TWP may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of TWP with respect to the actual value of the Enterprise Business.

In performing its analyses, TWP made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by TWP are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by TWP with respect to the financial fairness of the consideration to be received by us pursuant to the Asset Sale as of the date of TWP’s opinion, and were provided to us in connection with the delivery of the TWP opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, TWP’s opinion and presentation were among the many factors that our board of directors took into consideration in making its determination to approve, and to recommend that our stockholders approve the Asset Sale.

We have agreed to pay TWP an aggregate fee of $1,250,000 that is contingent on the completion of the Asset Sale. In addition, we agreed to pay TWP an engagement fee of $100,000 on October 28, 2008 and a transaction fee upon delivery of its fairness opinion in connection with a sale of the Enterprise Business of $250,000, all of which is creditable against the aggregate fee above. Our board of directors was aware of this fee structure and took it into account in considering the TWP opinion and in approving the Asset Sale. Further, we have agreed to reimburse TWP for its reasonable out-of-pocket expenses and to indemnify TWP, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, TWP may actively trade our equity securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Other Agreements and Transactions Related to the Asset Sale

Transition Services Agreement

Pursuant to the Asset Purchase Agreement, we have agreed to enter into a transition services agreement with Consona pursuant to which we shall provide certain transitional, administrative and support services to Consona on a short-term basis following the closing of the Asset Sale.

Intellectual Property License Agreement

Pursuant to the Asset Purchase Agreement, we have agreed to enter into an intellectual property license agreement with Consona pursuant to which we will agree to license certain intellectual property rights which may be useful in the Enterprise Business to Consona and Consona will agree to license back to us certain intellectual property that is being sold pursuant to the Asset Sale.

Trademark Agreement

Pursuant to the Asset Purchase Agreement, we have agreed to enter into a trademark agreement pursuant to which we will agree with Consona to terms relating to the usage and registration of certain trademarks (i) being assigned to Consona pursuant to the Asset Sale and (ii) being retained by us.

Subleases

Pursuant to the Asset Purchase Agreement, we have agreed to enter into certain sublease agreements pursuant to which certain space in India will be leased back to us and certain space in Redwood City will be leased to Consona, in each case, on a short term basis.

Interests of Our Directors and Executive Officers in the Asset Sale

In considering the recommendation of our board of directors with respect to the Asset Sale, our stockholders should be aware that some of our directors and executive officers may have personal interests in the Asset Sale that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the Asset Sale.

Severance Agreement

On April 6, 2009, we amended and restated the employment offer letter of Michael Sayer, our Executive Vice President, General Manager Enterprise, to provide that a $250,000 lump sum payment and continued health care coverage may be provided to Mr. Sayer under certain circumstances following the closing of an Enterprise Sale (as such term is defined in the amended and restated employment offer letter) as more fully described in the amended and restated employment offer letter. The Asset Sale will qualify as an Enterprise Sale for purposes of the amended and restated employment offer letter. A copy of the amended and restated employment offer letter has been filed with the SEC with a Current Report on Form 8-K on April 6, 2009.

In the event that the Asset Sale does not close and Mr. Sayer’s employment with us is terminated without cause not in connection with an Enterprise Sale (as such term is defined in the amended and restated employment offer letter), Mr. Sayer will be entitled to severance in an amount equal to $125,000 as of the date of the termination of employment pursuant to the terms of his amended and restated employment offer letter.

Dissenters’ Rights

You will not experience any change in your rights as a stockholder as a result of the Asset Sale. None of Delaware law, the Charter or our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Asset Sale, and we do not intend to independently provide stockholders with any such right. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with the Asset Sale. Our shares of Common Stock will remain publicly traded on the Nasdaq Global Select Market following the closing of the Asset Sale.

Accounting Treatment of the Asset Sale

Under accounting principles generally accepted in the United States of America, upon stockholder adoption and approval of the Asset Sale and the Asset Purchase Agreement, we expect to reflect the results of operations of the Enterprise Business as discontinued operations, including the related anticipated gain on the sale, net of any applicable taxes, commencing with the quarter during which the Asset Sale is approved by the stockholders. For further information, see the unaudited pro forma condensed financial information included in this proxy statement.

Financing; Source and Amount of Funds

The Asset Sale is not conditioned on Consona’s ability to obtain financing.

MATERIAL U.S. FEDERAL, STATE AND FOREIGN INCOME TAX CONSEQUENCES

The Asset Sale will not result in any material U.S. federal income tax consequences to our stockholders. The transaction will be a taxable event to SupportSoft for U.S. state and federal income tax purposes. The Asset Sale is expected to result in some federal alternative minimum tax being imposed on SupportSoft in the year of the sale despite our existing tax losses and credits. In addition, SupportSoft expects that all or substantially all of the taxable gain resulting from the Asset Sale will be subject to state income tax, despite our existing tax losses and credits. Furthermore, SupportSoft may be subject to income taxes in foreign jurisdictions on the gain from the Asset Sale in several of the jurisdictions where we maintain foreign subsidiaries. The Asset Sale also may result in SupportSoft being subject to foreign, state or local sales, use or other taxes in jurisdictions in which SupportSoft files tax returns or has assets.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. SupportSoft believes that the Asset Sale is not subject to the Hart Scott Rodino Act Antitrust Improvements Act of 1976 or the reporting and waiting requirements of any other United States antitrust law. We are not aware of other material regulatory approvals.

FINANCIAL PROJECTIONS

SupportSoft’s management does not as a matter of course make public full year projections. However, in connection with the process to test the market for a potential sale of the Enterprise Business, our management provided certain Enterprise Business projections to potential acquirors, including Consona, and TWP, which were based on our management’s projection of our future financial performance as of the date they were provided. We have included below the material portions of these projections, which we refer to as the Projections, to give our stockholders access to certain nonpublic information prepared for purposes of considering and evaluating the Asset Sale. The Projections were prepared by SupportSoft’s management for internal use and to assist TWP, Consona and certain of the other bidders with their respective due diligence investigations of SupportSoft, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles.

Neither SupportSoft’s independent registered public accounting firm, Ernst & Young LLP, nor any other independent accountants have compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. TWP and Consona did not prepare the information in the table below, have no responsibility therefor, and may have varied some of the assumptions underlying such information for purposes of their analyses. Furthermore, the Projections:

•	necessarily make numerous assumptions, many of which are beyond the control of SupportSoft and may not prove to have been, or may no longer be, accurate;

•

except as indicated below, do not necessarily reflect revised prospects for SupportSoft’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that they will be achieved.

We believe the assumptions our management used as a basis for the Projections were reasonable at the time such information was prepared, given the information our management had at the time.

The Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. The future financial results and stockholder value of SupportSoft may materially differ from those expressed in the Projections due to factors that are beyond our ability to control or predict. We cannot assure you that the Projections will be realized or that the future financial results of the Enterprise Business will not materially vary from the Projections. We do not intend to update or revise the Projections.

The Projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 19, “Special Risk Considerations You Should Take Into Account In Deciding How To Vote On The Proposal To Sell the Enterprise Business” on page 37, and the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Projections estimate profitability at the operating income level, including an allocation for general and administrative expenses but exclusive of interest income, other income and expenses, and income taxes. The Projections have also been prepared on a non-GAAP basis, which excludes stock-based compensation, restructuring charges, and amortization of intangible assets.

Non-GAAP Projections (in thousands, except percentages and per share data)

2009 Enterprise Business Projection

Revenue	$31,039
Projected Year over Year Growth	(26)%
Cost of Goods Sold	11,693

Gross Profit	19,347

Operating Expenses	10,424

Pre G&A Profit	8,923

Estimated G&A(1)	2,828

Post G&A Profit	$6,095

(1)	Estimated General & Administrative expenses for a private standalone entity.

In preparing the Projections, SupportSoft made a number of assumptions, including assumptions regarding the following:

•	Revenue growth;

•	Costs and operating expenses; and

•	A lack of future acquisitions for the Enterprise Business.

Non-GAAP Financial Measures

As noted above, the Projections have been prepared on a non-GAAP basis, which excludes stock-based compensation expenses, amortization of intangible assets, and restructuring charges. The following provides our reasons for providing such information on a non-GAAP basis:

General — We believe that the non-GAAP measures, excluding stock-based compensation expenses, when viewed in addition to and not in lieu of our reported GAAP results, assist in the understanding our results of operations.

Stock-based compensation expenses — Management excludes stock-based compensation expense when evaluating its performance from period to period because such expenses do not require cash settlement and because such expenses are not used by management to assess the performance of our business.

Amortization/write-down of intangible assets — We do not acquire businesses on a predictable cycle; therefore management excludes acquisition-related intangible asset amortization and related charges when evaluating its operating performance. We also excludes such charges as they represent non-cash expenses.

Restructuring and impairment charges — We believe the non-GAAP measures, excluding restructuring and impairment charges, provide meaningful supplemental information in order to understand our ongoing operational costs and expenses, without the broad-based termination costs that comprised our restructuring expense. We do not undertake significant restructurings on a predictable basis and, as result, excludes associated charges in order to enable better and more consistent evaluation of the Company’s operating expenses before and after such actions are taken.

SupportSoft uses non-GAAP financial measures internally to evaluate its performance from period to period and against the performance of other software companies, many of which present similar non-GAAP financial measures. We also believe that investors benefit from seeing “through the eyes of management” as our operating budgets and compensation programs are based on the non-GAAP financial measures we present in this press release.

Finally, SupportSoft believes the non-GAAP measures provide useful supplemental information for investors to evaluate our operating results in the same manner as the research analysts that follow SupportSoft, all of whom present non-GAAP projections in their published reports. As such, the non-GAAP measures provided by SupportSoft facilitate an “apples to apples” comparison of our performance with the financial projections published by the analysts.

The economic substance behind our decision to use such non-GAAP measures is that such measures approximate our controllable operating performance more closely than the most directly comparable GAAP financial measures.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of our activities and reliance solely on non-GAAP measures may lead management to make business decisions with unanticipated economic consequences on our GAAP financial results. We compensate for this limitation by not relying exclusively on non-GAAP financial measures to make business decisions. We also continuously reevaluate which non-GAAP measures are appropriate.

SPECIAL RISK CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT IN DECIDING HOW TO VOTE ON THE PROPOSAL TO SELL THE ENTERPRISE BUSINESS

You should carefully consider the special risk considerations described below as well as other information provided to you or referenced in this document in deciding how to vote on the proposal to sell the Enterprise Business. The special risk considerations described below are not the only ones facing us. For a discussion of additional risk considerations, we refer to you the documents we file from time to time with the Securities and Exchange Commission, particularly our Form 10-K for the fiscal year ended December 31, 2008. Additional considerations not presently known to us or that we currently believe are immaterial may also adversely affect our business operations. If any of the following special risk considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common shares could decline, and you may lose all or part of your investment.

Special Risk Considerations Regarding the Proposal to Sell the Enterprise Business

If we fail to complete the sale of the Enterprise Business, our business may be harmed.

We cannot assure you that the sale of our Enterprise Business will be completed. The completion of the sale of the Enterprise Business is subject to the satisfaction of a number of conditions, including, among others, the requirement that we obtain stockholder approval of the Asset Sale. In addition, Consona may terminate the agreement if we do not cure breaches, if any, of a material provision of the Asset Purchase Agreement within 20 days of notice of such breach. We cannot guarantee that we will be able to meet all of the closing conditions of the Asset Purchase Agreement. If we are unable to meet all of the closing conditions, Consona is not obligated to purchase the Enterprise Business. We also cannot be sure that other circumstances, for example, a Material Adverse Effect, will not arise that would allow Consona to terminate the Asset Purchase Agreement prior to closing. If the Asset Sale is not approved or does not close, our board of directors will be forced to evaluate other alternatives, which may be less favorable to us than the proposed sale of the Enterprise Business.

As a result of our announcement of the sale of our Enterprise Business, third parties may be unwilling to enter into material agreements with respect to our Enterprise Business. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such new relationships are likely to be more stable. Employees working in the Enterprise Business may become concerned about the future of the business and lose focus or seek other employment. If we fail to complete the Asset Sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. In addition, if we fail to complete the proposed Asset Sale, we will retain and continue to operate the Enterprise Business. The resultant potential for loss or disaffection of employees or Enterprise Business customers would have a material, negative impact on the value of our Enterprise Business.

In addition, if the Asset Sale is not consummated, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

You are not guaranteed any of the proceeds from the sale of the Enterprise Business.

The purchase price for the assets of the Enterprise Business will be paid directly to our company. Management could spend or invest the net proceeds from the sale of the Enterprise Business in ways with which our stockholders may not agree, including acquisitions. The investment of these proceeds may not yield a favorable return.

The Asset Purchase Agreement may expose us to contingent liabilities.

Under the Asset Purchase Agreement, we agreed to indemnify Consona for breaches or violations of any representation, warranty, covenant or agreement made by us in the Asset Purchase Agreement, for pre-closing and other liabilities related to the Enterprise Business, and for other matters, subject to certain limitations. Significant indemnification claims by Consona could have a material adverse effect on our financial condition. We will generally not be obligated to indemnify Consona for any breach of the representations and warranties made by us under the Asset Purchase Agreement until the aggregate amount of claims for indemnification for such breach exceeds $200,000 (except in the event of a breach of the sufficiency of purchased assets representation, in which case we will not be obligated to indemnify Consona for any breach of such representation until the aggregate amount of such claims exceeds $50,000, but we are then obligated to indemnify Consona for the full amount of such losses). In the event that claims for indemnification for breach of the representations and warranties made by us under the Asset Purchase Agreement exceed the stated threshold, we may be obligated to indemnify Consona for any damages or loss resulting from such breach in an amount not to exceed $2,000,000. Claims for indemnification for breach of any covenant, agreement or other matter made by us in the Asset Purchase Agreement, including claims for excluded liabilities, or claims for fraud or intentional misrepresentation, are not subject to the limits described above.

Special Risk Considerations Regarding the Remaining Consumer Business Assuming the Enterprise Business is Sold

Our Enterprise Business has historically generated a substantial portion of our revenue. After its sale we will be a much smaller company, and in order to succeed as a smaller company after the sale, we will need to achieve profitability of our Consumer Business.

We will be selling our entire Enterprise Business which has historically been the source of a substantial portion of our revenue. For the fiscal year ended December 31, 2008, our Enterprise Business segment accounted for $42.1 million of our total revenues of $48.9 million while our Consumer Business segment accounted for only $6.8 million of our total revenues. We may invest a portion of the net proceeds of this transaction to grow our Consumer Business. There is no guarantee that we will be able to achieve sustained growth or profitability in our Consumer Business or in new business opportunities we may pursue.

Our Consumer Business is generating losses, has a limited operating history and is based on a relatively new business model.

Our Consumer Business is a technology-enabled services business that was launched in 2007 to provide consumers with assistance in resolving technology problems. Prior to January 2008, we operated our business in only one segment, the Enterprise Business segment. We are executing a plan to extend our Consumer Business by providing premium technology services to consumers both through channel partners and directly. We may not be able to continue to offer these services successfully. We have limited experience in reaching or serving consumers and in managing technical support agents. All of our North American technical support agents are now home-based, which requires a high degree of coordination and quality control of employees working from diverse and remote locations. We are currently experiencing losses in our Consumer Business and we expect to continue to use significant cash and incur increased operating expenses to support this initiative, including costs associated with recruiting, training and managing our technical support agents, costs to develop and acquire technology and infrastructure to support our Consumer Business, promotional costs associated with reaching consumers, and costs of obtaining personnel with the necessary consumer expertise. These investments, which typically are made in advance of revenue, may not yield increased revenue to offset these expenses. As a result of these factors, the future revenue and income potential of our Consumer Business is uncertain. Any evaluation of our Consumer Business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in our early stage of development. Some of these risks and uncertainties relate to our ability to do the following:

•	maintain our current relationships, and develop new relationships, with customers, channel partners and employees;

•	continue to grow our revenue and meet anticipated growth targets;

•	manage our expanding operations and implement and improve our operational, financial and management controls;

•	adapt to industry consolidation;

•	successfully introduce new, and upgrade our existing, products and services for consumers;

•	respond to government regulations relating to our Consumer Business;

•	respond effectively to competition; and

•	attract and retain qualified management and employees.

If we are unable to address these risks, our business, results of operations and prospects could suffer.

We will be a very small public company with a large cash balance.

Once the Asset Sale is completed, we will remain a publicly traded company and will continue to be subject to SEC and Nasdaq rules and regulations, including the Sarbanes-Oxley Act of 2002. While all public companies face the costs and burdens associated with being publicly traded, given the size of our consumer-focused company, the costs and burden of being a public company will be a significant portion of our annual revenues. In addition, given our size and the fact that the sole focus of our business will be our Consumer Business, our management will have an even greater expectation from stockholders and industry analysts to produce improved quarterly financial results for our Consumer Business as compared to the periods prior to the Asset Sale when the diversity of our revenue streams could enable one of our segments to offset weakness in the other segment. After giving effect to the Asset Sale, our cash balance will increase. In the past our market capitalization has been lower than our cash balance. If these dynamics continue, we may be a take-over target in the future. This might cause distractions for our management and our board of directors and might otherwise prevent us from executing on our strategy for the Consumer Business to build long term stockholder value.

We may make acquisitions in the Consumer Business that may not prove successful.

We may not be able to identify suitable acquisition candidates at prices we consider appropriate. If we do identify an appropriate acquisition candidate, we may not be able to successfully and satisfactorily negotiate the terms of the acquisition. Our management may not be able to effectively implement our acquisition program and internal growth strategy simultaneously. The integration of acquisitions involves a number of risks and presents financial, managerial and operational challenges. We may have difficulty, and may incur unanticipated expenses related to, integrating management and personnel from these acquired entities with our management and personnel. Our failure to identify, consummate or integrate suitable acquisitions could adversely affect our Consumer Business. We cannot readily predict the timing, size or success of our future acquisitions. Failure to successfully integrate recent acquisitions or future acquisitions could have a material adverse effect on our business, prospects, financial condition and results of operations.

Economic or market factors could cause a decline in consumer spending for technology services, adversely affecting our financial results.

Our revenue and profitability depend on the overall demand for our services. Delays or reductions in demand for our services by consumers could materially adversely affect our financial results. If the markets for computers and electronic products and demand for our Consumer Business products and services continue to decline, our business, results of operations or financial condition could be materially adversely affected.

ASSET PURCHASE AGREEMENT

The following is a summary of the material terms of the Asset Purchase Agreement. This summary does not purport to describe all the terms of the Asset Purchase Agreement and is qualified by reference to the complete Asset Purchase Agreement, which is attached as Annex A to this proxy statement. We urge you to read the Asset Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this proxy statement, is the legal document that governs the Asset Sale.

The terms of the Asset Purchase Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Asset Sale. The Asset Purchase Agreement contains representations and warranties that SupportSoft, on the one hand, and Consona, on the other hand, made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to consummate the Asset Sale and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, certain representations and warranties relate to information that is not known currently by either party and have been negotiated such that the risk that such representations or warranties are ultimately shown to not be true is allocated between the parties.

In addition, such representations and warranties are qualified by information in confidential disclosure schedules that SupportSoft and Consona have exchanged in connection with signing the Asset Purchase Agreement. While SupportSoft does not believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Asset Purchase Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain certain information that has been included in our prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

General

Under the terms of the Asset Purchase Agreement, Consona has agreed to purchase the Enterprise Business. Pursuant to the terms of the Asset Purchase Agreement, upon the closing of the Asset Sale, Consona will make a cash payment of $20,000,000 to us, subject to the possible adjustment described below.

If the closing of the Asset Sale occurs after June 30, 2009, we and Consona have agreed to reduce the cash purchase price to the extent that, at any time during the period from June 30, 2009 to the closing date, we receive payments from certain of our customers with respect to specific invoices identified on a schedule to the Asset Purchase Agreement. The cash purchase price shall be reduced for each such payment by an amount equal to the difference between (A) the product of (i) the aggregate amount of such payment actually received by us from such customer with respect to such invoice multiplied by (ii) a fraction with a numerator equal to 365 minus the number of days that have elapsed from the beginning of the applicable maintenance period pursuant to our contract with such customer (or, from June 1, 2009, as to one of the customers) to the date we actually receive payment from such customer and a denominator equal to 365 and (B) any sales commissions we actually paid in respect of such payment received from such customer (not to exceed 5% of the amount of the payment and excluding commissions paid in the ordinary course of business). The intent of this formula is to ensure that Consona receives the benefit of the cash payment from these contracts in the event the closing of the Asset Sale is delayed beyond June 30, 2009. If the Asset Sale is closed prior to June 30, 2009, Consona will receive the full benefit of such payments since we have agreed to assign the relevant customer contracts to Consona pursuant to the Asset Purchase Agreement and the payments would, according to historical customer payout patterns, be received after June 30, 2009. We have agreed with Consona that the aggregate amount of such adjustments described above, if any, shall be computed and that we shall deliver a certificate to Consona prior to the closing date setting forth the total amount of such adjustments. The adjustment amount, if any, will be deducted from the $20,000,000 purchase price. Therefore, if the closing of the Asset Sale does not occur until after June 30, 2009, the amount we actually receive at the closing as the cash purchase price may be less than $20,000,000. In the event the closing of the Asset Sale occurs on or prior to June 30, 2009, there will be no adjustment to the $20,000,000 cash purchase price.

Closing

Closing of the Asset Sale under the Asset Purchase Agreement will occur within three business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated thereby, including the adoption and approval of the Asset Sale and the Asset Purchase Agreement by the holders of a majority of our common stock outstanding on the Record Date, or at such other time as we and Consona may agree upon in writing.

Representations and Warranties

The Asset Purchase Agreement contains a number of customary representations and warranties applicable to us, subject in some cases to customary qualifications, relating to, among other things, the following:

•	valid existence and good standing, and other corporate matters regarding us;

•	authorization, valid execution and delivery, and enforceability of the Asset Purchase Agreement;

•	binding effect of the Asset Purchase Agreement and the other agreements contemplated thereby;

•	conflicts or violations under charter documents, contracts and instruments or law;

•	title to property and purchased equipment and sufficiency of the purchased assets;

•	compliance with governmental permits;

•	real estate related to the Enterprise Business;

•	compliance with laws and absence of material litigation;

•	labor and employment matters related to the Enterprise Business;

•	material contracts related to the Enterprise Business;

•	segment financial information related to the Enterprise Business;

•	absence of certain changes related to the Enterprise Business;

•	intellectual property matters related to the Enterprise Business;

•	taxes;

•	customers and suppliers related to the Enterprise Business;

•	contracts with affiliates;

•	brokers’ or finders’ fees, and other fees with respect to the Asset Sale;

•	our board of director’s approval of the Asset Sale and the Asset Purchase Agreement;

•	information contained in this proxy statement; and

•	warranty and product liability claims.

Certain representations and warranties in the Asset Purchase Agreement provide exceptions for items that are not reasonably likely to have a “ Material Adverse Effect.” For purposes of the Asset Purchase Agreement, a “ Material Adverse Effect” means a change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, either individually or when aggregated with all other changes, effects, events, occurrences or states of facts, materially adverse to (i) the business, condition (financial or otherwise) or results of operations of the Enterprise Business, (ii) the assets being purchased and the liabilities being assumed by Consona pursuant to the Asset Purchase Agreement, or (iii) our ability to consummate the transactions contemplated by the Asset Purchase Agreement, in each case other than any change, effect, occurrence or state of facts resulting from:

•	conditions in the United States or foreign economies, banking or securities markets;

•	conditions in the industry in which the Business operates in general and not specifically relating to the Business;

•

changes or developments in international, national, regional, state or local wholesale or retail markets for any product that has similar specification as the Enterprise Business products, including enhancements, modifications, evolutions or combinations of or with such products, including those due to actions by competitors;

•

the announcement or pendency of the transactions contemplated by the Asset Purchase Agreement (including any action or inaction by our or our subsidiary’s customers, suppliers, distributors, employees or competitors resulting from the announcement or pendency of the transactions contemplated by the Asset Purchase Agreement or from any action by Consona related to such transactions, including its decision whether or not to employ any or all of our employees who work exclusively for the Enterprise Business);

•	any failure to meet any projections, budgets, plans or forecasts for any products;

•

the undertaking, performance or observance of the obligations contemplated by the Asset Purchase Agreement or the failure to take any action as a result of restrictions or other prohibitions set forth in the Asset Purchase Agreement;

•	changes in generally accepted accounting principles or any law; or

•	Consona’s failure to consent to our request to take an action prohibited or omit to take any action required by the interim operating covenant section of the Asset Purchase Agreement.

The Asset Purchase Agreement also contains a number of customary representations and warranties applicable to Buyer, subject in some cases to customary qualifications, relating to, among other things, the following:

•	valid existence and good standing, and other corporate matters of Consona;

•	authorization, valid execution and delivery, and enforceability of the Asset Purchase Agreement;

•	binding effect of the Asset Purchase Agreement and the other agreements contemplated thereby;

•	conflicts or violations under charter documents, contracts and instruments or law;

•	brokers’ or finders’ fees, and other fees with respect to the Asset Sale;

•	sufficiency of funds;

•	information contained in this proxy statement; and

•	independent assessment of the Enterprise Business.

Indemnification; Survival of Indemnification Obligations

After closing of the Asset Sale, we have agreed to indemnify and hold Consona and its affiliates harmless from any loss arising out of (i) any breach of representations and warranties by us, (ii) breaches by us of any covenants or agreements made or to be performed by us under the Asset Purchase Agreement, (iii) any excluded liabilities under the Asset Purchase Agreement, or (iv) any claims with respect to, or arising out of, any of our employees in connection with any employment benefit plan or such employee’s employment or termination of employment with us, including liabilities arising under employment benefit plans or otherwise arising out of our termination of employees prior to the closing date. In general, we are required to indemnify Consona for any indemnifiable losses arising out of a breach of our representations or warranties, subject to certain exceptions, for a period of 12 months following the closing date of the Asset Sale. In general, we are not obligated to make Consona whole for any losses suffered as a result of a breach of our representations and warranties until Consona suffers losses in excess of $200,000, at which point we are obligated to indemnify Consona only for such losses in excess of $200,000 (except in the event of a breach of the sufficiency of purchased assets representation, in which case we will not be obligated to indemnify Consona for any breach of such representation until the aggregate amount of such claims exceeds $50,000, but we are then obligated to indemnify Consona for the full amount of such losses), subject to limitations set forth below. In addition, our liability for any claim for indemnification brought by Consona based upon a breach of a representation or warranty is limited to $2,000,000. Claims for (i) fraud or intentional misrepresentation, (ii) breaches of agreements and covenants and (ii) liabilities excluded by Consona under the Asset Purchase Agreement, are not subject to the limitations on indemnification set forth above, and Consona may proceed directly against us for any such claims.

After closing of the Asset Sale, Consona has agreed to indemnify and hold us and our affiliates harmless from any loss arising out of (i) any breach of representations and warranties by Consona, (ii) breaches by Consona of any covenants or agreements made or to be performed by it under the Asset Purchase Agreement, (iii) any liability assumed by Consona under the Asset Purchase Agreement, or (iv) any liabilities of Consona with respect to, or arising out of, the employment by Consona or the termination of employment by Consona of any employees being transferred from us to Consona in connection with the Asset Sale. In general, Consona is not obligated to make us whole for any losses arising out of a breach of Consona’s representations and warranties until we suffer losses in excess of $200,000, at which point Consona is obligated to indemnify us only for such losses in excess of $200,000, subject to limitations set forth below. In addition, Consona’s liability for any claim for indemnification brought by us based upon a breach of a representation or warranty by Consona is limited to $2,000,000. Claims for (i) fraud or intentional misrepresentation, and (ii) breaches of agreements and covenants, are not subject to the limitations on indemnification set forth above, and we may proceed directly against Consona for any such claims.

Covenants and Agreements

Under the Asset Purchase Agreement, we have agreed to abide by certain customary covenants prior to the closing of the Asset Sale or the earlier termination of the Asset Purchase Agreement. Among others, these covenants include an agreement to not take any of the following actions related to the Enterprise Business without the written consent of Consona:

•

declare or pay any non-cash dividend of any of the assets being sold to Consona or make any other non-cash payment or distribution of such assets in respect of our capital stock or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire any of our capital stock or other equity interests in exchange for such assets;

•

license any of the intellectual property being purchased by Consona to any third party except for non-exclusive, object code only, end-user licenses granted to customers in the ordinary course of business consistent with past practices;

•

except in the ordinary course of business (i) terminate, materially extend, materially modify or assign any contract being assigned to Consona (or enter into any new agreement of such type); (ii) fail to perform, in the ordinary course of business consistent with past practice, our obligations under all such contracts and other obligations to be included as part of the purchased assets and assumed liabilities or (iii) grant any release or relinquishment of any material rights under any such contract;

•

except for obligations under contracts entered in the ordinary course of business consistent with past practice, incur or assume any liabilities, obligations or indebtedness for borrowed money that would (i) constitute an assumed liability for purposes of the Asset Purchase Agreement, or (ii) otherwise encumber or materially and adversely affect the assets being acquired by Consona (other than certain permitted encumbrances or excluded liabilities under the Asset Purchase Agreement);

•

pay any bonus or make any cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, benefits, equity compensation or other compensation or remuneration payable to, or accelerate any benefits available to, any of our employees exclusively working in the Enterprise Business other than in the ordinary course of business consistent with past practice as applicable to all of our employees or in accordance with existing employee benefit plans; provided, that, in either case, we shall not, and shall cause our affiliates not to, increase any Enterprise Business employee’s base salary;

•

adopt or amend any employee benefit plan in a manner primarily affecting the Enterprise Business employees, except as required by law, or enter into or amend any employment agreement with any such Enterprise Business employees;

•	engage in or offer to make any material acquisition of assets that would be considered purchased assets under the Asset Purchase Agreement, by means of a merger, consolidation or otherwise;

•

sell, lease, encumber or otherwise dispose of the assets being purchased by Consona under the Asset Purchase Agreement outside the ordinary course of business consistent with past practices, and in any event, involving a transaction value in excess of $25,000 individually or $50,000 in the aggregate, other than in connection with a sale of our entire company effected in accordance with the Asset Purchase Agreement;

•

except for borrowings under our existing credit facilities in the ordinary course of business, incur, create, assume or otherwise become liable for, or prepay, any indebtedness (including the issuance of any debt security), or enter into any off-balance sheet arrangement, that would be an assumed liability under the Asset Purchase Agreement;

•	make any capital expenditures or commitments therefor relating exclusively to the Enterprise Business in an amount in excess of $100,000 in the aggregate;

•

issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to us or any of our subsidiaries in respect of the sale of the products being sold to Consona pursuant to the Asset Purchase Agreement;

•	reduce our current levels of sales and marketing expenditures for the Enterprise Business;

•	fail to pay suppliers, vendors and creditors of the Enterprise Business in the ordinary course of business consistent with past practice;

•	fail to maintain our current or substantially similar insurance on the assets being purchased by Consona pursuant to the Asset Purchase Agreement; or

•

make any material change in the accounting methods or practices followed in respect of the Enterprise Business, except as required by law, generally accepted accounting principles or any governmental body.

No Negotiation or Solicitation of Competing Transaction

The Asset Purchase Agreement provides that, except as specifically provided for in the Asset Purchase Agreement, we will not (and we will cause our employees, officers, directors and agents not to):

•	solicit, initiate, entertain or encourage the submission of any proposal or offer from any third party relating to a competing transaction (as described below);

•

participate in any discussions or negotiations regarding, furnish any non-public information with respect to, assist or participate in, or knowingly facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing with respect to a competing transaction;

•	withdraw or modify the recommendation of our board of directors in favor of the Asset Sale; or

•	enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to a competing transaction.

However, prior to the receipt of stockholder approval of the Asset Sale and Asset Purchase Agreement, in response to a bona fide written proposal for a competing transaction made after the date of the Asset Purchase Agreement that was not solicited by us or any of our subsidiaries, if our board of directors determines in good faith after consultation with outside legal counsel and its financial advisor, that (A) such proposal for a competing transaction is, or is reasonably likely to lead to, a superior proposal (as described below), and (B) failing to take any such action would be inconsistent with the fiduciary duties of our board of directors, we, our subsidiaries and our respective employees, officers and agents may provide any non-public information regarding us or any of our subsidiaries to the third party making such proposal for a competing transaction or engage in any negotiations or substantive discussions with such third party regarding such proposal for a competing transaction. We have further agreed that, prior to our board of directors making any determination with respect to a change of their recommendation in favor of the Asset Purchase, we shall consult with Consona and provide it a reasonable opportunity, not less than three business days, to amend the terms of the Asset Purchase Agreement in response to such competing proposal. Provided that we have complied with the foregoing provisions and that a superior proposal has been made and not withdrawn and continues to be a superior proposal notwithstanding any modification by Consona of the terms of the Asset Purchase Agreement, our board of directors, to the extent the failure to do so would be inconsistent with the fiduciary duties of our board of directors, as determined in good faith by a majority of the members thereof, may (x) withdraw or modify its approval or recommendation of the Asset Purchase Agreement, (y) approve or recommend any superior proposal, or (z) after first terminating the Asset Purchase Agreement pursuant to and in full compliance with the provisions of the Asset Purchase Agreement (including the payment of the termination fee described below), cause us to enter into a definitive agreement with respect to such superior proposal.

The term “competing transaction” means the direct or indirect acquisition of all or substantially all of the assets of the Enterprise Business or a material portion of the assets to be sold pursuant to the Asset Purchase Agreement, other than in connection with (x) a merger or consolidation in which we would not be the surviving entity, (y) a purchase of all of our outstanding capital stock, or (z) an acquisition of the Enterprise Business, together with all or substantially all of our remaining assets (which shall include, for avoidance of doubt, the sale of all of our remaining business lines, and not merely the Enterprise Business).

The term “superior proposal” means a bona fide, unsolicited proposal for a competing transaction or a sale of our entire company that the Board determines in good faith after (i) consultation with outside legal counsel and its financial advisor and (ii) taking into account all of the terms and conditions of the proposal for a competing transaction and the Asset Purchase Agreement is more favorable than the transactions contemplated by the Asset Purchase Agreement. If we enter into an agreement with any third party with respect to a superior proposal, we will be required to pay the termination fee of $600,000. See “The Asset Purchase Agreement—Termination Fee” beginning on page 47.

Employee Matters

On or before May 10, 2009, Consona shall have the option to offer employment to each of our employees that is exclusively engaged in the Enterprise Business or that is otherwise identified by us to Consona on the confidential disclosure schedule to the Asset Purchase Agreement (each a “Business Employee”) contingent upon the closing of the Asset Sale. We have agreed to use our commercially reasonable efforts to cooperate with Consona in its recruitment of the Business Employees, including allowing and facilitating interviews and providing access to personnel files of the Business Employees. Any Business Employee who accepts Consona’s offer of employment and commences employment with Consona shall be referred to, individually, as a “Transferred Employee” and, collectively, as the “Transferred Employees.” Consona shall in no way be obligated to continue to employ any Transferred Employee for any specific period of time, except to the extent otherwise agreed to in writing by Consona and any Transferred Employee after the closing.

Except as otherwise provided in the Asset Purchase Agreement, we shall be solely responsible for all liabilities arising out of or resulting from the employee benefit plans whether incurred before, on or after the closing date. In addition, we have agreed to terminate, waive and release our rights under any covenants regarding non-competition, and conflicting obligations with respect to the Enterprise Business with the Business Employees who become Transferred Employees. We shall be solely responsible for (i) the payment of all wages and other remuneration due to Transferred Employees with respect to their services as employees through the close of business on the closing date, but not any vacation time, personal days or floating holidays accrued and earned through the closing date; (ii) the payment of any termination or severance payments owed to any Business Employee that is not a Transferred Employee pursuant to any employee benefit plan or any applicable law; and (iii) the provision of health plan continuation coverage in accordance with the requirements of COBRA to any Business Employee that is not a Transferred Employee and/or any beneficiary thereof who is entitled to elect such coverage on account of a “qualifying event” (as defined under COBRA) occurring on or prior to the closing of the Asset Sale. If any Business Employee becomes a Transferred Employee at any time during the period commencing on the day immediately following the closing date and ending on the day that is six (6) months after the closing date, then Consona has agreed to promptly thereafter reimburse us for any payments or other liabilities referred to in the preceding sentence that are paid or payable by us with respect to any such Business Employee.

In addition, we and Consona have agreed not to knowingly solicit to employ any employee of the other party for a period of 24 months following the closing of the Asset Sale.

Conditions to Completion of the Asset Sale

The obligations of us and Consona to complete the Asset Sale are subject to the satisfaction or waiver of the following conditions:

•	the receipt of our stockholder approval; and

•

the absence of any statute, rule, regulation, order, injunction or decree that has been enacted, entered, promulgated or enforced by any governmental authority that prohibits, or makes illegal the closing of the Asset Sale.

In addition, the obligations of Consona to complete the Asset Sale are subject to the satisfaction by us or waiver by Consona of conditions, including the following:

•

our representations and warranties shall be true and correct as of the date of the Asset Purchase Agreement and the date of the closing of the Asset Sale, except those representations and warranties which address matters only as of a particular date need only be true and correct as of such date, and except those changes that would not be reasonably expected to cause a Material Adverse Effect to us;

•	we shall have performed and complied in all material respects with each of the covenants, agreements and obligations we are required to perform under the Asset Purchase Agreement;

•	the absence of a Material Adverse Effect; and

•	the release of liens on certain of the assets being sold.

In addition, our obligation to complete the Asset Sale is subject to the satisfaction by Consona or waiver by us of conditions, including the following:

•

Consona’s representations and warranties shall be true and correct as of the date of the Asset Purchase Agreement and the date of the closing of the Asset Sale, except those representations and warranties which address matters only as of a particular date need only be true and correct as of such date, and except those changes that would not be reasonably expected to cause a material adverse effect to Consona; and

•	Consona shall have performed and complied in all material respects with each of the covenants, agreements and obligations Consona is required to perform under the Asset Purchase Agreement.

Termination

We and Consona may by mutual written consent terminate the Asset Purchase Agreement at any time prior to the completion of the Asset Sale.

In addition, either we or Consona may, in writing, terminate the Asset Purchase Agreement at any time prior to the effective time of the Asset Sale:

•	if consummation of the Asset Sale is enjoined, restrained, illegal or otherwise prohibited by the final nonappealable decision of a governmental body or court;

•	if the Asset Sale has not been completed on or before August 31, 2009; or

•

if the adoption and approval of the Asset Purchase Agreement by our stockholders has not been obtained at the Annual Meeting or any adjournment thereof by reason of the failure to obtain the required vote; or

•

if any of the respective conditions to closing shall have become incapable of fulfillment, however, in the event a failure of any representation or warranty to be true and correct or the failure to perform all covenants or other agreements in the Asset Purchase Agreement has been committed by the other party, such party shall be provided a cure period of 20 days after written notice of breach unless such breach by its nature cannot be cured.

We may terminate, in writing, the Asset Purchase Agreement if our board of directors has determined that a competing transaction is a superior proposal, provided that (i) we received such superior proposal other than as a result of a breach or violation of the terms of the Asset Purchase Agreement, (ii) our board of directors has effected a change in its recommendation regarding the Asset Sale and the Asset Purchase Agreement pursuant to the terms of the Asset Purchase Agreement and (iii) we pay to Consona the termination fee of $600,000.

Consona may terminate, in writing, the Asset Purchase Agreement at any time prior to the completion of the Asset Sale if we provide Consona notice that our board of directors has effected a change in its recommendation regarding the Asset Sale and the Asset Purchase Agreement pursuant to the terms of the Asset Purchase Agreement in response to a superior proposal.

Termination Fee

We will be obligated to pay Consona a fee of $600,000 in connection with the termination of the Asset Purchase Agreement in the event that:

•

we terminate the Asset Purchase Agreement as a result of our written notice to Consona that our board of directors has determined that a competing transaction is a superior proposal, provided that (i) we received such superior proposal other than as a result of a breach or violation of the terms of the Asset

Purchase Agreement and (ii) our board of directors has effected a change in its recommendation regarding the Asset Sale and the Asset Purchase Agreement pursuant to the terms of the Asset Purchase Agreement; or

•

Consona terminates the Asset Purchase Agreement after receiving written notice from us that our board of directors has determined that a competing transaction is a superior proposal or if our board of directors does not reconfirm its recommendation regarding the Asset Sale and the Asset Purchase Agreement within five business days following Consona’s request to do so; or

•

the Asset Purchase Agreement is terminated because the closing of the Asset Sale shall not have occurred by August 31, 2009 and at or prior to the termination of the Asset Purchase Agreement a superior proposal shall have been made (or a proposal that would be reasonably likely to lead to a superior proposal shall exist and either (a) have been publicly disclosed or (b) notice of such a proposal reasonably likely to lead to a superior proposal shall have been provided, or should have been provided, by us to Consona pursuant to the Asset Purchase Agreement).

In addition, we have agreed to reimburse Consona for its actual and documented out-of-pocket expenses in an amount up to $150,000 in the event that the Asset Purchase Agreement is terminated as a result of a failure to receive stockholder approval of the Asset Sale and the Asset Purchase Agreement.

Expenses

The Asset Purchase Agreement provides that, except as otherwise set forth in the Asset Purchase Agreement, all fees, costs and expenses incurred in connection with the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement will be paid by the party incurring the expenses, whether or not such transaction is consummated.

Amendment

The Asset Purchase Agreement may be amended with respect to any provision contained therein at any time prior to the closing of the Asset Sale by action of us and Consona taken by our respective Boards of Directors or by their duly authorized officers or employees, whether before or after such party’s action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

Specific Enforcement

We and Consona are entitled to seek an injunction to prevent breaches of the Asset Purchase Agreement by the other party and to enforce specifically the terms and provisions of the Asset Purchase Agreement in any court of competent jurisdiction without bond or other security being required, this being in addition to any other remedy to which we or Consona are entitled at law or in equity.

SUPPORTSOFT, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share date)
Consolidated Statements of Operations Data:
Revenue:
License	$11,813	$15,780	$16,415	$32,737	$37,923
Maintenance	15,881	16,084	15,672	14,317	11,002
Services	14,365	14,888	12,941	14,877	11,692
Consumer	6,811	1,050	—	—	—

Total revenue	48,870	47,802	45,028	61,931	60,617

Costs and expenses:
Cost of license	337	218	499	555	295
Cost of maintenance.	1,930	2,586	1,225	988	418
Cost of services	13,652	15,652	13,599	13,128	9,592
Cost of consumer	9,615	4,608	—	—	—
Amortization/write-down of intangible assets	202	2,815	1,090	1,090	363
Research and development	8,896	9,441	9,247	11,185	9,746
Sales and marketing	24,305	30,410	23,336	25,159	23,965
General and administrative	11,006	9,296	10,163	8,618	6,454
In-process research and development	—	—	—	—	1,618

Total costs and expenses	69,943	75,026	59,159	60,723	52,451

Income (loss) from operations	(21,073)	(27,224)	(14,131)	1,208	8,166
Interest income and other, net	2,506	6,526	6,383	3,619	2,298

Income (loss) before income taxes	(18,567)	(20,698)	(7,748)	4,827	10,464
Provision for income taxes	(539)	(671)	(487)	(402)	(310)

Net income (loss)	(19,106)	(21,369)	(8,235)	4,425	10,154

Basic net income (loss) per share	(0.41)	(0.47)	(0.19)	0.10	0.24

Shares used in computing basic net income (loss) per share	46,098	45,610	44,113	43,032	42,355

Diluted net income (loss) per share	(0.41)	(0.47)	(0.19)	0.10	0.22

Shares used in computing diluted net income (loss) per share	46,098	45,610	44,113	44,519	45,590

	December 31,
	2008	2007	2006	2005	2004
	(in thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$87,856	$112,940	$119,891	$120,663	$120,341
Working capital	68,429	109,280	118,238	119,807	113,320
Total assets	123,586	138,458	152,605	156,249	150,205
Long-term obligations	2,453	1,318	411	1,111	2,210
Accumulated deficit	(109,665)	(90,559)	(69,190)	(60,955)	(65,380)
Total stockholders’ equity	105,446	120,862	132,503	134,394	127,857

SUPPORTSOFT, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information sets forth the pro forma consolidated results of operations of SupportSoft, Inc. (“SupportSoft” or the “Company”) for the year ended December 31, 2008 and the pro forma consolidated financial position of the Company as of December 31, 2008.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 has been derived from the Company’s historical consolidated financial information and gives effect to the proposed sale of substantially all of the assets and assumption of certain liabilities of the Company’s Enterprise Business by Consona, which we refer to herein as “Consona” or the “Buyer”, in exchange for approximately $20 million in cash as if it had occurred on January 1, 2008. In addition, the unaudited pro forma consolidated balance sheet as of December 31, 2008 has been derived from the Company’s historical consolidated financial information and gives effect to the proposed sale of the Enterprise Business as if it had occurred on December 31, 2008.

The unaudited pro forma consolidated statement of operations is based on the assumptions and adjustments described in the accompanying notes and does not reflect any adjustments for non-recurring items or changes in operating strategies arising as a result of the transaction. These unaudited pro forma consolidated financial statements include no assumptions regarding the use of proceeds (other than to pay transaction related expenses), which are presented as additional cash on the unaudited pro forma consolidated balance sheet. Accordingly, the actual effect of the transaction, due to this and other factors, could differ from the pro forma adjustments presented herein. However, management believes that the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the transaction been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma consolidated financial statements and the accompanying notes should be read together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

SUPPORTSOFT, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2008

(in thousands)

	Historical SupportSoft	Pro Forma Adjustments		Pro Forma SupportSoft
ASSETS
Current assets:
Cash and cash equivalents	$64,306	$18,100	a	$82,406
Short-term investments	7,784	—		7,784
Accounts receivable, net	10,384	(8,271)	b	2,113
Prepaid expenses and other current assets	1,642	(512)	b	1,130

Total current assets	84,116	9,317		93,433

Long-term investments	15,766	—		15,766
Auction rate securities put option	7,148	—		7,148
Property and equipment, net	1,275	(210)	b	1,065
Goodwill	12,646	(9,792)	b	2,854
Purchased technology, net	1,318	(1,318)	b	—
Intangible assets, net	417	—		417
Other assets	900	(14)	b	886

Total assets	$123,586	$(2,017)		$121,569

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$890	$—		$890
Accrued compensation	2,129	(660)	b	1,469
Other accrued liabilities	3,534	—		3,534
Deferred revenue, less long-term portion	9,134	(9,112)	b	22

Total current liabilities	15,687	(9,772)		5,915
Deferred revenue—long-term portion	985	(985)	b	—
Other long-term liabilities	1,468	(34)	b	1,434

Total liabilities	18,140	(10,791)		7,349

Commitments and contingencies
Stockholders’ equity
Preferred stock; par value $0.0001, 5,000,000 shares authorized; no shares issued or outstanding	—	—		—
Common stock; par value $0.0001, 150,000,000 shares authorized; 46,141,743 issued and outstanding at December 31, 2008	5	—		5
Additional paid-in capital	217,647	—		217,647
Accumulated other comprehensive loss	(2,541)	—		(2,541)
Accumulated deficit	(109,665)	8,774	c	(100,891)

Total stockholders’ equity	105,446	8,774		114,220

Total liabilities and stockholders’ equity	$123,586	$(2,017)		$121,569

See accompanying notes.

SUPPORTSOFT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

	Historical SupportSoft	Pro Forma Adjustments	Pro Forma SupportSoft

Revenue:
License	$11,813	$(11,813)	$—
Maintenance	15,881	(15,881)	—
Services	14,365	(14,365)	—
Consumer	6,811	—	6,811

Total Revenue	48,870	(42,059)	6,811

Costs and expenses:
Cost of license	337	(337)	—
Cost of maintenance	1,930	(1,800)	130
Cost of services	13,652	(12,340)	1,312
Cost of consumer	9,615	—	9,615
Amortization/write down of intangible assets	202	(90)	112
Research and development	8,896	(3,015)	5,881
Sales and marketing	24,305	(11,835)	12,470
General and administrative	11,006	(214)	10,792

Total costs and expenses	69,943	(29,631)	40,312

Loss from operations	(21,073)	(12,428)	(33,501)
Interest income and other, net	2,506	—	2,506
Loss before income taxes	(18,567)	(12,428)	(30,995)
Provision for income taxes	(539)	175	(364)

Net loss	$(19,106)	$(12,253)	$(31,359)

Basic net loss per share	$(0.41)		$(0.68)

Shares used in computing basic net loss per share	46,098		46,098

Diluted net loss per share	$(0.41)		$(0.68)

Shares used in computing diluted net loss per share	46,098		46,098

See accompanying notes.

SUPPORTSOFT INC.

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

The unaudited pro forma consolidated financial information gives effect to the proposed sale of substantially all of the assets and assumption of certain liabilities of the Company’s Enterprise Business by Consona in exchange for approximately $20 million in cash. In accordance with the Asset Purchase Agreement, the Company will receive $20 million, subject to a possible adjustment as set forth in the Asset Purchase Agreement. The Company expects to account for the disposition as a discontinued operation in its consolidated financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, if stockholder approval of the transaction is obtained.

During the periods presented, the Enterprise Business was operated as an operating segment within the Company. As such, the Company did not maintain separate, stand-alone financial statements for the Enterprise Business. Accordingly, the financial information of the Enterprise Business has been prepared from the historical accounting records of the Company and does not purport to reflect a balance sheet and statement of operations that would have resulted if the Enterprise Business had been a separate, stand-alone company.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 has been derived from the Company’s historical consolidated financial information and gives effect to the transaction as if it had occurred on January 1, 2008. In addition, the unaudited pro forma consolidated balance sheet as of December 31, 2008 has been derived from the Company’s historical consolidated financial information and gives effect to the transaction as if it had occurred on December 31, 2008.

The unaudited pro forma consolidated statement of operations is based on the assumptions and adjustments described in the accompanying notes and do not reflect any adjustments for non-recurring items or changes in operating strategies arising as a result of the transaction. These unaudited pro forma consolidated financial statements include no assumptions regarding the use of proceeds (other than to pay transaction related expenses), which are presented as additional cash on the unaudited pro forma consolidated balance Sheet. Accordingly, the actual effect of the transaction, due to this and other factors, could differ from the pro forma adjustments presented herein. However, management believes that the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the transaction been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma consolidated financial statements and the accompanying notes should be read together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Pro Forma Adjustments

Pro forma adjustments reflect those adjustments which are directly attributable to the transaction and include the following:

(a)	Represents sale proceeds, less estimated direct transaction costs, as follows:

Amount
(in thousands)
Cash consideration	$20,000
Less: Estimated transaction costs	1,900

Adjustment to cash and cash equivalents	$18,100

SUPPORTSOFT INC.

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

(b)	Eliminates the assets to be acquired and liabilities to be assumed by Consona in connection with the disposition of the Enterprise Business.

(c)	Represents the estimated gain on sale of net assets before federal, state and foreign taxes.

(d)	Eliminates the financial results of operations of the Enterprise Business, as adjusted for certain direct costs, facilities overhead, and corporate general and administrative costs that have been attributed to the Enterprise Business but are expected to be borne by the Company after the disposition of the Enterprise Business. Consona has until the closing of the Asset Sale to make a final determination of the number of Enterprise Business employees it will assume in the transaction. It is possible that Consona will assume less than 100% of the Enterprise Business employees. In this case the “ Pro Forma SupportSoft” amounts contained within the accompanying pro forma statement of operations would be adjusted to reflect additional costs to be borne by SupportSoft after the disposition of the Enterprise Business. Since Consona’s determination has not yet been finalized, no such adjustment is included in the pro forma financial statements.

UNAUDITED FINANCIAL STATEMENTS OF THE ENTERPRISE BUSINESS OF

SUPPORTSOFT, INC.

The following unaudited financial statements, as of and for the years ended December 31, 2008 and 2007, were prepared to present, pursuant to the Asset Purchase Agreement dated April 5, 2009 (“Asset Purchase Agreement”) between SupportSoft, Inc. (“SupportSoft” or the “Company”) and Consona, the assets to be acquired, the liabilities to be assumed and the related revenues and direct expenses of the enterprise business of the Company (the “Enterprise Business”).

The accompanying unaudited financial statements of the Enterprise Business exclude certain assets and liabilities of the Enterprise Business (as not all assets and liabilities of the Enterprise Business are to be acquired or assumed), include all revenues and direct expenses of the Enterprise Business, and include an allocation of certain expenses for services provided by SupportSoft for the periods presented. During 2008 and 2007, separate complete historical financial information was not maintained for the Enterprise Business, an operating segment of SupportSoft, and, as a result, allocations were required to approximate the operating activity of Enterprise Business.

The accompanying financial statements have been prepared from the historical accounting records of SupportSoft and do not purport to reflect the revenues and direct expenses that would have resulted if the Enterprise Business had been a separate, stand-alone business during the periods presented. It is not practicable for management to reasonably estimate expenses that would have resulted if the Enterprise Business had operated as an unaffiliated, independent business. Since separate complete financial statements were not historically prepared for the Enterprise Business, preparation of statements of operations and cash flows, including amounts charged for income taxes and other expenses, was deemed impracticable. Additionally, since only certain assets and liabilities are to be acquired, a balance sheet and statement of stockholders’ equity is not applicable.

As an operating segment of SupportSoft, the Enterprise Business is dependent upon SupportSoft for all of its working capital and financing requirements.

The unaudited financial statements of the Enterprise Business should be read in conjunction with our audited consolidation financial statements, including notes thereto, in our annual report filed on Form 10-K for the year ended December 31, 2008 and the unaudited pro forma consolidated financial statements contained elsewhere in this proxy statement.

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

AS OF DECEMBER 31, 2008 AND 2007

(in thousands)

	DECEMBER 31,
	2008	2007
ASSETS TO BE ACQUIRED
Accounts receivable, net	$8,271	$9,861
Prepaid expenses and other current assets	512	620
Property and equipment, net	210	187
Goodwill	9,792	9,792
Purchased technology, net	1,318	—
Intangible assets, net	—	340
Other assets	14	181

Total assets	20,117	20,981

LIABILITIES TO BE ASSUMED
Accrued compensation	660	961
Deferred revenue, less long-term portion	9,112	9,987
Deferred revenue — long-term portion	985	426
Other long-term liabilities	34	—

Total liabilities	10,791	11,374

NET ASSETS TO BE ACQUIRED	$9,326	$9,607

See accompanying notes.

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in thousands)

	Year Ended December 31,
	2008	2007
Revenue:
License	$11,813	$15,780
Maintenance	15,881	16,084
Services	14,365	14,888

Total Revenue	42,059	46,752

Direct operating expenses:
Cost of license	337	218
Cost of maintenance	1,930	2,586
Cost of services	13,652	15,652
Amortization/write down of intangible assets	90	2,815
Research and development	3,762	6,900
Sales and marketing	12,556	23,048
General and administrative	5,546	6,331

Total direct operating expenses	37,873	57,550

Excess (deficit) of revenues over direct expenses	$4,186	$(10,798)

See accompanying notes.

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

NOTES TO UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES

TO BE ASSUMED

and

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

Note 1. Organization and Summary of Significant Accounting Policies

Nature of Operations

The Enterprise Business (the “Enterprise Business,” “we,” or “our”) is an operating segment of SupportSoft, Inc. (“SupportSoft”) in which we license technical support software to digital service providers (telecommunications and cable companies) and corporate IT departments and IT outsourcers and provide related services.

Basis of Presentation

The accompanying unaudited financial statements, as of and for the years ended December 31, 2008 and 2007, were prepared to present, pursuant to the Asset Purchase Agreement dated April 5, 2009 (“Asset Purchase Agreement”) between SupportSoft and Consona, the assets to be acquired, the liabilities to be assumed and the related revenues and direct expenses of the Enterprise Business.

The accompanying unaudited financial statements of the Enterprise Business exclude certain assets and liabilities of the Enterprise Business, include all revenues and direct expenses of the Enterprise Business, and include an allocation of certain expenses for services provided by SupportSoft for the periods presented. During 2008 and 2007, as an operating segment of SupportSoft, separate complete historical financial information was not maintained for the Enterprise Business and, as a result, allocations were required to approximate the operating activity of the Enterprise Business.

Prior to 2007, SupportSoft’s only business was the Enterprise Business. Accordingly, the historical financial statements of SupportSoft, as of and for the year ended December 31, 2006, represent the Enterprise Business in its entirety.

The accompanying unaudited financial statements have been prepared from the historical accounting records of SupportSoft and do not purport to reflect the revenues and direct expenses that would have resulted if the Enterprise Business had been a separate, stand-alone business during the periods presented. It is not practicable for management to reasonably estimate expenses that would have resulted if the Enterprise Business had operated as an unaffiliated, independent business. Since separate complete financial statements were not historically prepared for the Enterprise Business operations, preparation of statements of operations and cash flows, including amounts charged for income taxes and other expenses, was deemed impracticable. Additionally, since only certain assets and liabilities are to be acquired, a balance sheet and statement of stockholders’ equity is not applicable.

As an operating segment of SupportSoft, the Enterprise Business is dependent upon SupportSoft for all of its working capital and financing requirements.

Use of Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The accounting estimates that require management’s most significant, difficult and subjective judgments include the valuations of the revenue

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

NOTES TO UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES

TO BE ASSUMED

and

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

and accounts receivable, the assessment of recoverability of intangible assets and their estimated useful lives and the valuations and recognition of stock-based compensation. Actual results could differ materially from these estimates.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount. We perform evaluations of our customers’ financial condition and generally do not require collateral. We make judgments as to our ability to collect outstanding receivables and provide allowances for a portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically provided for, provisions are recorded at differing rates, based upon the age of the receivable. In determining these percentages, we analyze our historical collection experience and current payment trends.

The allowance for doubtful accounts as of December 31, 2008 and 2007 was $176,000 and $287,000, respectively.

The following table lists customers representing greater than 10% of total accounts receivable, net as of December 31, 2008 and 2007:

	% of Total Accounts Receivable, Net Years Ended December 31,
	2008	2007
Customer A	15%	11%
Customer B	—	11%
Customer C	—	12%

Included in accounts receivable and deferred revenue at December 31, 2008 is approximately $1.2 million related to maintenance billings for customers who have elected to renew their maintenance contracts, but for which the maintenance period has not yet commenced.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation which is determined using the straight-line method over the estimated useful lives of 2 years for computer equipment and software, 3 years for furniture and fixtures, and the shorter of the estimated useful lives or the lease term for leasehold improvements. Repairs and maintenance costs are expensed as incurred.

Purchased Technology

Purchased technology consists of software that we licensed and incorporated into our product and service offerings. Purchased technology is accounted for in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Upon general release of the product that includes the licensed software, the costs will be amortized using the straight line method over an estimated useful life in a range of 3-5 years. We acquired the purchased technology in 2008 and recorded amortization expense of $57,000 during the year ended December 31, 2008.

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

NOTES TO UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES

TO BE ASSUMED

and

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

Goodwill

Goodwill resulted from the Enterprise Business’s acquisition of Core Networks on September 2, 2004. We apply the provisions of SFAS No. 142, “Goodwill and Other Intangibles Assets,” which prohibits the amortization of goodwill.

We assess the impairment of goodwill annually or more often if events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss would be recognized if the fair value of the Enterprise Business is less than the carrying value of its net assets on the date of the evaluation. Furthermore, we evaluate cash flows at the operating segment level. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance and an appropriate discount rate determined by our management. Our estimates of discounted cash flows may differ from actual cash flows due to, among other things, economic conditions, changes to the business model or changes in operating performance.

We conduct our annual evaluation for impairment of goodwill on September 30 of each year. No goodwill impairment charges have been recorded through December 31, 2008.

Intangible Assets

We record purchased intangible assets at fair value. The original cost is amortized on a straight-line basis over the estimated useful life of each asset. We assess the impairment of intangible assets whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. We perform an annual review to determine if the carrying value of the intangible asset is impaired, unless events or circumstances indicate a potential impairment exists in which case a review is performed more often. The review considers facts and circumstances, either internal or external, which indicate that the carrying value of the asset cannot be recovered. If and when indicators of impairment exist, we assess the need to record an impairment loss, by comparing the undiscounted net cash flows associated with related assets or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Revenue Recognition

We recognize revenue in accordance with the American Institute of Certified Public Accountants’ (AICPA) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. License revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred;

•	Collection is considered probable; and

•	The fees are fixed or determinable.

We consider all arrangements with payment terms longer than 90 days, not to be fixed or determinable. If the fee is determined not to be fixed or determinable, revenue is recognized as payments become due from the customer. Revenue is recognized net of any applicable sales tax.

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

NOTES TO UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES

TO BE ASSUMED

and

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

License revenue is comprised of fees for perpetual and term licenses of our software. Perpetual license revenue is recognized using the residual method, in compliance with SOP 98-9 for arrangements in which licenses are sold with multiple elements. We allocate revenues on these licenses based upon the fair value of each undelivered element including undelivered maintenance, consulting and training. The determination of fair value is based upon vendor specific objective evidence (VSOE). VSOE for maintenance is based upon separate renewals of maintenance licenses from customers. VSOE for consulting or training is based upon separate sales of these services to customers. Assuming all other revenue recognition criteria are met, the difference between the total arrangement fee and the amount deferred for each undelivered element is recognized as license revenue.

Term licenses are sold with maintenance for which we do not have VSOE to determine fair value for maintenance fees. As a result, license revenue for term licenses is recognized ratably over the duration of the agreement. License revenue in the accompanying financial statements includes maintenance for term licenses. We do not allocate maintenance revenue from term licenses to maintenance revenue, as we do not believe there is an allocation methodology that provides a meaningful and supportable allocation between license and maintenance revenues. Services revenue associated with the term licenses are recognized ratably over the period associated with the initial payment, generally one year.

We provide resellers with the right to distribute our software to end user customers. Generally, we recognize revenue from our arrangements with resellers when we receive persuasive evidence that the reseller has actually contracted to license the software to a named end user (sell-through), assuming all other criteria for revenue recognition have been met. The forms of sell-through acceptable to us include one or more of the following: i) a copy of the agreement or license between the reseller and the end user, ii) a purchase order from the end user to the reseller, iii) a written communication from the reseller specifically identifying the end user, or iv) delivery made directly to the end user. Whether the license revenue is then recognized immediately or ratably depends upon the terms of the arrangements with the reseller regarding the sublicense (i.e. perpetual license or term license). If a reseller is not deemed creditworthy, revenue otherwise recognizable is deferred until cash is received.

Maintenance revenue is primarily comprised of revenue from post-contract technical support services, which includes software product updates. Maintenance revenue is recognized ratably over the term of the maintenance period, which is generally one year. Multi-year maintenance agreements are divided into annual periods over which revenue is recognized ratably. We invoice customers who elect to renew their maintenance agreements. An equal amount is recorded as accounts receivable and deferred revenue.

Services revenue is primarily comprised of revenue from professional services such as consulting, training and hosting fees. Arrangements are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. In the event services are considered essential to the functionality of other elements of the arrangement, revenue under the arrangement is recognized using contract accounting. Non-essential consulting and training revenues are generally recognized as the services are performed or project milestones are accepted by the customer. When non-essential services are bundled in a term licensing arrangement, revenue from the services is recognized ratably over the period associated with the initial payment, generally one year.

In connection with licensing arrangements we may also provide hosting of our own software, a service for which we do not have VSOE. If hosting services are sold with perpetual licenses, license revenue is recognized

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

NOTES TO UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES

TO BE ASSUMED

and

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

ratably over the term of the hosting contract. Hosting revenue is also recognized ratably over the duration of the hosting contract. Consulting services sold in conjunction with arrangements that include licenses and hosting services are recognized ratably over the duration of the hosting term.

Direct Operating Expenses

Direct operating expenses represent the total direct expenses recorded within, or allocated to, the Enterprise Business. Not all of the research and development, sales and marketing, and general and administrative expenses of the Enterprise Business were recorded in accounts or cost centers exclusively related to the Enterprise Business. Certain operating expenses, including portions of research and development, sales and marketing, and general and administrative expense, are allocations based primarily on relative employee headcount. Management believes the allocation of operating expenses captured in accounts or cost centers not exclusive to the Enterprise Business fairly reflect direct operating expenses of the Enterprise Business. The Enterprise Business general and administrative expenses also include allocations for certain corporate-related activities incurred by SupportSoft such as human resources, finance and legal. Additionally, the Enterprise Business’s statements of revenue and direct expenses also exclude allocations of interest income, other income/expense, and income taxes.

The direct operating expenses are not necessarily indicative of the expenses that would have been incurred had the Enterprise Business operated as a separate stand-alone business during the periods presented. It is not practical for management to reasonably estimate the expenses that would have been incurred by the Enterprise Business had it operated as a separate stand-alone business.

Research and Development

Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed,” requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on our product development process, technological feasibility is established upon the completion of a working model. Costs incurred between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Enterprise Business has charged all such costs to research and development expense in the accompanying statements of operations. The Enterprise Business did not incur any cost related to software developed or for software obtained for internal use as defined in SOP 98-1.

Sales Commissions

Sales commissions are the incremental costs that are directly associated with non-cancelable contracts with customers and consist of commissions paid to sales personnel. If the customer contract is a perpetual license, the commission expense attributable to the license fees are recorded in the month license revenue is recognized. For term licenses and other ratable license arrangements, sales commissions are deferred and amortized over the non-cancelable terms of the related customer contracts, which are typically 12 to 36 months. The sales commissions are paid in the month following the time an order is consummated or when customer payment is received. The deferred commission amounts are recoverable through the future revenue streams under the

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

NOTES TO UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES

TO BE ASSUMED

and

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

non-cancelable customer contracts. Commissions payments made to sales personnel are non-refundable unless amounts due from a customer are determined to be uncollectible in which case commissions paid are generally recoverable by the Enterprise Business.

Stock-Based Compensation

The Enterprise Business follows SFAS No. 123 (revised 2004), “Share-Based Payment” for stock-based awards, which requires the measurement and recognition of compensation expense for all stock-based awards, including employee stock options and employee stock purchases, made to employees and directors based on estimated fair values.

Valuation and Attribution Method: We estimate the fair value of stock options granted using the Black-Scholes-Merton option pricing model. Stock options vest on a graded schedule; however the Enterprise Business recognizes the expense on a straight-line basis over the requisite service period of the entire award, net of estimated forfeitures and subject to the minimum expense requirements of SFAS 123R. These limitations require that on any date the compensation cost recognized is at least equal to the portion of the grant-date fair value of the award that is vested at that date.

The Enterprise Business recorded the following stock-based compensation expense for the fiscal years ended December 31, 2008 and 2007 (in thousands).

	For the Year Ended December 31,
	2008	2007
Cost of services	$665	$757
Cost of maintenance	82	79
Research and development	262	367
Sales and marketing	781	1,473
General and administrative	902	1,165

	$2,692	$3,841

Warranties and Indemnifications

The Enterprise Business generally provides a warranty for its software products and services to its customers and accounts for its warranties under the FASB’s SFAS No. 5, “Accounting for Contingencies.” Our standard warranty period is 90 days, but warranty periods can sometimes be longer and vary from customer to customer. In the event there is a breach of such warranties, we are generally obligated to correct the product or service to conform to the warranty provision or, if we are unable to do so, the customer is entitled to seek a refund of the purchase price of the product or service. In certain contracts a material breach of warranty may involve penalties payable to the customer. The Enterprise Business did not provide for a warranty accrual as of December 31, 2008 and 2007. To date, the Enterprise Business’s product warranty expense has not been significant.

The Enterprise Business generally agrees to indemnify its customers against legal claims that its software products infringe certain third-party intellectual property rights and accounts for its indemnification obligations under SFAS No. 5. To date, the Enterprise Business has not been required to make any payment resulting from infringement claims asserted against our customers and has not recorded any related accruals.

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

NOTES TO UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES

TO BE ASSUMED

and

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

Note 2. Geographic Information

Revenue from customers located outside the United States was approximately $10.1 million and $11.3 million for the years ended December 31, 2008 and 2007.

Sales in different geographic areas, expressed as a percentage of revenue, for the periods ended were as follows:

	Year Ended December 31,
	2008	2007
Americas	76%	78%
Asia Pacific	2	3
Europe	22	19

Total	100%	100%

There were sales by to one customer that exceeded by 10% of our total revenue in each of the years ended December 31, 2008 and 2007. That customer represented 16% and 18% of total revenue in 2008 and 2007, respectively.

Note 3. Property and Equipment

Property and equipment are stated at cost and consist of the following (in thousands):

	December 31,
	2008	2007
Computer equipment and software	$716	$708
Furniture and office equipment	99	42
Leasehold improvements	50	20

	865	770
Accumulated depreciation	(655)	(583)

	$210	$187

Direct operating expenses include depreciation on property and equipment of the Enterprise Business, a portion of which is being acquired by Consona.

Note 4. Purchased Technology

We did not acquire any purchased technology in 2007. The following table summarizes the components of purchased technology as of December 31, 2008 (in thousands):

As of December 31, 2008
Purchased technology	$1,375
Accumulated amortization	(57)

Total purchased technology, net	$1,318

ENTERPRISE BUSINESS OF SUPPORTSOFT, INC.

NOTES TO UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES

TO BE ASSUMED

and

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

Note 5. Commitments and Contingencies

As of December 31, 2008, payments related to leases that SupportSoft is assigning to Consona pursuant to the Asset Purchase Agreement are as follows (in thousands):

Years ending December 31,	Operating Leases
2009	$457
2010	427
2011	137
2012	13

Total minimum lease payments	$1,034

Note 6. Restructuring Charges

In 2008, the Enterprise Business reduced its workforce and closed certain facilities worldwide. As a result, the Enterprise Business recorded a restructuring and impairment charge of $956,000 in 2008. Restructuring and impairment expenses included in the statement of revenue and direct expenses were $212,000 for cost of services, $81,000 for research and development, $398,000 for sales and marketing and $265,000 for general and administration.

In 2007, the Enterprise Business reduced its workforce. As a result, the Enterprise Business recorded a restructuring charge of $1.0 million in 2007. Restructuring expenses included in the statement of revenues and direct expenses were $219,000 for cost of services, $155,000 for research and development, $607,000 for sales and marketing and $19,000 for general and administrative.

PROPOSAL NO. 2

THE NAME CHANGE CHARTER AMENDMENT

Purpose of Name Change Charter Amendment

Stockholders will also consider at the Annual Meeting a proposal to amend the Charter to change our name to support.com, Inc. upon the closing of the Asset Sale. We are selling the rights to use the name “SupportSoft” to Consona. Therefore after the closing of the Asset Sale we will be unable to continue using the name “SupportSoft” without Consona’s consent. Furthermore, we believe that the name “support.com, Inc.” more closely aligns our public identity with our Consumer Business, which will be our only remaining business and the sole focus of our board of directors and management. If our stockholders adopt and approve the Asset Sale and Asset Purchase Agreement but do not approve the Name Change Charter Amendment, we will pursue other legal means of changing our name, including pursuant to a reverse merger into a subsidiary of the Company. However, effecting the name change through a reverse merger may be more expensive and may divert management’s attention from the operation of our business because a reverse merger may require consents of third parties under some of our existing commercial agreements and other contracts.

Nasdaq Symbol

Regardless of whether stockholders approve or disapprove of the Name Change Charter Amendment, our common stock will continue to be traded on Nasdaq under the symbol “SPRT”.

No Dissenter’s Rights

You will not experience any change in your rights as a stockholder as a result of the Name Change Charter Amendment. None of Delaware law, the Charter or our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Name Change Charter Amendment, and we do not intend to independently provide stockholders with any such right. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with the Name Change Charter Amendment.

Approval Required

The approval of holders of a majority of the shares of our Common Stock outstanding as of the Record Date will be required for approval of the proposal. Abstentions and broker “non-votes” will not be counted as having been voted on the proposal, and therefore will have the same effect as votes “AGAINST” the proposal.

The Board of Directors recommends a vote “FOR” the Name Change Charter Amendment.

PROPOSAL NO. 3

ELECTION OF DIRECTORS

The Board has nominated directors Eichler, Farshchi, O’Malley, Pickus, Stephens and Thanos to be elected to serve one-year terms and until their successors are duly elected and qualified. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s six nominees. If any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Required Vote

The nominees for the six director seats who receive the most affirmative votes of shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be elected to serve as directors.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

BOARD OF DIRECTORS AND NOMINEES

The Board consists of six directors, all of whom have been nominated by the Board for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. Unless otherwise directed, the proxy holders will vote the proxies received by them for the six nominees named below. If any of the six nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Names of the nominees and certain biographical information about them as of April 1, 2009 are set forth below:

KEVIN C. EICHLER has served as a member of the Board since February 2003 and became Chairman of the Board in May 2006. From January 2008 to December 2008, Mr. Eichler served as chief financial officer of Credence Systems Corporation, a provider of test solutions for the semiconductor industry. From March 2006 until December 2007, Mr. Eichler served as executive vice president of operations and chief financial officer of MarketTools, Inc, an online marketing research company. From May 1998 until February 2006, Mr. Eichler served as vice president, chief financial officer and treasurer of MIPS Technologies, Inc., a provider of processor architectures and cores for digital consumer and business applications. Mr. Eichler also serves on the board of directors of Ultra Clean Holdings, Inc., a developer and supplier of subsystems for the semiconductor capital equipment industry, and Magma Design Automation, Inc., a provider of electronic design automation software and design services. Mr. Eichler holds a B.S. in accounting from St. John’s University.

SHAWN FARSHCHI has served as a member of the Board since February 2007. Since December 2006, Mr. Farshchi has served as Chief Operating Officer of Coremetrics Inc., an on demand web analytics application solution provider. From January 2003 until December 2006, Mr. Farshchi served as Chief Information Officer and Vice President of Technical Operations at WebEx Communications, Inc., a multimedia collaboration service company. From January 2002 until December 2002, Mr. Farshchi served as Regional Vice President of Managed Services at Oracle Corporation, a database and enterprise application software company. Mr. Farshchi holds a B.S. degree in Electrical Engineering from California State University San Francisco.

J. MARTIN O’MALLEY has served as a member of the Board since April 2006. Since July 2005, Mr. O'Malley has served as a Managing Director with WTAS, LLC, a tax and financial advisory firm. From January 2005 until July 2005, Mr. O’Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O’Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O’Malley served as a Partner with Arthur Andersen, an accounting firm. Mr. O’Malley holds a B.S./B.A. degree from Georgetown University.

JOSHUA PICKUS joined SupportSoft as President and Chief Executive Officer and a member of the Board in April 2006. Mr. Pickus served as senior vice president and general manger of the Clarity Division of Computer Associates, an IT management software company, from August 2005 until April 2006. From November 1999 until August 2005, Mr. Pickus served in a number of executive positions at Niku Corporation, an IT governance software company, including president and chief executive officer from November 2002 until August 2005, chief financial officer, from April 2001 to October 2002, and president of vertical markets from November 1999 to March 2001. Mr. Pickus also serves on the Board of DemandTec, Inc., an on-demand software company focused on price optimization for retailers and consumer packaged goods companies. Mr. Pickus holds a Bachelor of Arts from Princeton University and a Juris Doctor from University of Chicago School of Law.

JIM STEPHENS has served as a member of the Board since October 2006. From February 1990 until November 2005, Mr. Stephens was employed in various positions by Adobe Systems Inc., a software company, most recently as Senior Vice President of Worldwide Sales and Field Operations. Mr. Stephens holds a B.B.A. from Southern Methodist University.

JAMES THANOS has served as a member of the Board since February 2003. Since June 2002, Mr. Thanos has served on the boards of and provided consulting services to a variety of companies. From June 2000 to June 2002, Mr. Thanos served as Executive Vice President and General Manager, Worldwide Field Operations of BroadVision, Inc., an enterprise software company. Mr. Thanos also serves on the Boards of Directors of ClickSoftware, Inc., a provider of service optimization solutions; Corticon, a business rules management provider; and Selectica, a sales configuration, pricing and quotation and contract management solutions provider. Mr. Thanos holds a B.A. in behavioral sciences from The Johns Hopkins University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices designed to serve the best interests of the Company and our stockholders. These governance principles and procedures are reflected in our Corporate Governance Guidelines (the “Guidelines”). Among other matters, the Guidelines address the composition of the Board, Board operations, director qualifications and independence, director responsibilities, Board committees, Board and management evaluation, and management succession planning. The Guidelines are available on our website at:

http://www.supportsoft.com/Company/ir_corporate_governance.html

Copies of the Guidelines are also available in print upon written request to SupportSoft, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Code of Ethics

Integrity is one of our core values. The Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to our employees, officers and directors. The Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics includes standards designed to ensure full, accurate, and timely disclosure in reports filed with the SEC; promote compliance with laws; eliminate or properly manage conflicts of interest; encourage prompt internal reporting of violations of the Code of Ethics; and ensure accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at:

http://www.supportsoft.com/Company/ir_corporate_governance.html

Copies of the Code of Ethics are also available in print upon written request to SupportSoft, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Director Independence

It is our policy that a majority of our directors be independent. The Board has determined that five of our six directors are independent, namely our Chairman Mr. Eichler and Messrs. Farshchi, O'Malley, Stephens and Thanos, based upon the listing standards of the Nasdaq Global Select Market and applicable laws and regulations. Our Board has also determined that the only director who is standing for election to the Board and is not independent is Mr. Pickus, our President and Chief Executive Officer.

Board Meetings

The Board meets at regularly scheduled meetings throughout the year, and also acts at special meetings and by written consent, as may be appropriate. In fiscal 2008 the Board held six meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served in fiscal 2008. Director attendance at the Company's Annual Meeting is encouraged but not required. The following directors attended the 2008 Annual Meeting of stockholders: Kevin C. Eichler, Martin O'Malley, Joshua Pickus, Jim Stephens and James Thanos.

Executive Sessions

Our independent directors meet at least three times per year in executive session without management directors, non-independent directors or management present.

Committees of the Board of Directors

The Board delegates certain responsibilities to committees of independent directors. The Board has a standing Nominating and Governance Committee, Compensation Committee, and Audit Committee. Members of these committees are selected by the Board upon the recommendation of the Nominating and Governance Committee. The charter of each of these standing Board committees is available through our website at:

http://www.supportsoft.com/Company/ir_corporate_governance.html

Committee charters are also available in print upon written request to SupportSoft, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Nominating and Governance Committee

The Nominating and Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment of members of the committees established by the Board.

During 2008, the members of the Nominating and Governance Committee were Messrs. Eichler, Stephens, and Thanos. Mr. Eichler serves as Chair of the Committee. The Nominating and Governance Committee held two meetings during 2008.

Compensation Committee

Our Compensation Committee's principal responsibilities are to determine all compensation of named executive officers of the Company; establish the appropriate mix of incentive compensation and equity-based programs for the named executive officers; act as plan administrator for our equity incentive plans; review the annual performance of the Chief Executive Officer; and provide guidance to the Chief Executive Officer for the annual performance appraisals of other named executive officers.

During 2008, the members of the Compensation Committee were Messrs. O'Malley, Stephens, and Thanos. Mr. Thanos served as Chair of the Committee until May 21, 2008, at which time Mr. Stephens became the Chair of the Committee while Mr. Thanos remained a member of the Committee. The Compensation Committee held six meetings during 2008.

Audit Committee

The Audit Committee's primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm; meet and consult with the independent registered public accounting firm; advise and assist the Board in evaluating the independent registered public accounting firm; review the financial statements to be included in filings with the SEC; and establish procedures for the receipt, retention and treatment of complaints received by SupportSoft regarding accounting, internal accounting controls or auditing matters.

During 2008 the members of the Audit Committee were Messrs. Eichler, Farshchi and O'Malley. The Board has determined that Messrs. O'Malley and Eichler are financial experts, as defined under SEC rules. In addition, the Board has determined that each member of the Audit Commission is financially literate and has the requisite financial sophistication as required by the applicable listing standards of the Nasdaq Global Select Market. The Audit Committee held eight meetings during 2008.

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. Additional information regarding the Audit Committee is included in the “Report of Audit Committee of the Board of Directors” below.

Director Qualifications

The primary qualifications for service on the Board are a distinguished record of leadership and success and an ability to make substantial contributions to the Board and SupportSoft. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to satisfy any applicable securities and tax laws and the rules and regulations thereunder, as well as the rules of the Nasdaq Global Select Market.

Director Nominations

The Nominating and Governance Committee considers and recommends candidates for Board membership. Candidates may be suggested by Board members, management, or our stockholders. The Committee also has, on occasion, retained third-party executive search firms to identify independent director candidates. After completing an evaluation and review of a director candidate, the Nominating and Governance Committee makes a recommendation to the full Board, and the Board determines whether the candidate should be named a director.

The Nominating and Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Governance Committee, c/o Corporate

Secretary, at our principal executive offices: 1900 Seaport Boulevard, 3rd Floor, Redwood City, CA 94063. In addition, the stockholder must give notice of a nomination to our Corporate Secretary at the same address, and such notice must be received not less than 120 days before any meeting of stockholders called for the election of directors. However, if less than 100 days notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the corporate secretary not later than the close of business on the 7th day following the day on which the notice of meeting was mailed.

For each proposed nominee who is not an incumbent director, the stockholder's notice must set forth specific information called for in our bylaws. There have been no recent material changes to the procedures by which stockholders may recommend nominees for the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2008, the members of the Compensation Committee were Martin O’Malley, Jim Stephens, and James Thanos. None of the Company’s Named Executive Officers serves, nor at any time during 2008 served, as a member of the board of directors or compensation committee of any other entity whose executive officer(s) serve as a member of the Company’s Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, SupportSoft’s directors, executive officers and any persons holding more than 10% of the our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and we are required to identify in this proxy statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe that all of the Section 16 filing requirements were timely satisfied for 2008.

Certain Relationships and Related-Party Transactions

We have a process for review and approval of any relationships and transactions in which we and our directors, executive officers, 5% stockholders or their immediate family members (“Related Persons”) are participants to determine whether those Related Persons may have a direct or indirect material interest. We collect and update information about the affiliations of our executive officers and directors annually though Director & Officer Questionnaires and use the list of known related parties to identify any transactions with related persons. In addition, at the close of each fiscal quarter we survey our Finance, Legal and Executive staff for knowledge of transactions with Related Persons. Our Ethics Committee reviews any such related party transactions, under the supervision of the Audit Committee. Our Ethics Committee is comprised of our General Counsel and our Chief Financial Officer.

There were no transactions in excess of $120,000 between SupportSoft and a related person in fiscal 2008.

DIRECTOR COMPENSATION

We compensate our five independent, non-employee directors for serving on our Board. We do not pay Mr. Pickus, the only company employee serving as a director, any additional compensation for serving on our Board. Our Board reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of two components: equity and cash.

Equity. On the date that an individual first becomes a non-employee director, we grant him or her an option to purchase 40,000 shares of our common stock under our 2000 Omnibus Equity Incentive Plan, which we refer to as our Incentive Plan. These options vest in equal monthly installments over a 48-month period. Following the conclusion of each regular annual meeting of our stockholders, each non-employee director (if, on such date, he or she continues to serve on our Board) will receive a grant of an option to purchase 2,000 shares of our common stock, in addition to and along with the automatic grant of an option to purchase 8,000 shares of our common stock as provided for in our Incentive Plan.

Each option granted to non-employee directors, other than the initial 40,000 share grant, immediately vests and is exercisable on the date of grant. Options granted under our Incentive Plan have an exercise price equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant and a term of either ten years, if granted prior to December 2005, or seven years, if granted in or after December 2005. In addition, all options to purchase shares of our common stock previously granted to non-employee directors were amended as of March 15, 2005 to provide for immediate and full acceleration of vesting upon the occurrence of a change of control. All other option grants to the non-employee directors that are not otherwise immediately vested at the time of grant will also immediately and fully vest upon a change of control.

Cash Retainer. We pay non-employee directors an annual retainer of $30,000 for serving as a director and an additional annual retainer of $10,000 to the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We pay an additional annual retainer of $20,000 to the chairman of the Board. The retainers are paid quarterly.

The following table sets forth a summary of the compensation paid to or earned by our non-employee directors for service in 2008. The compensation we paid to Mr. Pickus, or which he earned, in 2008 is included in the 2008 Summary Compensation Table on page 90 relating to the compensation for our named executive officers.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Kevin C. Eichler	$60,000	$15,199	$75,199
Shawn Farshchi	$30,000	$43,161	$73,161
J. Martin O’Malley	$40,000	$37,023	$77,023
Jim Stephens	$36,126	$35,219	$71,345
James Thanos	$33,874	$15,199	$49,073

(1)	The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by us in fiscal 2008, excluding the effect of certain forfeiture assumptions, related to stock option awards in fiscal 2008 and prior years, as described in Statement of Financial Accounting Standards No. 123R. See Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for details as to the assumptions used to determine the fair value of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Our non-employee directors had option awards outstanding as of December 31, 2008 for the following number of shares: Mr. Eichler, 106,000; Mr. Farshchi, 38,333; Mr. O’Malley, 56,666; Mr. Stephens, 41,666; and Mr. Thanos, 116,000. Each non-employee director received annual option grants for an aggregate of 10,000 shares of our common stock, each with an exercise price of $3.48, on May 21, 2008. The annual option grants were immediately vested and exercisable on the grant date. The entire grant date fair value (including amounts expensed in 2008) of the annual option award issued to each of our non-employee directors in 2008 was $15,199.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2009 with respect to the beneficial ownership of shares of our common stock by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; (ii) each of our named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation;” (iii) each of our directors; and (iv) all of our directors and executive officers as a group. On March 31, 2009, 46,358,673 shares of our common stock were issued and outstanding. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage Beneficially Owned(2)
5% Stockholders:
Intana Management, LLC(3)	4,635,069	10.0%
Crosslink Capital, Inc.(4)	3,847,812	8.3
Wells Fargo & Company(5)	2,756,965	5.9
Blackrock, Inc.(6)	2,696,200	5.8
Dimensional Fund Advisors LP(7)	2,612,942	5.6
Barclays Global Investors N.A.(8)	2,406,703	5.2
Royce & Associates, LLC(9)	2,396,500	5.2

Executive Officers and Directors:
Joshua Pickus(10)	1,537,940	3.2%
Shelly Schaffer(11)	138,208	*
Ken Owyang(12)	3,803	*
Michael Sayer(13)	411,250	*
Richard Mandeberg(14)	282,083	*
Anthony Rodio(15)	319,125	*
Kevin C. Eichler(16)	108,000	*
Shawn Farshchi(17)	42,500	*
Martin O’Malley(18)	60,833	*
Jim Stephens(19)	45,833	*
James Thanos(20)	118,000	*
All directors and executive officers as a group (11 persons)(21)	3,067,575	6.2%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	The address of each executive officer and director is SupportSoft, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, Attention: Investor Relations.

(2)	To our knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2009 are deemed outstanding and beneficially owned by such person. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on March 31, 2009. Intana Management, LLC reported shared voting and dispositive power of 4,635,069 shares of our common stock. The mailing address for Intana Management, LLC is 505 Park Avenue, 3rd Floor, New York, NY 10022.

(4)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2009. Crosslink Capital, Inc., an investment adviser registered under

Section 203 of the Investment Advisers Act of 1940, reported shared voting power and shared dispositive power of 3,847,812 shares of our common stock. The mailing address for Crosslink Capital, Inc. is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.

(5)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on January 27, 2009. Wells Fargo & Company reported sole dispositive power of 2,752,965 shares of our common stock, and shared dispositive power of 4,000 shares of our common stock. The mailing address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163.

(6)

Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2009. Blackrock, Inc. reported shared dispositive power of 2,696,200 shares of our common stock, but disclaims beneficial ownership of such shares. The mailing address for Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(7)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009. Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, may be deemed to be the beneficial owner of 2,612,942 shares of our common stock as a result of its role as investment advisor or manager to various funds. Dimensional reported sole voting power and sole dispositive power of 2,612,942 shares, but disclaims beneficial ownership of such shares. The mailing address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(8)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2009. Barclays Global Investors, N.A. reported sole dispositive power of 2,406,703 shares of our common stock. The mailing address for Barclays Global Investors, N.A. is 400 Howard Street, San Francisco, CA 94105.

(9)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2009. Royce & Associates, LLC reported sole voting power and sole dispositive power of 2, 396,500 shares of our common stock. The mailing address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(10)	Includes 1,488,540 shares subject to stock options that are exercisable within 60 days of March 31, 2009. Also includes 49,400 shares held by Pickus Family Trust. Mr. Pickus and Carey Pickus are trustees of the Pickus Family Trust and share voting and dispositive power.

(11)	Includes 137,208 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(12)	Prior to February 4, 2008, Mr. Owyang was our Chief Financial Officer and one of our executives. As disclosed elsewhere herein, on February 4, 2008, we announced that Mr. Owyang intended to leave the Company.

(13)	Includes 381,250 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(14)	Includes 279,083 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(15)	Includes 319,125 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(16)	Includes 106,000 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(17)	Includes 42,500 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(18)	Includes 60,833 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(19)	Includes 45,833 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(20)	Includes 2,000 shares held by Budd Thanos Trust. Mr. Thanos and Christine Budd are trustees of Budd Thanos Trust and share voting and dispositive power. Also includes 116,000 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(21)	Includes 2,976,372 shares subject to stock options that are exercisable within 60 days of March 31, 2009. As of March 31, 2009, our executive officers consisted of Josh Pickus, Richard Mandeberg, Anthony Rodio, Michael Sayer, and Shelly Schaffer. Ken Owyang announced on February 4, 2008 that he would be leaving the Company to pursue other interests; he is no longer an employee nor an executive officer of the Company.

COMPENSATION COMMITTEE REPORT

SupportSoft's Compensation Committee consists of three independent Directors: Messrs. Stephens, O'Malley and Thanos. Set forth below is the Compensation Discussion and Analysis, which is a discussion of compensation programs and policies from the perspective of the Board and the Company.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee's review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

THE COMPENSATION COMMITTEE:

Jim Stephens, Chairman

J. Martin O’Malley

James Thanos

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Executive Summary

We provide software and services designed to make technology work. We currently operate our business in two segments, the Consumer Business and the Enterprise Business. Our Consumer Business is a technology-enabled services business that was launched in 2007 to provide consumers with assistance in resolving technology problems. Our Enterprise Business consists of our traditional business in which we license technical support software to digital service providers (telecommunications and cable companies) and corporate IT departments and IT outsourcers. As further discussed in this section, our executive compensation program is designed to reward our senior executive officers when they contribute to the achievement of our business objectives and create long-term stockholder value. Our compensation plans and programs for 2009 are evolving and are subject to change depending upon, among other things, the timing and successful closing of the proposed Asset Sale described elsewhere in this proxy statement.

The following discussion and analysis explains our executive compensation program and policies as they relate to our senior executives who are listed in the Summary Compensation Table below for fiscal year 2008. We refer to these senior executives as our named executive officers. For 2008, our named executive officers were:

Joshua Pickus	President and Chief Executive Officer

Shelly Schaffer	Chief Financial Officer and Executive Vice President of Finance and Administration

Michael Sayer	Executive Vice President, General Manager Enterprise

Richard Mandeberg	Executive Vice President, Chief Revenue Officer, CSG

Anthony Rodio	Executive Vice President, Chief Operating Officer, CSG

Ken Owyang	Former Chief Financial Officer and Senior Vice President of Finance and Administration

As previously reported, Mr. Owyang ceased to act as our Chief Financial Officer at the time we filed our Annual Report on Form 10-K for 2007. On March 13, 2008. Ms. Schaffer succeeded Mr. Owyang as our Chief Financial Officer.

The following are the highlights of our 2008 executive compensation program:

•	We froze the total cash compensation for our senior executive officers continuing from the prior year;

•

Our named executive officers earned short-term cash incentive awards pursuant to our Executive Incentive Compensation Incentive Plan at quarterly intervals based on achievement of quarterly company and/or business unit revenue and operating income goals and/or individual performance objectives that, on a yearly basis, ranged from about 71% to 119% of their target opportunities. Short-term cash incentive payments for 2008 ranged from about 18% to 119% of the executives’ base salaries;

•	We awarded time-based stock options to our named executive officers under our existing omnibus equity incentive plan;

•	We adopted an amended and restated Executive Incentive Compensation Plan, including changes to the plan, that will be operational for 2009; and

•	We did not conduct a new benchmarking review during 2008 because we determined that the 2007 benchmarking review remained appropriate for determining 2008 compensation levels.

The discussion and analysis of our 2008 executive compensation program that follows may include forward-looking statements, and should be read together with the compensation tables and related disclosures that follow this section.

Compensation Philosophy and Objectives

The Compensation Committee reviews executive officer performance and total compensation, including equity awards, on an annual basis. These reviews take place generally in October for named executive officers other than our Chief Executive Officer, and after the end of our fiscal year for the Chief Executive Officer. The Compensation Committee has sole authority to assess the performance of our Chief Executive Officer and determine his compensation. In general, our management team supports our Compensation Committee with its tasks of considering and establishing executive compensation for the other named executive officers. Our executive compensation program has been designed by our Compensation Committee to promote two primary objectives:

•	to attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value; and

•	to align executive pay with annual and long-term company performance and stockholder return.

These objectives guide the compensation elements we use and our compensation decisions for individual executive officers, as further discussed in this section. With these objectives in mind, we generally seek through our executive compensation program to attract and retain our named executive officers, to reward our named executive officers for achieving quarterly, semi-annual and annual performance goals, and to encourage our named executive officers to meet performance goals in future periods.

Executive Compensation Program Design

The principal elements of our executive compensation program are base salary, short-term cash incentive awards earned on a quarterly, semi-annual and annual basis and long-term equity awards earned based on our review of full-year performance, which equity awards vest over time. In keeping with our philosophy of aligning pay with performance, a significant portion of our named executive officers’ compensation is “at risk” and comprised of both long-term equity awards and short-term cash incentives. For us, “at risk” compensation consists of potential earnings that are directly linked to performance or earnings that are granted in the form of short-term cash incentives and long-term investments in our company’s success through equity awards.

We believe long-term equity awards are particularly effective as a means of aligning the interests of our named executive officers with those of our stockholders as these awards drive both long-term company performance and retention of key executives. We believe this because the equity awards will not deliver any return to our executives unless our stock price increases after the time the award is made. Accordingly, each year we seek to establish long-term equity incentives as a significant component of our executive compensation program. We also believe that short-term cash incentives are an important and effective way to align named executive officer pay with company performance because short-term cash incentives are actually earned only when our named executive officers help us achieve our business objectives. We measure short-term cash incentive award achievement on a quarterly, semi-annual and annual basis based on both company and individual executive officer performance, which also helps us more closely equate executive pay with real-time performance.

In 2008, each of our named executive officers was eligible to receive a target short-term cash incentive, expressed as a percentage of his or her annual base salary, based on the executive’s attainment of pre-established goals and/or the performance of the company and/or the executive’s business unit. For 2008, our Chief Executive Officer’s short-term cash incentive opportunity was tied to quarterly and annual company and/or business unit revenue and operating income targets set by the Compensation Committee. The Compensation Committee chose these particular performance metrics for our Chief Executive Officer to ensure that he capitalized on our revenue growth opportunities while maintaining operating discipline. Annual cash incentives for our other named executive officers were tied to their quarterly achievement of various individual performance objectives and/or to achievement of quarterly and annual revenue, operating income, and/or other business unit objectives. The revenue and operating income targets relevant to our named executive officers are described in greater detail under “—Annual Cash Incentive Awards” below.

Executive Compensation Program Design Changes for 2008 and 2009

Our executive compensation program design changed a number of times in 2008 and 2009 as it related to short-term cash incentives. These changes generally related to our newer Consumer Business which is rapidly evolving. In January 2008, the Board adopted a new Executive Incentive Compensation Plan, which we refer to as the 2008 annual incentive plan, that was designed to closely align executive compensation with corporate and business unit financial performance. We adopted the 2008 annual incentive plan based on the results of our 2007 benchmarking activities discussed below. Although we view our cash compensation to be competitive with that offered by companies in our peer group, in the light of the Radford Associates survey data discussed further below, we believed that we could strengthen our pay for performance program by tying a larger percentage of short term cash incentives to company or business unit performance, as opposed to individual objectives.

Based on this objective, the 2008 annual incentive plan tied a significant percentage of each executive officer’s short-term cash incentive compensation to company financial performance and, for our executives who serve as heads of our business units, business unit financial performance. For 2008, the cash incentive compensation for Mr. Pickus and Mr. Sayer was tied exclusively to company (in the case of Mr. Pickus) and business unit (in the case of Mr. Sayer) financial performance. For our other executive officers, short term cash incentive compensation was tied to company and/or business unit financial performance and to achievement of individual goals. The balance between individual and company and business unit goals varied from officer to officer.

2008 Annual Incentive Plan Changes

In July 2008, the Board adopted an amended and restated 2008 annual incentive plan, making certain changes related to the 2008 annual incentive plan. The amendments and changes related primarily to our Consumer Business, and were implemented to ensure that the 2008 annual incentive plan would be flexible enough to achieve its incentive and retention objectives during the early stages of our Consumer Business, taking into account the longer roll-out periods associated with partner engagements in the Consumer Business. Effective for the second half of 2008 and beyond, the amendments and changes to the 2008 annual incentive plan eliminated specification of the relative percentage weighting between the financial component and individual component for the participants, instead giving us discretionary authority each year to establish the relative percentage weighting for these annual incentive components based on our and in particular our Consumer Business’ outlook at the time. As discussed below in the section entitled “Annual Cash Incentive Awards,” the Board also changed the relative weighting of financial and individual components for certain executive officers. For our executive officers who lead the Consumer Business, the inclusion of or increase in weighting for individual components reflected the variety of activities that we believe would be required to develop the Consumer Business.

The Board also reduced the previously selected revenue target for the Consumer Business for 2008 to reflect the longer roll-out periods associated with partner engagements in the Consumer Business. However, the revised targets for the Consumer Business for 2008 continued to reflect substantial increases over consumer revenue for 2007. Concurrent with the reduction in Consumer Business revenue targets, the Board eliminated the potential for overachievement against short-term cash incentive compensation targets based on Consumer Business revenue for 2008. The Board also eliminated our Chief Executive Officer’s eligibility for overachievement against all short-term cash incentive compensation targets for 2008, and reduced the amount of short-term cash incentive compensation potentially available to the Chief Executive Officer for the second half of 2008. With the exception of our Chief Executive Officer’s incentive compensation, the Board did not make any changes to the potential overachievement incentive based on operating income achievement by our enterprise business.

For 2008 annual incentive plan participants with an annual incentive based on company financial performance due to their responsibilities spanning both segments of our business, consisting of our Chief Executive Officer and our Chief Financial Officer, our Board of Directors revised the method for measuring achievement of performance by providing that the operating income contribution targets for the Enterprise Business and revenue targets for the Consumer Business were weighted separately and equally to determine the company financial performance component of their annual incentive payout.

2009 Annual Incentive Plan Changes

In February 2009, our Board of Directors again amended and restated the annual incentive plan, to ensure that the plan would remain effective in achieving its retention and incentive objectives. The amendments and changes provided that we will establish financial goals for the consumer and enterprise businesses on a quarterly, semi-annual or annual basis, at our discretion, in advance of such performance period(s), rather than establishing quarterly and annual financial goals as had previously been our practice. These changes were deemed necessary to provide us with greater flexibility to properly set targets in light of the rapid rate of change, in particular in our Consumer Business. The amendments and changes also provided that incentive awards based on company and/or business unit achievement of financial performance goals during specified performance period(s) will be earned only at the close of each such performance period.

Consistent with the foregoing, for 2009 we expect that the target short-term cash incentive opportunities for our executive officers will be based upon two components:

•	the company’s (or the business unit’s, for executives assigned to a business unit) achievement of its financial goals; and

•	the individual executive’s achievement of his or her individual management by objective goals, which we refer to as MBO goals.

MBO goals generally consist of both quantifiable and non-quantifiable performance objectives based on identifiable criteria that can be both measured and defined by us in advance of the relevant performance period. We expect that the portion of an executive’s overall target bonus attributable to company or business unit performance will be greater for more senior employees who have a greater influence on company or business unit financial results. Participating employees will be eligible to receive greater than 100% of the company or business unit portion of their target short-term cash incentive opportunities according to a formula for business overachievement, subject to a cap determined by the Compensation Committee. Any overachievement will be earned only at the close of our fiscal year and will be paid annually. We will further discuss the operation of our annual incentive plan for 2009 and the decisions made under it in the Compensation Discussion and Analysis to be included in our proxy statement for our 2010 Annual Meeting of Stockholders. Furthermore, our compensation plans and programs for 2009 are evolving and are subject to change depending upon, among other things, the timing and successful closing of the proposed Asset Sale described elsewhere in this proxy statement.

The Role of Consultants and Benchmarking Data

The Compensation Committee believes in the practice of using “at risk” compensation to compliment base salary. We expect that in years in which we achieve strong results, the “at risk” elements of our executive compensation program will raise total executive compensation to a premium above market averages. In contrast, we do not expect to pay a premium above market averages in years in which we do not achieve strong results. We believe that in this way, using “at risk” compensation to reward performance with above-market compensation supports our goal of attracting qualified senior management and promotes future compensation growth opportunities.

Historically, the Compensation Committee reviewed data from a variety of sources to determine and set executive compensation, including benchmarking data and compensation information from peer companies, industry surveys, and outside compensation consultants. In 2007, the Compensation Committee together with members of our management team conducted a formal benchmarking review for purposes of:

•	evaluating our executive and director compensation program as whole;

•	evaluating our individual named executive officer compensation; and

•	developing the Plan.

The Compensation Committee, working with our human resources function, also identified a peer group of companies comprised of technology and technology-enabled services companies, some of which compete with us for business or for employees. The companies in this peer group had one or more attributes similar to us, including size, geographic location, financial performance, and type of business or products. The Compensation Committee reviewed executive compensation data from the following companies comprising our peer group:

Callidus Software Inc.	Keynote Systems, Inc.	Taleo Corporation
Chordiant Software, Inc.	LivePerson, Inc.	Website Pros, Inc.
Cybersource Corporation	OpsWare Inc. (acquired by HP in 2007)
Kana Software, Inc.	RightNow Technologies, Inc.

Besides data from these peer companies, the Compensation Committee also reviewed survey data obtained from Radford Associates. Watson Wyatt provided some advice to the Compensation Committee with respect to our Plan and certain incentive awards in 2008. In determining appropriate comparable data, the Committee consulted the survey results that compare compensation data for two categories of companies:

•	all software companies with revenue under $200 million; and

•	all Northern California technology companies with revenue under $200 million.

These categories most closely represent the software and technology companies in the Silicon Valley area with whom we compete for personnel. In addition, the Compensation Committee sought the views of Watson Wyatt with respect to industry trends and specific issues relating to cash incentive compensation programs.

We made the decision not to conduct a new benchmarking assessment during 2008 because we did not significantly change our executive compensation program between 2007 and 2008 and, after review of the benchmarking assessment made in 2007, we determined that it remained appropriate for assisting us in determining 2008 compensation levels. We specifically used the 2007 benchmarking assessment along with updated compensation data based on the Radford Associates survey in connection with making certain compensation adjustments for Messrs. Rodio, Sayer and Mandeberg based on their changing responsibilities with us for 2008.

In general, the Compensation Committee and our human resources department use the third quartile as a guideline for establishing individual compensation elements, as well as total compensation, for each of our named executive officers. We have generally benchmarked compensation against the third quartile because we have found a need to pay cash compensation in the third quartile in order to attract top executive talent. When factoring in our pay for performance philosophy and our use of “at risk” compensation, we have found that our compensation packages generally remain in the third quartile of peer companies. Although our Chief Executive Officer recommends compensation for named executive officers other than himself, it is ultimately the responsibility of the Compensation Committee to set compensation for such executive officers.

In the fourth quarter of 2007, the Compensation Committee considered the benchmarking data it collected as one of many factors in assessing each individual named executive officer’s compensation, including base salary, short-term cash incentives and long-term equity awards. The Compensation Committee weighed the market data in light of the Compensation Committee’s assessment of each executive officer’s performance, responsibilities, experience and significance to our corporate objectives, as well as our business performance as a whole. Based on its benchmarking review and its overall compensation philosophy, the Compensation Committee determined that the base salaries and target cash incentives for the named executive officers, including our Chief Executive Officer, were competitive, and thus did not increase the named executive officers’ cash compensation for 2008.

Named Executive Officer Performance Reviews and The Role of Management

In the first quarter of 2008, the Compensation Committee established performance objectives for each named executive officer for the short-term cash incentives as further described below. The performance objectives for each executive (other than Messrs. Pickus, Sayer and Mandeberg) were to be based on two components: company or business unit performance, and individual MBO goals. Annual cash incentives for Messrs. Pickus, Sayer and Mandeberg were based solely on company or (as applicable) business unit performance. As noted above under “Executive Compensation Program Design Changes for 2008 and 2009,” in the third quarter of 2008, our board of directors implemented certain changes to the previously established performance objectives. These changes reduced the previously selected revenue targets for the Consumer Business for 2008, although they remained substantially above the targets set for 2007, and included or increased the weighting of individual components for the officers who lead our Consumer Business unit.

Key members of our management team worked with the Compensation Committee to conduct the 2007 benchmarking review described above. Our Chief Executive Officer participates in the performance discussions regarding the other named executive officers and makes recommendations to the Compensation Committee regarding the officers’ compensation, based on his direct knowledge of the officers’ performance and contributions to our business results although it is ultimately the responsibility of the Compensation Committee to set compensation for each executive officer. Certain exceptions to the timing of these annual performance and compensation reviews may occur as a result of contractual commitments or extenuating circumstances justifying an off-cycle review.

Elements of 2008 Executive Compensation

Our executive compensation program consists of the following elements:

•	Base salary;

•	Short-term, cash incentive awards;

•	Long-term, equity-based awards; and

•	Other benefits.

Base Salary

Base salary is the baseline cash compensation that we pay to executive officers throughout the year. Base salaries provide executive officers with a predictable level of income. We pay base salaries to attract and retain strong talent, which salaries are designed to give our executive officers the ability to support a reasonable standard of living in Silicon Valley. The Compensation Committee determines individual executive salaries and does not apply any specific formula. In determining appropriate base salaries, in addition to reviewing market data from Radford’s compensation surveys, or in exceptional cases, an outside compensation consultant, the Compensation Committee generally considers:

•	the scope of responsibility and experience of the executive officer;

•	the individual performance of each existing executive officer;

•	competitive market compensation;

•	internal equitable considerations;

•	the significance of the individual to the achievement of our corporate objectives; and

•	in the case of executive officers other than the Chief Executive Officer, the Chief Executive Officer’s recommendation as to compensation.

In recent years during which we were initially hiring our named executive officers, in order to attract top executive talent, we offered compensation packages with base salaries in the third quartile of salaries for executive officers in similar positions and with similar responsibilities at comparable companies. As discussed above under “The Role of Consultants and Benchmarking Data,” we generally believe that total compensation should be targeted in the third quartile of the peer group when including “at risk” compensation. Base salaries were frozen for 2008 and are reviewed annually by the Compensation Committee.

The base salary amounts for our named executive officers for 2008 are set forth in the table below. These base salaries were established based on offer letters that we negotiated with each named executive officer at the time they joined us. The only exception is for Mr. Rodio, whose base salary amount as set forth in his employment offer letter was $220,000. Based on his contributions to our company and his anticipated contributions in the future, Mr. Rodio’s base salary was increased to $240,000 in 2007. The Compensation Committee’s primary rationale for establishing the named executive officers’ base salaries, including the salary for Ms. Schaffer, who joined us in 2008, was to attract and retain top level talent for our company. We did not increase base salaries for our named executive officers for 2008.

Name and Title	2008 Base Salary
Joshua Pickus	$350,000
President and Chief Executive Officer

Shelly Schaffer	$265,000
Chief Financial Officer and Executive Vice President of Finance and Administration

Michael Sayer	$250,000
Executive Vice President, General Manager Enterprise

Richard Mandeberg	$240,000
Executive Vice President, Chief Revenue Officer, CSG

Anthony Rodio	$240,000
Executive Vice President, Chief Operating Officer, CSG

Ken Owyang(1)	$250,000
Former Chief Financial Officer and Senior Vice President of Finance and Administration

(1)	Mr. Owyang ceased to act as our Chief Financial Officer on March 13, 2008. Mr. Owyang’s base salary for the full year 2008 would have been $250,000 had he remained as our Chief Financial Officer and an employee of the company for the entire calendar year.

For more information about our named executive officers’ base salaries for 2008, see the 2008 Summary Compensation Table below.

Annual Cash Incentive Awards

As discussed above, we pay short-term cash incentives under our annual incentive plan to attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value, and to align executive pay with quarterly, semi-annual and annual company performance. In determining appropriate short-term cash incentive opportunities for each named executive officer, in addition to reviewing market data from Radford’s compensation surveys or, in exceptional cases, an outside compensation consultant, the Compensation Committee considers the same factors considered in determining base salary. Actual payouts for our short-term cash incentive awards for each named executive officer are based on the achievement of specified company objectives and MBO goals established at the beginning of the year and evaluated quarterly and at the end of the year.

For 2008, our short-term cash incentive award payout approach was as follows:

•

no payment was made if an executive (and/or the executive’s business unit or, with respect to the Chief Executive Officer, the company itself) failed to achieve minimum expectations, which were set between 66.7% and 80% of a specified quantitative performance objective;

•

up to 100% of the target incentive compensation was paid if an executive (and/or the executive’s business unit or, with respect to the Chief Executive Officer, the company itself) achieved between the minimum threshold referred to above and 100% of the performance objectives; and

•

a payment greater than 100% of the target bonus was paid if the executive (and/or the executive’s business unit or, with respect to the Chief Executive Officer, the Company itself) exceeded the performance objectives, subject to a cap determined by our Compensation Committee.

The Compensation Committee retains discretion to award bonuses in the event objectives are not achieved, with the appropriate supporting rationale. We believe that, based on our benchmarking review, the short-term cash incentive opportunities for our named executive officers are in the third quartile of comparable companies.

Short-term cash incentive awards for each of our named executive officers (other than with respect to Mr. Owyang) were payable quarterly and annually based on annual over-achievement, if any, of the named executive officers’ respective performance measures. Generally, the actual short-term cash incentive payments made to each named executive officer had the potential to be more (other than with respect to Mr. Owyang ) or less than the target short-term cash incentive award opportunity, depending on the level of our achievement of the respective performance measures tied to the officer’s award. However, with respect to awards dependent on the level of our achievement of Consumer Business revenue for the second half of 2008, the actual short-term cash incentive payments made to the respective named executive officer for the third and fourth quarters had the potential to be less, but not more, than the target short-term cash incentive award opportunity, because no overachievement was possible for Consumer Business revenue based on the changes made to the annual incentive plan in July 2008, as discussed above in the section entitled “Executive Compensation Program Changes for 2008 and 2009.”

For 2008, the terms of our named executive officers’ short-term cash incentive awards and the payments made with respect to those awards were as follows:

•

Mr. Pickus’ short-term cash incentive award was determined on a quarterly and annual basis based on our achievement of revenue performance and operating income targets. Initially, Mr. Pickus’ short-term cash incentive award was based equally on a target of annual company revenue of $58.372 million and annual company operating loss of $12.126 million. Company revenue and company operating loss were measured quarterly and annually against quarterly and annual targets. Based on the initial targets, Mr. Pickus was not entitled to a short-term cash incentive award in any quarter if less than 80% of the revenue target was achieved and if the operating loss exceeded the target for that quarter by more than $450,000. For the third and fourth quarters of 2008, as discussed above in the section entitled “Executive Compensation Program Changes for 2008 and 2009,” Mr. Pickus’s short-term cash incentive award was modified to be based equally on revenue for our Consumer Business of $3,352,739 for the second half of 2008, and operating income for our enterprise business of $2,528,580 for the second half of 2008. Mr. Pickus’ maximum potential short-term cash incentive award for 2008, taking into account the changes made to the annual incentive plan in July 2008, was $282,990. Mr. Pickus actually received short-term cash incentive awards totaling $275,816 in 2008.

•

As noted above, we announced in February 2008 that Mr. Owyang would be leaving the company. Mr. Owyang’s last day as our executive officer was March 13, 2008, the date on which we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Mr. Owyang’s last day as our employee was July 3, 2008. Mr. Owyang’s short-term cash incentive award was based upon his assistance during the first and second quarters of 2008 in the transition of the Chief Financial Officer role and his efforts in preparing and filing our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Mr. Owyang’s actual short-term cash incentive award payments could not exceed his target short-term cash incentive award opportunity. Mr. Owyang actually received short-term cash incentive awards totaling $42,968 in 2008.

•

As noted above, Ms. Schaffer joined us in February 2008. Pursuant to the terms of her offer letter, Ms. Schaffer’s MBO targets for 2008 were calculated based on her full-year salary, with the amount of the MBO target apportioned evenly across the second, third and fourth quarters of 2008. For the second quarter of 2008, Ms. Schaffer’s short-term cash incentive award was payable based on company revenue achievement of $13.628 million, company operating loss achievement of $3.940 million, and achievement against individual goals. Based on the initial targets, Ms. Schaffer was not entitled to a short-term cash incentive award for the second quarter if less than 80% of the revenue target was achieved, nor if the operating loss exceeded the target for that quarter by more than $450,000. For the third and fourth quarters of 2008, as discussed above in the section entitled “Executive Compensation Program Changes for 2008 and 2009,” Ms. Schaffer’s short-term cash incentive award was modified to be based on revenue for our Consumer Business of $3,352,739 for the second half of 2008, operating income for our enterprise business of $2,528,580 for the second half of 2008, and achievement against individual goals. Ms. Schaffer’s maximum potential short-term cash incentive award for 2008, taking into account the changes made to the annual incentive plan in July 2008, was $165,625. Ms. Schaffer actually received short-term cash incentive awards totaling $135,834 in 2008.

•

Mr. Sayer’s short-term cash incentive award was based upon our achievement against an annual target of $3,356,000 for enterprise business unit operating income, as measured by quarterly and year-to-date achievement against this target. In order to initially attract Mr. Sayer to the company when he was hired in 2006, the Compensation Committee agreed to a target short-term cash incentive award greater than the 60th percentile of comparable companies. Mr. Sayer was not entitled to a short-term cash incentive award in any given quarter if less than 57.4% of the operating income target was achieved in that quarter. Mr. Sayer’s maximum potential short-term cash incentive award opportunity was capped at 200% of the target short-term cash incentive award. Mr. Sayer actually received short-term cash incentive awards totaling $297,775 in 2008.

•

Mr. Mandeberg’s short-term cash incentive award was initially based on our achievement against an annual Consumer Business target revenue of $15,054,000. Consumer business unit revenue was measured quarterly and annually against quarterly and annual targets. Based on the initial targets, Mr. Mandeberg was not entitled to a short-term cash incentive award in any quarter if less than 66.7% of the revenue target was achieved. For the third and fourth quarters of 2008, as discussed above in the section entitled “Executive Compensation Program Changes for 2008 and 2009,” Mr. Mandeberg’s short-term cash incentive award was modified to be based equally on revenue for our Consumer Business of $3,352,739 for the second half of 2008, and on achievement against individual goals. Taking into account the changes made to the annual incentive plan in July 2008, Mr. Mandeberg’s maximum potential short-term cash incentive award was $60,000. Mr. Mandeberg actually received short-term cash incentive awards totaling $44,200 in 2008.

•

Mr. Rodio’s short-term cash incentive award was initially based on our achievement against an annual Consumer Business target revenue $15,054,000, achievement against efficiency goals defined for our work from home call center operations, and achievement against revenue and cost per order goals for our Consumer Business unit’s support.com line of business. Consumer business unit revenue was measured quarterly and annually against quarterly and annual targets. Call center operations and support.com performance were measured quarterly against quarterly targets. Based on the initial targets, Mr. Rodio was not entitled to a short-term cash incentive award in any quarter if less than 66.7% of the revenue target was achieved, call center operations efficiency goals were not achieved, and less than 80% of the support.com revenue and cost per order goals were achieved. For the third and fourth quarters of 2008, as discussed above in the section entitled “Executive Compensation Program Changes for 2008 and 2009,” Mr. Rodio’s short-term cash incentive award was modified to be based on revenue for our Consumer Business of $3,352,739 for the second half of 2008, and on achievement against individual goals pertaining to the work from home call center and the support.com line of business. Taking into account the changes made to the annual incentive plan in July 2008, Mr. Rodio’s maximum potential short-term cash incentive award for 2008 was $60,000. Mr. Rodio actually received short-term cash incentive awards totaling $42,839 in 2008.

When we established the initial performance targets for 2008, we believed that the performance targets were set at levels that were achievable, but that required the achievement of the high-end of our internal corporate objectives. When we issued the modified performance targets for the second half of 2008 in July 2008, we continued to believe that the revised targets required achievement of the high end of our then-current internal corporate objectives, and represented substantial increases over consumer revenue for 2007 in particular, while taking into account the longer roll-out periods associated with partner engagements in the Consumer Business.

Our named executive officers earned the following cash incentive awards for their work performed in 2008:

Executive Officer Name	Total 2008 Target Cash Incentive Potential	2008 Cash Incentive Potential (% of Salary)	Actual 2008 Cash Incentive	Actual 2008 Cash Incentive (% of Salary)
Joshua Pickus	$300,000	86%	$275,816	78.8%
Shelly Schaffer(1)	$132,500	50%	$135,834	51.2%
Michael Sayer	$250,000	100%	$297,775	119%
Richard Mandeberg	$60,000	25%	$44,200	18.4%
Anthony Rodio	$60,000	25%	$42,839	17.8%
Ken Owyang(2)	$42,968	37.5%	$42,968	37.5%

(1)	As noted above, Ms. Schaffer joined us in February 2008. Amounts shown reflect awards paid from February 2008 until the end of fiscal year 2008.

(2)	Due to Mr. Owyang’s departure in 2008, Mr. Owyang’s target cash incentive potential for the first quarter of 2008 was $31,250, or 50% of his salary paid during the first quarter. Mr. Owyang additionally was eligible for a cash incentive for the second quarter of 2008, calculated at a pro rata basis of 37.5% of his full quarter target cash incentive potential of $31,250, or $11,718. Prior to his departure, Mr. Owyang transitioned to part-time status, which resulted in a reduction of his salary rate. The figure for Mr. Owyang’s cash incentive potential as a percentage of salary is measured against his actual salary paid for 2008.

In the annual compensation review conducted in the fourth quarter of 2008, the potential short-term cash incentive amounts were not changed for the named executive officers for 2009. For more information about our short-term cash incentive awards and payouts for 2008, see the 2008 Summary Compensation Table and 2008 Grants of Plan-Based Awards Table below.

Long-Term Equity Awards

We make long-term equity awards to our named executive officers to encourage them to work to create long-term value for our stockholders through sustained performance. Our long-term equity program for the entire company, including named executive officers, consists of equity grants under our 2000 Omnibus Equity Incentive Plan and our employee stock purchase program. Although we may issue a variety of equity awards under our 2000 Omnibus Equity Incentive Plan, we generally only issue stock option awards as long-term equity compensation. We believe that awarding stock options, as opposed to restricted stock or restricted stock units, is the most effective way of rewarding and encouraging our named executive officers for performance because each executive will derive benefit from his or her stock options only if the market value of our common stock increases. Stock option awards in this way encourage our named executive officers to continue to work for sustained company performance after the executive has received the stock option award.

Stock options granted by the Compensation Committee are generally time-based, typically vesting over a four-year period, and are granted with an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant. Historically, stock-based awards are granted in conjunction with the executive’s hiring, and are then reviewed and supplemented annually. In certain instances, we have also granted performance-based stock option awards, which stock options were exercisable only if our common stock achieves certain pre-established value levels. For 2008, we only granted time-based stock options.

2008 Stock Option Awards

We typically grant equity awards on regularly-scheduled grant dates determined in advance by the Compensation Committee, and the exercise prices for such stock options are established based on the scheduled grant date rather than the date of authorization by the Compensation Committee. New employees are generally granted stock options on the third business day of the month following their date of hire. Similarly, annual performance-related awards are made on a date determined in advance by the Compensation Committee based upon the completion of our annual performance review process, which typically occurs in October of each year. The Compensation Committee does not have a policy regarding whether such regularly-scheduled stock option grants will be made if the Compensation Committee or the executive is at the time in possession of material non-public information, but will consider the appropriateness of such grants on a case-by-case basis. The Compensation Committee has the sole authority to grant equity awards to our Chief Executive Officer and other named executive officers.

For 2008, our Chief Executive Officer’s annual long-term equity award was made on February 14, 2008 following the Compensation Committee’s assessment of his performance in January 2008, consistent with the terms of his offer letter, as further described below. Based on subjective discretion and its performance assessment of our Chief Executive Officer, our Compensation Committee awarded Mr. Pickus a stock option for 250,000 shares of our common stock as his annual long-term equity award. In determining the number of shares subject to this stock option, the Compensation Committee considered the benchmarking review discussed above and our desire to encourage Mr. Pickus’ performance on behalf of the company in 2009, along with the effective burn rate for equity awards under the 2000 Omnibus Equity Incentive Plan.

Concurrent with the grant to our Chief Executive Officer, the Compensation Committee awarded each of Mr. Mandeberg and Mr. Rodio stock options for 30,000 shares of our common stock. In determining the number of shares subject to these stock options, which fell outside of the annual long-term equity award process, the Compensation Committee considered the importance of the roles played by Mr. Mandeberg and Mr. Rodio as business leaders of our Consumer Business, the benchmarking review discussed above, and our desire to encourage the performance of Mr. Mandeberg and Mr. Rodio on behalf of the company in 2009.

On March 5, 2008, the third business day of the first month following Ms. Schaffer’s commencement of employment with the company, Ms. Schaffer received a stock option for 449,000 shares of our common stock. This stock option award was granted pursuant to the terms of the employment offer letter entered into between Ms. Schaffer and us. In determining the number of shares subject to this stock option, the Compensation Committee considered the benchmarking review discussed above and our desire to hire Ms. Schaffer and to encourage Ms. Schaffer’s performance on behalf of the company in 2009.

Our Compensation Committee also authorized the grant of annual long-term equity awards to our named executive officers (other than our Chief Executive Officer) for 2008 at its October meeting. Our other named executive officers’ annual long-term equity awards had a grant date of November 3, 2008 under our advance authorization practice described above. Again based on subjective discretion and its performance assessment of our named executive officers other than our Chief Executive Officer, our Compensation Committee awarded annual stock options for the following shares: Ms. Schaffer, 50,000 shares; Mr. Sayer, 50,000 shares; Mr. Mandeberg, 50,000 shares; and Mr. Rodio, 50,000 shares. In determining the number of shares subject to these stock options, the Compensation Committee again considered the benchmarking review discussed above and our desire to retain and motivate our named executive officers’ performance in 2009, along with the effective burn rate for equity awards under the 2000 Omnibus Equity Incentive Plan. For more information about our equity awards made in 2008, see the 2008 Grants of Plan-Based Awards Table below.

Employee Stock Purchase Plan

Our named executive officers may also participate in our Employee Stock Purchase Plan on the same terms as the rest of our employees. Our Employee Stock Purchase Plan is a broad-based stock purchase plan that enables all eligible employees to purchase shares of our common stock at a discounted price in order to share in our future success. The Employee Stock Purchase Plan qualifies under Section 423 of the Internal Revenue Code and is required to be made available to all employees, including all executive officers, serving a minimum numbers of hours. The Employee Stock Purchase Plan allows employees to acquire shares of our common stock through periodic payroll deductions of up to 15% of their total compensation, up to a maximum of 1,000 shares per employee in each offering period. Since July 2006, the price at which all employees may purchase our common stock under the Employee Stock Purchase Plan has been 85% of the lesser of the closing price of our common stock on the Nasdaq Global Select Market at the beginning and end of each 6-month purchase period. As of January 31, 2009, which was the end of the most recent 6-month purchase period, the purchase price for a share of our common stock under the Employee Stock Purchase Plan was $1.71 (rounded to the nearest cent).

Other Benefits

We also provide our named executive officers with certain employee benefits that are generally consistent with both the employee benefits we provide to all of our employees and that are provided by other employers in Silicon Valley. These benefits consist of a tax-qualified defined contribution plan, which we refer to as our 401(k) plan (and to which we do not make any contributions), health benefits, life insurance benefits, and other welfare benefits. We do not provide any special employee benefits for our named executive officers other than increased life insurance coverage equal to $300,000 per person, which increased coverage is also available to each of our employees who hold a position equal to or above the director level. Our employees who hold a position below the director level receive $150,000 in life insurance coverage per person.

Tax Implications of Compensation Policies

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to the compensation we pay to certain of our most highly compensated officers. In order to maintain flexibility in compensating our executive officers in a manner designed to promote achievement of corporate goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. However, we currently expect that our executive officers will earn cash compensation less than $1,000,000 per year in the foreseeable future.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

We have employment arrangements with our named executive officers to assist with attraction and retention. The following paragraphs summarize the employment-related agreements for our current named executive officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the compensation tables and narratives below. For more information about post-termination payments under these employment arrangements, see “Potential Payments Upon Termination or Change-in-Control” below.

Joshua Pickus

On April 6, 2006, Mr. Pickus was appointed our President and Chief Executive Officer. In connection with this appointment, we entered into an offer letter with Mr. Pickus. This offer letter was amended and restated on

December 23, 2008 solely for 409A purposes. Our arrangement with Mr. Pickus provided for him to receive an annual base salary of $350,000 and a short-term cash incentive target of $300,000 for 2006. Our Compensation Committee did not change Mr. Pickus’ annual base salary or short-term cash incentive target for either 2007, 2008 or 2009.

Under the terms of our arrangement with Mr. Pickus, in 2006, we granted Mr. Pickus an option to purchase 1,300,000 shares of common stock, which option vests in equal monthly installments over 48 months. Under the terms of our arrangement with Mr. Pickus, in 2006, we also granted Mr. Pickus two additional options, each providing for a right to purchase 200,000 shares of common stock, vesting in equal monthly installments over 48 months, subject to Mr. Pickus’ continued employment. These two additional options to purchase 200,000 shares of common stock only become exercisable, to the extent vested, following the date as of which the fair market value of our common stock has first equaled or exceeded $6 per share, and $9 per share, respectively, for 20 consecutive trading days. As of the date of this Proxy Statement, the fair market value of our common stock has already exceeded $6 per share for 20 consecutive trading days, so one option grant for 200,000 shares of common stock will be fully exercisable as it vests over time, subject to Mr. Pickus’ continued employment.

Pursuant to Mr. Pickus’ amended and restated offer letter, in the event of his involuntary termination, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 50% of his target short-term cash incentive in effect for the fiscal year in which he is terminated. If Mr. Pickus is involuntary terminated within 12 months following a change of control of the company, Mr. Pickus would be entitled to severance pay equal to 12 months of salary, 100% of his target short-term cash incentive in effect for the fiscal year in which he is terminated and the immediate vesting and exercisability of Mr. Pickus’ option grants. In addition, if any amount payable to Mr. Pickus is subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax or assessment, we will pay Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the offer letter, the maximum amount payable by us resulting from excise taxes imposed on Mr. Pickus is $1,500,000.

Shelly Schaffer

Ms. Schaffer joined us as Executive Vice President, Finance on February 29, 2008. As noted above, Ms. Schaffer assumed the title of Chief Financial Officer upon the filing of our annual report on Form 10-K for the fiscal year ended December 31, 2007 on March 13, 2008. In connection with her appointment to these roles, we entered into an offer letter with Ms. Schaffer. Our arrangement with Ms. Schaffer provided for her to receive an annual base salary of $265,000 and a short term cash incentive target of $132,500 for 2008. In addition, effective March 4, 2008, Ms. Schaffer was granted an option to purchase 449,000 shares of our common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vests in equal monthly installments over the following 36 months, subject to Ms. Schaffer’s continued employment.

Pursuant to the terms of Ms. Schaffer’s offer letter, if Ms. Schaffer is terminated without cause or resigns for good reason, Ms. Schaffer would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which she is terminated. If such termination or resignation followed a change of control of the company, Ms. Schaffer would also be entitled to vest in 50% of any remaining unvested shares underlying her initial grant of the option to purchase 449,000 shares of common stock.

Michael Sayer

Mr. Sayer, who was initially appointed our Senior Vice President of Worldwide Sales, became the General Manager and Executive Vice President of our Enterprise Solutions Group effective January 29, 2008. Mr. Sayer’s offer letter was amended and restated on October 27, 2008 for 409A purposes and to amend certain other terms. On April 6, 2009, we amended and restated Mr. Sayer’s offer letter to provide that a $250,000 lump sum payment and continued health care coverage may be provided to Mr. Sayer under certain circumstances following the closing of an Enterprise Sale (as such term is defined in the amended and restated employment offer letter) as more fully described in the amended and restated employment offer letter. The Asset Sale will qualify as an Enterprise Sale for purposes of the amended and restated employment offer letter and any payment made in connection with an Enterprise Sale would be in lieu of (and not in addition to) any other severance provisions provided for in the offer letter. Under the terms of our offer letter with Mr. Sayer, he was entitled to an annual salary of $250,000 and a potential bonus of up to $250,000. Our Compensation Committee did not change Mr. Sayer’s annual base salary or short-term cash incentive target for 2007 or 2008. For 2009, his base salary was frozen and his maximum potential bonus was reduced to $150,000. In addition, effective May 22, 2006, Mr. Sayer was granted an option to purchase 450,000 shares of common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Sayer’s continued employment.

Pursuant to the terms of Mr. Sayer’s amended and restated offer letter, if Mr. Sayer is terminated without cause or resigns for good reason (other than in connection with an Asset Sale), Mr. Sayer would be entitled to severance pay equal to six months of base salary for the year in which he is terminated. If such termination or resignation followed a change of control of the company, Mr. Sayer would also be entitled to vest in 50% of any remaining unvested shares underlying his initial grant of the option to purchase 450,000 shares of common stock.

Richard Mandeberg

Mr. Mandeberg, who was initially appointed our Senior Vice President, Consumer Business Development, became was appointed our Chief Revenue Officer for our Consumer Business effective August 4, 2008. Mr. Mandeberg’s offer letter was amended and restated on October 6, 2008 for 409A purposes and to amend certain other terms. Under the terms of our offer letter with Mr. Mandeberg, he was entitled to an annual salary of $240,000 and an annual potential target short-term cash incentive of $60,000. Our Compensation Committee did not change Mr. Mandeberg’s annual base salary or short-term cash incentive target for 2007 or 2008. For 2009, his base salary was increased to $250,000 and his maximum bonus potential was increased to $125,000. In addition, effective December 18, 2006, Mr. Mandeberg was granted an option to purchase 374,000 shares of common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Mandeberg’s continued employment.

Pursuant to the terms of Mr. Mandeberg’s offer letter, if Mr. Mandeberg is terminated without cause or resigns for good reason, Mr. Mandeberg would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation followed a change of control of the company, Mr. Mandeberg would also be entitled to vest in 50% of any remaining unvested shares underlying his initial grant of the option to purchase 374,000 shares of common stock.

Anthony Rodio

Mr. Rodio, who was initially appointed our Chief Marketing Officer, was appointed our Chief Operating Officer for our Consumer Business effective August 4, 2008. Mr. Rodio’s offer letter was amended and restated on October 6, 2008 for 409A purposes and to amend certain other terms. Under the terms of our offer letter with Mr. Rodio, he was entitled to an annual salary of $220,000 and an annual potential target short-term cash incentive of $55,000. Effective November 1, 2007, we increased Mr. Rodio’s annual base salary to $240,000. Mr. Rodio’s annual potential target short-term cash incentive continued to be 25% of his annual base salary, meaning that his annual incentive target increased to $60,000. Our Compensation Committee did not change Mr. Rodio’s annual base salary or short-term cash incentive target for 2008, but it increased his base salary for 2009 to $250,000 and increased his maximum bonus potential to $125,000. In addition, effective September 6, 2006, Mr. Rodio was granted an option to purchase 399,000 shares of common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Rodio’s continued employment.

Pursuant to the terms of Mr. Rodio’s offer letter, if Mr. Rodio is terminated without cause or resigns for good reason, Mr. Rodio would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation followed a change of control of the company, Mr. Rodio would also be entitled to vest in 50% of any remaining unvested shares underlying his initial grant of the option to purchase 399,000 shares of common stock.

2008 Summary Compensation Table

The following table shows compensation information for 2006, 2007 and 2008 for our Chief Executive Officer, our Chief Financial Officer, and our other three executive officers, plus our former Chief Financial Officer. We refer to the individuals listed in the table below as our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Option Awards ($)(2) (e)	Non-Equity Incentive Plan Compensation ($)(3) (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
Joshua Pickus President and Chief Executive Officer	2008	350,000	—	969,235	275,816	252	1,595,303
	2007	350,000	—	956,709	—	288	1,306,997
	2006	258,462	—	561,872	288,000	162	1,108,496

Shelly Schaffer(5) Chief Financial Officer and Executive Vice President of Finance and Administration	2008	221,853	115,000	144,708	135,834	231	617,626

Michael Sayer Executive Vice President, General Manager Enterprise	2008 2007 2006	250,000 250,000 153,525	— — 31,250	263,156 219,903 129,108	297,775 59,471 94,374	252 288 108	811,183 529,662 408,365

Richard Mandeberg Executive Vice President, Chief Revenue Officer, CSG	2008 2007	240,000 240,000	— —	267,835 216,140	44,200 45,438	252 288	552,287 501,866

Anthony Rodio Executive Vice President, Chief Operating Officer, CSG	2008 2007	240,000 223,333	— —	240,087 188,582	42,839 40,753	252 288	523,178 452,956

Ken Owyang(6) Former Chief Financial Officer and Senior Vice President of Finance and Administration	2008 2007 2006	113,879 250,000 241,844	— — 20,000	62,614 101,986 175,281	42,968 99,835 59,375	147 288 216	219,608 452,109 496,756

(1)	The amount disclosed in column (d) for 2008 reflects a one-time signing bonus made at the time of hiring as compensation for opportunities foregone by Ms. Schaffer when she left her prior place of employment, included earned but unpaid bonus compensation. The amount disclosed in column (d) for 2006 reflects a discretionary cash award that was not directly tied to achieving pre-determined objectives.

(2)

The amounts disclosed in column (f) for 2008 are the amounts of compensation cost recognized by us in fiscal year 2008 related to stock option awards made in 2008 and in prior fiscal years, as described in Statement of Financial Accounting Standards No. 123(R). We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. We based our expected volatility on a weighted average calculation combining both historical volatility of our common stock price and implied volatility from traded options on our common stock. The expected term represents the period that our stock options are expected to be outstanding and was determined based on historical experience of similar stock options considering the contractual terms of the stock options, vesting schedules and expectations of future employee behavior. The average assumptions used to calculate the fair value of stock options granted in 2008 were volatility of 53.2%, risk-free rate of 1.95%, expected dividend of 0, expected forfeiture rate of 14.0% and expected life of 4.3 years. For more information about the assumptions used for stock options awarded in previous years, please refer to Note 1 to our audited financial statements located in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 11, 2009 and to Note 1 to our audited financial statements located in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 13, 2008.

(3)	The amounts disclosed in column (f) for 2008 reflect the aggregate short-term cash incentive awards earned for all four quarters of the 2008 fiscal year under the annual incentive plan. Payouts for earned awards were made both in 2008 and 2009.

(4)	Our employees may participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide any type of matching contributions on any employee’s contribution to the 401(k) plan. The amounts disclosed in column (i) include life insurance premiums for $300,000 of term life insurance for each named executive officer.

(5)	As disclosed above, Ms. Schaffer joined us in February 2008. Amounts shown reflect awards paid from February 2008 until the end of fiscal 2008.

(6)	By a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2008, we reported that Mr. Owyang would be departing, and would cease to act as our Chief Financial Officer effective upon the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Our 10-K for the fiscal year ended December 31, 2007 was filed on March 13, 2008, and Ms. Schaffer succeeded Ms. Owyang as Chief Financial Officer at that time.

2008 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards in 2008 to our named executive officers, including short-term cash incentive awards and equity awards. The options granted to our named executive officers in 2008 were granted under our 2000 Omnibus Equity Incentive Plan, unless otherwise noted. All options were granted at the closing price for our common stock on the Nasdaq Global Select Market on the date of the grant.

Name (a)	Grant Date (b)	Approval Date (if different than Effective Grant Date) (b1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(2) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock Option Awards ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Joshua Pickus(3)	2/14/08 —	2/6/08 —	— 198,093	— 282,990	— 282,990	— —	— —	— —	— —	250,000 —	3.70 —	1.57 —

Shelly Schaffer(4)	3/5/08 11/3/08 —	2/1/08 10/27/08 —	— — 112,624	— — 132,500	— — 165,625	— — —	— — —	— — —	— — —	449,000 50,000 —	3.66 2.29 —	1.55 1.05 —

Michael Sayer(5)	11/3/08 —	10/27/08 —	— 175,000	— 250,000	— 500,000	—	— —	— —	— —	50,000 —	2.29 —	1.05 —

Richard Mandeberg(6)	2/14/08 11/3/08 —	1/29/08 10/27/08 —	— — 45,900	— — 60,000	— 60,000	— — —	— — —	— — —	— — —	30,000 50,000 —	3.70 2.29 —	1.57 1.05 —

Anthony Rodio(7)	2/14/08 11/3/08 —	1/29/08 10/27/08 —	— — 31,951	— — 60,000	— 60,000	— — —	— — —	— — —	— — —	30,000 50,000 —	3.70 2.29 —	1.57 1.05 —

Ken Owyang(8)	—	—	—	42,968	—	—	—	—	—	—	—	—

(1)	For 2008, consistent with past practice, we defined MBO targets for our executive officers at the beginning of the year, with goals for quarterly and/or full year performance. MBO targets were expressed as financial goals for the company and/or for the executive officer’s business unit(s), as well as individual performance goals in some instances. At a meeting of our board of directors on July 28, 2008, our board of directors adopted amended and restated MBO targets for our executive officers (other than Mr. Sayer) for the second half of 2008. As noted in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2008, these amendments and changes related primarily to the Consumer Solutions Group, and were implemented to ensure that our executive incentive compensation plan would be flexible enough to achieve our incentive and retention objectives during the early stages of our Consumer Business, when the business is characterized by a rapid rate of change. Specific to MBO targets for the second half of 2008, revenue targets for our Consumer Business were lowered, while the potential for executive officers to overachieve on MBO targets based on Consumer Solutions Group revenue achievement was eliminated for 2008. Additional information about changes to MBO targets for individual executive officers are reflected in the notes below. For more information about the changes to our annual incentive plan, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2008.

(2)	The shares subject to this stock option vest monthly in equal 1/48th installments over 48 months, subject to the named executive officer’s continued employment with us.

(3)	As noted above, Mr. Pickus’s MBO targets were amended and restated by our board of directors for the second half of 2008. For the first half of 2008, 50% of Mr. Pickus’s MBO target was based on company operating income achievement. For the second half of 2008, this MBO target was amended to be based on operating income achievement by our Enterprise Business. For the first half of 2008, the other 50% of Mr. Pickus’s MBO target was based on company revenue achievement. For the second half of 2008, this MBO target was amended to be based on revenue achievement by our Consumer Business. Additionally, even 100% achievement of revenue goals by the Consumer Business in the second half of 2008 would have resulted in payment of only 80% of Mr. Pickus’s MBO target for this metric. For Mr. Pickus for 2008, if performance was below the minimum threshold for his company and business unit goals, then Mr. Pickus would not receive any payout of the affected portion of his MBO for any quarter in which that threshold was not achieved. The amount shown in column (c) represents the minimum amount payable (approximately 67.6% of the targeted payout amount shown in column (d)) for minimum performance (80% achievement against quarterly company revenue goals / Consumer Solutions Group revenue goals, and 70% achievement against quarterly company operating income goals / Enterprise Solutions Group operating income goals). The amount shown in column (e) represents the maximum amount payable under the amended and restated annual incentive plan (approximately 148% of the targeted payout amount shown in column (d)) for maximum performance under the amended and restated annual incentive plan (achievement against annual company operating income goals / Enterprise Solutions Group operating income goals at a level equating to the capped 200% payout against this element of Mr. Pickus’s MBO targets).

(4)

Ms. Schaffer commenced employment with us in February 2008. By the terms of her offer letter, Ms. Schaffer’s MBO targets for 2008 were calculated based on her full year salary, with the amount of the MBO target apportioned evenly across the second, third and fourth quarters of 2008. 50% of her

MBO target was measured on achievement against individual goals, and the remaining 50% on company and business unit performance. As noted above, Ms. Schaffer’s MBO targets were amended and restated by our board of directors for the second half of 2008. For the second quarter of 2008, 50% of the company portion of Ms. Schaffer’s MBO target was based on our operating income achievement. For the second half of 2008, this MBO target was amended to be based on operating income achievement by our enterprise business. For the second quarter of 2008, the other 50% of the company portion of Ms. Schaffer’s MBO target was based on our revenue achievement. For the second half of 2008, this MBO target was amended to be based on revenue achievement by our Consumer Business. For Ms. Schaffer for 2008, if performance was below the minimum threshold for her company and business unit goals, then Ms. Schaffer would not receive any payout of that portion of her MBO for any quarter in which that threshold was not achieved. The amount shown in column (c) represents the minimum amount payable (approximately 85% of the targeted payout amount shown in column (d)) for minimum performance (80% achievement against quarterly company revenue goals / Consumer Business revenue goals, and 70% achievement against quarterly company operating income goals / enterprise business operating income goals, plus full achievement of individual MBO goals). The amount shown in column (e) represents the maximum amount payable under the amended and restated annual incentive plan (approximately 125% of the targeted payout amount shown in column (d)) for maximum performance under the amended and restated annual incentive plan (achievement against annual company operating income goals / enterprise business operating income goals at a level equating to the capped 200% payout against this element of Ms. Schaffer’s MBO targets).

(5)	For Mr. Sayer for 2008, if performance was below the minimum threshold for his MBO goals, then Mr. Sayer would not receive any payout. The amount shown in column (c) represents the minimum amount payable (70% of the targeted payout amount shown in column (d)) for minimum performance (achievement of minimum operating income goals for the Enterprise Solutions Group, in all four quarters and cumulatively for the year). For 2008, Mr. Sayer’s short-term cash incentive payout opportunity was capped at 200% of the targeted payout amount.

(6)	As noted above, Mr. Mandeberg’s MBO targets were amended and restated by our board of directors for the second half of 2008. For the first half of 2008, 100% of Mr. Mandeberg’s MBO target was based on Consumer Solutions Group revenue achievement. For the second half of 2008, this MBO target was amended to be based 50% on revenue achievement by our Consumer Business, and 50% on achievement against individual goals. For Mr. Mandeberg for 2008, if performance was below the minimum threshold for his business unit goals, then Mr. Mandeberg would not receive any payout of that portion of his MBO for any quarter in which that threshold was not achieved. The amount shown in column (c) represents the minimum amount payable (approximately 67.6% of the targeted payout amount shown in column (d)) for minimum performance (66.7% achievement against quarterly company revenue goals during the first half of the year, and 80% achievement against Consumer Solutions Group revenue goals during the second half of the year, plus full achievement of individual MBO goals). There is no value listed in column (e), because Mr. Mandeberg’s target was based on revenue achievement by our Consumer Business and no overachievement was possible for Consumer Business revenue due to the changes made to the annual incentive plan in July 2008.

(7)	As noted above, Mr. Rodio’s MBO targets were amended and restated by our board of directors for the second half of 2008. For the first half of 2008, 60% of his MBO target was measured on Consumer Solutions Group revenue achievement. The remaining 40% of his MBO target was measured on performance of the Consumer Business’s work from home call center (25% of the total MBO target) and performance of the Consumer Business’s support.com operation (15% of the total MBO target). For the second half of 2008, Mr. Rodio’s MBO targets were amended to be based 25% on Consumer Solutions Group revenue achievement, and 75% on performance of the work from home call center and support.com. For Mr. Rodio for 2008, if performance was below the minimum threshold for his MBO goals, then Mr. Rodio would not receive any payout. The amount shown in column (c) represents the minimum amount payable (approximately 53.3% of the targeted payout amount shown in column (d)) for minimum performance (66.7% achievement against quarterly Consumer Solutions Group revenue goals during the first half of the year, and 80% achievement against Consumer Solutions Group revenue goals during the second half of the year; 80% achievement of work from home call center and support.com goals for which an achievement scale applied, and full achievement of work from home call center and support.com goals for which no achievement scale applied). There is no value listed in column (e), because Mr. Rodio’s target was based on revenue achievement by our Consumer Business and no overachievement was possible for our Consumer Business revenue due to the changes made to the annual incentive plan in July 2008.

(8)	As noted above, Mr. Owyang’s last day with us was July 3, 2008. As consideration for Mr. Owyang’s agreement to remain with us for a sufficient period to ensure a smooth transition to his successor as Chief Financial Officer, Mr. Owyang was guaranteed payment of his MBO for the first quarter of 2008 at 100% of target. For the second quarter of 2008, Mr. Owyang’s MBO target was calculated on a pro rata basis at 37.5% of his full quarter MBO target, and was measured on completion of our Quarterly Report on Form 10-Q for the first quarter of 2008, and continued assistance in the transition process.

Our named executive officers are parties to employment contracts or arrangements with us. For more information about these agreements and arrangements, see “Compensation Discussion and Analysis—Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements” above. For more information about the compensation arrangements in which our named executive officers participate and the proportion of our named executive officers’ total compensation represented by “at risk” components, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards At 2008 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for our named executive officers as of December 31, 2008:

Option Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (d)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (e)		Option Exercise Price ($) (f)	Option Expiration Date (g)

Joshua Pickus	4/6/06	466,666	(2)	233,334	—		$4.20	4/6/13
	4/6/06	400,000		200,000	—		$4.20	4/6/13
	4/6/06	133,333	(3)	66,667	—		$4.20	4/6/13
	4/6/06	—		—	200,000	(4)	$4.20	4/6/13
	5/1/07	79,166		120,834	—		$5.27	5/1/14
	2/14/08	52,083		197,917	—		$3.70	2/14/15

Shelly Schaffer	3/5/08	0	(5)	449,000	—		$3.66	3/4/15
	11/3/08	1,041		48,959	—		$2.29	11/3/15

Michael Sayer	5/22/06	290,625	(5)	159,375	—		$4.00	5/22/13
	11/2/07	27,083		72,917	—		$4.53	11/01/14
	11/3/08	1,041		48,959	—		$2.29	11/3/15

Richard Mandeberg	12/18/06	187,000	(5)	187,000	—		$5.18	12/18/13
	11/13/07	27,083		72,917	—		$4.10	11/13/14
	2/14/08	6,250		23,750	—		$3.70	2/14/15
	11/3/08	1,041		48,959	—		$2.29	11/3/15

Anthony Rodio	9/6/06	224,437	(2)(5)	174,563	—		$3.95	9/6/13
	11/13/07	27,083		72,917	—		$4.10	11/13/14
	2/14/08	6,250		23,750	—		$3.70	2/14/15
	11/3/08	1,041		48,959	—		$2.29	11/3/15

Ken Owyang	11/2/07	8,333		0	—		$4.53	11/01/14

(1)	Unless otherwise indicated, the options that are disclosed in columns (c) and (d) vest monthly in equal 1/48th installments over 48 months, subject to the named executive officer’s continued employment.

(2)	Issued pursuant to the SupportSoft 1998 Stock Option Plan. All other options disclosed in this table were issued under the 2000 Omnibus Equity Incentive Plan.

(3)	Vested options are only exercisable after the closing price of our common stock as reported on the Nasdaq Global Select Market equals or exceeds $6.00 for 20 consecutive trading days. As of February 9, 2007, this condition had been met, and all 200,000 shares of common stock subject to the option reported in this row will now be exercisable to the extent they become vested.

(4)	Vested options are only exercisable after the closing price of our common stock as reported on the Nasdaq Global Select Market equals or exceeds $9.00 for 20 consecutive trading days. As of the Record Date, this condition had not yet been met.

(5)	1/4th of this grant of options vests on the first annual anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/36th installments over the remaining 36 months, subject to the named executive officer’s continued employment.

2008 Option Exercises and Stock Vested

None of our named executive officers exercised any stock options or had any stock awards that vested during 2008.

Pension Benefits and Nonqualified Deferred Compensation

We provide our employees with the opportunity to participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide for any matching contributions with respect to our employees’ contributions to the 401(k) plan. We also do not maintain any nonqualified deferred compensation plans, defined benefit plans or other plans with specified retirement benefits for our named executive officers or our employees generally.

Potential Payments Upon Termination or Change-in-Control

During 2008, we were a party to various employment contracts and arrangements with our named executive officers. Under these contracts and arrangements, we are obligated to provide our named executive officers with certain payments or other forms of compensation if their employment with us is terminated under certain conditions. The forms of such termination that would trigger additional payments or compensation include involuntary termination without cause and involuntary termination without cause and/or resignation for good reason following a change of control.

The tables below reflect the estimated amounts of payments or compensation each of our named executive officers may receive under particular circumstances in the event of termination of such named executive officer’s employment. The first table below was prepared as though each of our named executive officers had been terminated involuntarily without cause on December 31, 2008, the last business day of 2008. The second table below was prepared as though each of our named executive officers had been terminated involuntarily without cause on December 31, 2008, the last business day of 2008, within twelve months of a change-in-control of the company and assumes that the price per share of our common stock equals $2.23, which was the closing price of our common stock on December 31, 2008 as reported on the Nasdaq Global Select Market. For more information about these agreements and arrangements, including the duration for payments or benefits received under these agreements and arrangements, see “Compensation Discussion and Analysis—Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements” above. We will provide all such payments and benefits.

Involuntary Termination

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health &Welfare Benefits (d)(1)	Value of Unvested Stock Awards (e)	Excise Tax & Gross-Up (f)	Total (g)

Joshua Pickus	$350,000	$150,000	$16,519	—	—	$516,519
Shelly Schaffer	$132,500	$66,250	$7,234	—	—	$205,984
Michael Sayer	$125,000	—	—	—	—	$125,000
Richard Mandeberg	$120,000	$30,000	$8,260	—	—	$158,260
Anthony Rodio	$120,000	$30,000	$8,260	—	—	$158,260
Ken Owyang(4)	—	—	—	—	—	—

Involuntary Termination Following a Change-in-Control

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health &Welfare Benefits (d)(1)	Value of Unvested Stock Awards (e)		Excise Tax & Gross-Up (f)	Total (g)

Joshua Pickus	$350,000	$300,000	$16,519	$1,425,166	(2)	—	$2,091,685
Shelly Schaffer	$132,500	$66,250	$7,234	$271,319	(3)	—	$477,303
Michael Sayer	$125,000	—	—	$286,259	(2)	—	$411,259
Richard Mandeberg	$120,000	$30,000	$8,260	$201,572	(3)	—	$359,832
Anthony Rodio	$120,000	$30,000	$8,260	$149,747	(3)	—	$308,007
Ken Owyang(4)	—	—	—	—		—	—

(1)	Amounts reflect our actual cost of providing health and welfare benefits for the period of time that each named executive officer would be entitled to base salary continuation.

(2)	This value reflects the immediate vesting of all outstanding restricted stock awards that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2008 closing stock price of $2.23.

(3)	These values reflect the immediate vesting of fifty percent (50%) of all outstanding restricted stock awards that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2008 closing stock price of $2.23.

(4)	As previously noted, Mr. Owyang announced his resignation in 2008 and was neither an executive officer nor an employee of the Company as of December 31, 2008, and hence would not be eligible for any of the payments or benefits contemplated by these tables. Mr. Owyang’s resignation was voluntary and he did not receive any payments or benefits at the time of his departure from the company.

STOCKHOLDER MATTERS

Stockholder Communications with our Board of Directors

Our board of directors believes it is in the best interest of the Company and our stockholders to maintain a policy of open communication between our stockholders and the board of directors. Accordingly, our board of directors has adopted the following procedures for stockholders who wish to communicate with the board of directors:

Stockholders who wish to communicate with the board of directors or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, SupportSoft, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, or by sending an email to IR@supportsoft.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2010 Annual Meeting must be received by our corporate secretary, at our corporate offices at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, no less than fifty (50) days nor more than seventy-five (75) days prior to the Annual Meeting; provided, however, that in the event that less than sixty-five (65) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. These requirements apply whether or not a stockholder seeks to include the proposal in our 2010 proxy statement.

For each matter the stockholder proposes to bring before the annual meeting, the stockholder's notice to our corporate secretary must include specific information called for in our bylaws. For a proposal to be included in our proxy, such proposal will also need to comply with SEC Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for fiscal year 2008 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with SupportSoft’s independent registered public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of SupportSoft’s accounting principles and such other matters as are required to be discussed with the Audit Committee under U.S. generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee has discussed with the independent registered public accountants the accountants' independence from management and SupportSoft, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed the independence of Ernst & Young LLP with that firm.

The Audit Committee discussed with the Company's independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of SupportSoft’s internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of SupportSoft’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in SupportSoft’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has also retained Ernst & Young, LLP to serve as SupportSoft’s independent registered public accountants for the year ending December 31, 2009.

THE AUDIT COMMITTEE:

J. Martin O’Malley, Chairman

Kevin C. Eichler

Shawn Farshchi

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has nominated Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009, and our board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and stockholders’ best interests.

Principal Accountant Fees and Services

The following is a listing of the services provided by type and amount charged by Ernst & Young LLP to the Company for fiscal years 2008 and 2007:

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees
Audit and review procedures	$821,603	$758,044
Statutory audit	17,202	13,638

Total Audit Fees	$838,805	$771,682

Audit-Related Fees	$9,900	$0

Tax Fees	$0	$894

All Other Fees	$0	$0

Grand Total	$848,705	$772,576

Audit Fees. Audit fees represent fees for professional services provided in connection with the audits of our financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees. Audit-related fees consist primarily of fees for accounting consultations.

Tax Fees. Tax fees consist of fees for professional services related to tax international tax return compliance, and both international and domestic tax advise and planning.

All Other Fees. SupportSoft was not billed for any other fees by Ernst & Young LLP in fiscal 2007 or fiscal 2008.

Audit Committee Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for the years 2007 and 2008.

Required Vote

Ratification will require the affirmative vote of a majority of the outstanding shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

PROPOSAL NO. 5

ADJOURNMENT OF THE MEETING

If there are insufficient votes at the time of the Annual Meeting to approve any of proposals No. 3 or No. 4 we may propose to adjourn the Annual Meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve either of proposals No. 3 or No. 4. We currently do not intend to propose to adjourn the Annual Meeting if there are sufficient votes to adopt and approve the Asset Sale and the Asset Purchase Agreement and to approve the Name Change Charter Amendment. If the proposal to adjourn the Annual Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, the approval of the holders of a majority of the outstanding shares of our Common Stock voting at the Annual Meeting will be required for approval of the proposal. Shares that are voted “FOR” or “AGAINST” the proposal will be counted towards the vote requirement. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal.

The Board of Directors recommends a vote “FOR” the adjournment of the Annual Meeting, if necessary, to solicit additional proxies.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and other information statements, and other information regarding issuers that file electronically with the SEC.

Annex A

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

SUPPORTSOFT, INC.

as Seller

and

CONSONA CORPORATION

as Buyer

Dated as of April 5, 2009

A-i

A-ii

SCHEDULES

Schedule 1.1(a)	Permitted Encumbrances
Schedule 1.1(b)	Products
Schedule 1.1(c)	Foreign Buyers
Schedule 2.1(a)	Purchased Intellectual Property
Schedule 2.1(b)	Purchased Contracts
Schedule 2.1(c)	Assumed Leases
Schedule 2.1(d)	Purchased Equipment
Schedule 2.2(a)	Excluded Intellectual Property
Schedule 2.2(d)	Excluded Contracts
Schedule 2.2(f)	Excluded Equipment
Schedule 2.2(l)	Excluded Causes of Action
Schedule 2.3(b)	Sample Interim Payment Adjustment Calculations
Schedule 2.3(d)	Interim Payment Customers
Schedule 3.1(b)	Selling Subsidiaries
Schedule 3.4(b)	Seller Consents
Schedule 3.5(c)	Other Assets
Schedule 3.8(a)	Compliance with Laws
Schedule 3.8(b)	Litigation
Schedule 3.9(a)	Business Employees
Schedule 3.9(b)	Employment Arrangements
Schedule 3.9(c)	Benefit Plans
Schedule 3.10(a)	Certain Contracts
Schedule 3.10(b)	Purchased Contracts with Defaults
Schedule 3.11(c)	Certain Events
Schedule 3.11(e)	Receivables
Schedule 3.12(a)	Intellectual Property
Schedule 3.12(b)	Intellectual Property Matters
Schedule 3.12(d)	Intellectual Property Claims
Schedule 3.12(e)	Provision of Source Code
Schedule 3.14	Customers and Suppliers
Schedule 3.15	Affiliated Transactions
Schedule 3.20	Warranty and Product Liability Claims
Schedule 4.4(b)	No Violations
Schedule 5.2	Exceptions to Seller’s Conduct of the Business
Schedule 8.2(d)	Terminated Encumbrances

EXHIBITS

Exhibit A	Form of Assignment and Bill of Sale
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Domain Name Assignment
Exhibit D	Form of India Sublease
Exhibit E	Form of Intellectual Property License Agreement
Exhibit F	Form of Lease Assignment Agreement
Exhibit G	Form of Patent Assignment Agreement
Exhibit H	Form of Redwood City License
Exhibit I	Form of Trademark Agreement
Exhibit J	Form of Trademark Assignment Agreement
Exhibit K	Form of Transition Services Agreement

A-iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 5th day of April, 2009 by and between SupportSoft, Inc., a Delaware corporation (“Seller” or “SupportSoft”) and Consona Corporation, a Delaware corporation (“Buyer” or “Consona”).

R E C I T A L S

A. Seller and the Selling Subsidiaries (as hereinafter defined) are, among other things, engaged in the business of designing, developing, selling, licensing, marketing, distributing, maintaining and supporting the Products (as defined below) (the “Business”);

B. The Business is composed of certain assets and liabilities that are currently owned by or licensed to Seller or a Selling Subsidiary or in respect of which Seller or a Selling Subsidiary is currently obligated, as the case may be; and

C. The Boards of Directors of Buyer, Seller and each Selling Subsidiary have approved, and deem it advisable and in the best interests of its respective stockholders for (i) Seller and the Selling Subsidiaries to sell, transfer and assign to Buyer (and the Foreign Buyers, as applicable), and Buyer (and the Foreign Buyers, as applicable) to purchase from Seller and the Selling Subsidiaries, the Purchased Assets (as hereinafter defined), (ii) Seller and the Selling Subsidiaries to assign, and Buyer (and the Foreign Buyers, as applicable) to assume, the Assumed Liabilities (as hereinafter defined), and (iii) Seller and/or one or more of the Selling Subsidiaries and Buyer (and/or one or more of the Foreign Buyers, as applicable) to enter into the Assignment and Bill of Sale, the Assumption Agreement, the Domain Name Assignment, the Intellectual Property License Agreement, each Lease Assignment, the Patent Assignment Agreement, the Trademark Agreement, the Trademark Assignment Agreement, the Redwood City License, the India Sublease and the Transition Services Agreement (each as hereinafter defined and collectively, the “Collateral Agreements”), in each case as more fully described and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Definitions

1.1	Defined Terms

For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Assignment and Bill of Sale” means the Assignment and Bill of Sale in the form attached hereto as Exhibit A.

“Assumed Leases” means the Leases that are listed on Schedule 2.1(c) to be assumed by Buyer (or, at the discretion of Buyer, a Foreign Buyer) pursuant to a Lease Assignment.

“Assumption Agreement” means the Assumption Agreement in the form attached hereto as Exhibit B.

“Benefit Plan” means each Pension Plan, Welfare Plan and any other employment, bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program or arrangement (whether written or unwritten), in each case, maintained or contributed to, or required to be maintained or contributed to, by Seller or any of its ERISA Affiliates for the benefit of any present or former consultants or employees of the Business.

“Benefits Liabilities” means, with respect to any Benefit Plan, any and all Liabilities (including any claims), whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

“Board” means the Board of Directors of Seller.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the States of New York or California or any other day on which banking institutions are not required to be open in the States of New York or California.

“Business Employees” means (i) all employees of Seller and the Selling Subsidiaries exclusively engaged in the operation or conduct of the Business, as listed on Schedule 3.9(a)(i), and (ii) the other employees of Seller and the Selling Subsidiaries engaged in the operation or conduct of the Business that are listed on Schedule 3.9(a)(ii).

“Business Records” means (A) all books, records (including Software records), reports, ledgers and files or other similar information (in any form or medium) maintained by or on behalf of Seller or the Selling Subsidiaries exclusively related to, or exclusively used in, the operation or conduct of the Business, including purchasing materials and records, manufacturing and litigation files and customer data exclusively related to, or exclusively used in, the operation or conduct of the Business, but in each case excluding any Excluded Records; and (B) copies of all other books, records (including Software records), reports, ledgers and files or other similar information (in any form or medium) maintained by or on behalf of Seller or the Selling Subsidiaries necessary for the conduct of the Business and directly related to (or otherwise necessary for) the sale, marketing and distribution of the Products, including Purchased Customer Data, product documentation, product specifications, purchasing and sale records, invoices, credit records, price lists, customer lists, vendor lists (to the extent the vendor supplies Software or services used in the Products) mailing lists, warranty information, marketing requirement documents, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, quality control records and procedures, research and development files and materials, data and laboratory books, invention disclosures, media materials and plates, product (including any related Software) release orders, research materials and product testing reports, in each case to the extent related to the sale, marketing or distribution of the Products.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended.

“Closing” means the closing of the transactions described in Article 7.

“Closing Date” means the date of the Closing as determined pursuant to Section 7.3.

“COBRA” means Section 4980B of the Code and the regulations issued thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the agreement between Seller and Buyer dated January 13, 2009.

“Confidential Information” means any non-public, proprietary information, regardless of the form in which it was or is created, stored, reproduced or disclosed, including Trade Secrets, know-how, Software, technical information, business information, financial information, marketing plans, business strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, data, product and services roadmap information, strategic planning information and other non-public, proprietary information.

“Contract” means any legally binding contract, agreement, license, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Copyrights” means all: copyrights, whether in published or unpublished works, which include literary works, musical works, dramatic works, pantomimes and choreographic works, pictorial, graphic and sculptural works, motion pictures and other audiovisual works, sound recordings, architectural works, Software and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing); rights in databases and data collections; mask work rights; rights to compilations and collective works; rights to derivative works of any of the foregoing; and, registrations and applications for registration for any of the foregoing and any renewals or extensions of such registrations.

“Domain Name Assignment” means the Domain Name Assignment in substantially the form attached hereto as Exhibit C.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, pledge, easement, encumbrance, charge or other security interest or matter affecting title, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default, covenant or similar right or restriction or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement or other similar restriction or right) affecting the Purchased Assets.

“Equipment” means all (a) computers, servers, phones, cellular phones, desks, chairs, tables, copy machines, fax machines, modems and routers, (b) hardware, databases and database systems, (c) tangible embodiments of Software and other Confidential Information, and (d) other tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contracts” means the Contracts listed on Schedule 2.2(d).

“Excluded Equipment” means all Equipment that is listed on Schedule 2.2(f).

“Excluded Records” means (i) any Tax, financial, accounting, personnel, medical or human resources records, (ii) any organizational documents, minute books, including stockholder and board of director resolutions, stock ledgers and stock records, and (iii) any books, records (including software records), reports, ledgers and files or other similar information (in any form or medium), each to the extent (A) any applicable Law prohibits their transfer or (B) Seller or any Affiliate of Seller is required by Law to retain.

“Excluded Records Breach” means any breach or inaccuracy of the representations and warranties set forth in Section 3.5(c) to the extent that such breach or inaccuracy could have been cured by the identification of an Excluded Record on Schedule 3.5(c).

“Excluded Taxes” means, subject to Section 2.7(a), any Liability for any Taxes for any Pre-Closing Tax Period relating to the Purchased Assets or Seller’s operation and conduct of the Business.

“Foreign Buyers” means the wholly owned foreign subsidiaries of Buyer listed on Schedule 1.1(c), or to be formed by Buyer prior to the Closing Date.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals or other authorizations.

“Indebtedness” means with respect to any Person, any obligations (including, without limitation, principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, guarantees, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts commitment and other fees and related expenses) and all other amounts payable in connection therewith (a) with respect to indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (b) obligations for checks, drafts or similar instruments, and (c) any amounts owed to Affiliates of such Person, together with any guarantee of any item that would constitute Indebtedness under the foregoing.

“India Sublease” means the Agreement of Sublease (Bangalore Property) in substantially the form attached as Exhibit D.

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets and any other intellectual property rights recognized by any Governmental Body, including the right to sue for past, present and future infringement, misappropriation or other violation thereof.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement in the form attached hereto as Exhibit E.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Seller” or “to Seller’s knowledge” or similar words or phrases relating to awareness or knowledge of Seller means the actual knowledge of the following officers of Seller: Chief Executive Officer; Chief Financial Officer; General Counsel; Executive Vice President, Enterprise; Senior Vice President, Global Services; and Vice President, Engineering.

“Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country, territory, domestic or foreign state, prefecture, province, commonwealth, city, county, municipality, or of any Governmental Body.

“Lease” means the lease for any of the Transferred Premises.

“Lease Assignment” means each assignment agreement with respect to a Lease in substantially the form attached hereto as Exhibit F.

“Liability” means any direct or indirect debt, liability or other obligation of any kind or character, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

“Licensed Intellectual Property” means the Intellectual Property licensed to Buyer pursuant to the Intellectual Property License Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, either individually or when aggregated with all other changes, effects, events, occurrences or states of facts, materially adverse to (i) the business, condition (financial or other) or results of operations of the Business, (ii) the Purchased Assets or Assumed Liabilities, or (iii) Seller’s ability to consummate the transactions contemplated by this Agreement, in each case other than any change, effect, event, occurrence or state of facts (A) resulting from conditions in the United States or foreign economies, banking or securities markets, (B) resulting from conditions in the industry in which the Business operates in general and not specifically relating to the Business, (C) resulting from changes or developments in international, national, regional, state or local wholesale or retail markets for any product that has similar specification as the Products, including enhancements, modifications, evolutions or combinations of or with such products, including those due to actions by competitors, (D) resulting from the announcement or pendency of the transactions contemplated by this Agreement (including any action or inaction by the customers, suppliers, distributors, employees or competitors of Seller or any Selling Subsidiary resulting from the announcement or pendency of the transactions contemplated by this Agreement or from any action by Buyer related to such transactions, including its decision whether or not to employ any or all of the Business Employees) (E) any failure to meet any projections, budgets, plans or forecasts for any products, (F) the undertaking, performance or observance of the obligations contemplated by this Agreement or the failure to take any action as a result of restrictions or other prohibitions set forth in this Agreement, (G) changes in GAAP or any Law, or (H) resulting from Buyer’s failure to consent to Seller’s request to take an action prohibited or omit to take any action required by Section 5.2.

“New India Lease” has the meaning given to it in Schedule 2.1(c).

“Patent Assignment Agreement” means the Patent License Agreement in the form attached hereto as Exhibit G.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Body, including all patent applications, provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

“Pension Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).

“Permitted Encumbrances” means any (i) liens for Taxes, assessments and other governmental charges, liens of landlords, carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or for sums being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure statutory and other similar obligations, and (iii) the encroachments set forth on Schedule 1.1(a).

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Products” means all versions and releases of the Software products identified on Schedule 1.1(b).

“Purchased Contracts” means (i) the Contracts (other than Excluded Contracts) to which Seller or a Selling Subsidiary is a party and exclusively related to, or exclusively used or exclusively held for use in, the operation or conduct of the Business, including the customer contracts listed on Schedule 2.1(b)(i), the license agreements listed on Schedule 2.1(b)(ii), the source code escrow agreements listed on Schedule 2.1(b)(iii), the purchase orders listed on Schedule 2.1(b)(iv), the Equipment leases listed on Schedule 2.1(b)(v) and the other Contracts listed on Schedule 2.1(b)(vi), (ii) the Contracts (other than Excluded Contracts) to which Seller or a Selling Subsidiary is a party or by which any of them is bound pursuant to which Seller or such Selling Subsidiary lease any of the Purchased Equipment, including the leases listed on Schedule 2.1(b)(vii); (iii) any other customer Contracts to which Seller or a Selling Subsidiary is a party or by which any of them is bound that is directly related to the operation or conduct of the Business; (iv) any OEM, VAR or similar distribution Contract relating to the distribution of the Products and exclusively related to the Business; and (v) any other Contracts to which Seller or a Selling Subsidiary is a party or by which any of them is bound that are listed on Schedule 2.1(b)(viii).

“Purchased Customer Data” means a copy of any and all of Seller’s and Seller’s Subsidiaries’ data and information, whether in hard copy or electronic format, used or held for use in connection with the Business and pertaining to the customers of the Business on the Closing Date or who have purchased goods and services from the Business at any time during the two (2) year period prior to the Closing, including without limitation all email addresses, residential or business addresses, Receivables’ and related payment information, maintenance and support information (including maintenance renewal information) and any other data submitted by customers in connection with the use of the Purchased Assets, including all data related to such data (such as market data and aggregated data), in each case, other than Business Records.

“Purchased Intellectual Property” means (i) the Patents listed on Schedule 2.1(a)(i); (ii) the Trademarks listed on Schedule 2.1(a)(ii); (iii) the Domain Names listed on Schedule 2.1(a)(iii); (iii) all Copyrights, Trade Secrets and Confidential Information owned by Seller or a Selling Subsidiary embodied exclusively in the Products or exclusively relating to the development, testing, support, implementation or maintenance of the Products, and (iv) all other Copyrights, Trade Secrets and Confidential Information, in each case owned by Seller or a Selling Subsidiary and exclusively related to, or exclusively used or exclusively held for use in, the operation or conduct of the Business, including the Software listed on Schedule 2.1(a)(iv).

“Purchased Equipment” means (i) Equipment (other than Excluded Equipment) owned or controlled by Seller or a Selling Subsidiary and exclusively related to, or exclusively used or exclusively held for use in, the operation or conduct of the Business, including (A) the Equipment that is used solely by the Business Employees and that is listed on Schedule 2.1(d)(i), excluding any such Equipment to the extent used solely by Business Employees who are not Transferred Employees, (B) the Equipment that is residing at the Transferred Premises and that is listed on Schedule 2.1(d)(ii), and (C) tangible embodiments of software residing on the Equipment referred to in the foregoing clauses (A) or (B), and (ii) any other Equipment owned or controlled by Seller or a Selling Subsidiary and listed on Schedule 2.1(d)(iii); (iii) Equipment (other than Excluded Equipment) leased by Seller or a Selling Subsidiary and exclusively related to, or exclusively used or exclusively held for use in, the operation or conduct of the Business, including the Equipment that is listed on Schedule 2.1(d)(iv); (iv) Equipment held in inventory or otherwise held for resale in connection with the sale, marketing and distribution of the Products; (v) Equipment related directly to the development, testing, support, implementation or maintenance of the Products (including any Equipment primarily functioning as a source code repository or development environment for any of the Software included in the Products); and (vi) any other Equipment leased by Seller or a Selling Subsidiary and listed on Schedule 2.1(d)(v).

“Receivables” means accounts receivable, notes receivable or similar items, together with any unpaid interest or fees accrued thereon or other amounts receivable with respect thereto (including all rights to receive money under the Maintenance Contracts), and any claim, remedy or other right related to any of the foregoing.

“Redwood City License” means the License Agreement in substantially the form attached as Exhibit H, subject to reasonable changes required by the landlord.

“Return” means any return, declaration, report, statement, and any other document required to be filed in respect of any Tax.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means (i) any and all software or computer programs (including, without limitation, sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), and (ii) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing. The term “Software” shall include, without limitation, all versions of any and all such software or computer programs; all screen displays and designs thereof; unless otherwise expressly stated, all source code, object code and any other form thereof; all programming scripts (including all code written in a scripting language, such as Java, PHP, ColdFusion, JSP, ASP and all related client-side and server side scripts); all files and documents written in a mark-up language; and all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.

“Selling Subsidiaries” means the entities identified on Schedule 3.1(b).

“Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby (including the sale of the Purchased Assets) by the holders of a majority of the outstanding shares of common stock of Seller.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Subsidiary” of any Person means any other Person in which an amount of voting securities, or other voting ownership or voting partnership interests sufficient to elect at least 50% of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person) is owned directly or indirectly by such first Person.

“Taxes” means, all taxes of any kind, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, workers’ compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Body under applicable Law.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable law, including inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, customer lists, Software, technical information, business information and other Confidential Information.

“Trademark Agreement” means the Trademark Agreement in the form attached hereto as Exhibit I.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement in the form attached hereto as Exhibit J.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration; equivalents and counterparts of any of the foregoing; and, the goodwill of the business associated with each of the foregoing.

“Transferred Premises” means the real property that is leased by Seller or a Subsidiary from Third Parties pursuant to the Assumed Leases.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit K.

“Welfare Plan” means each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA).

1.2	Additional Defined Terms

For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below or in the Intellectual Property License Agreement, in each case as indicated below:

Term	Section
“Adjustment Period”	Section 2.3(d)
“Agreement”	Preamble
“Applicable Group I Adjustment Factor”	Section 2.3(d)
“Applicable Group II Adjustment Factor”	Section 2.3(d)
“Applicable Maintenance Term”	Section 2.3(d)
“Asset Acquisition Statement”	Section 5.5(b)
“Assigned Software”	Intellectual Property License Agreement
“Assigned Technical Information”	Intellectual Property License Agreement
“Assumed Liabilities”	Section 2.4
“Board Recommendation”	Section 5.3(b)
“Business”	Recital A
“Buyer”	Preamble
“Buyer’s Returns”	Section 5.5(c)
“Cash Purchase Price”	Section 2.3(a)
“Closing Date”	Section 7.3
“Collateral Agreements”	Recital C
“Consideration”	Section 2.3(a)
“Competing Transaction”	Section 5.10
“Consona”	Preamble
“Cut-Off Date”	Section 2.3(d)
“Deductible”	Section 9.2(e)
“Excluded Assets”	Section 2.2
“Excluded Liabilities”	Section 2.5
“Expenses”	Section 11.2
“Expiration Date”	Section 9.1
“Group I Interim Payment”	Section 2.3(d)
“Group II Interim Payment”	Section 2.3(d)
“Indemnified Party”	Section 9.2(a)
“Indemnifying Party”	Section 9.3(a)
“Information”	Intellectual Property License Agreement
“Interim Payment Adjustment”	Section 2.3(b)

Term	Section
“Interim Payments”	Section 2.3(d)
“Licensed Field”	Intellectual Property License Agreement
“Losses”	Section 9.2(a)
“Nonassignable Asset”	Section 2.6(c)
“Pre-Closing Period”	Section 5.2
“Proxy Statement”	Section 3.4(a)
“Purchased Assets”	Section 2.1
“Purchased Claims”	Section 2.1(i)
“Recommendation Change”	Section 5.3(b)
“Section 3.5(c) Deductible”	Section 9.2(e)
“Seller”	Preamble
“Seller Consents”	Section 3.4(b)
“Seller Financial Statements”	Section 3.11(a)
“Seller’s Returns”	Section 5.5(a)
“Seller’s Transfer Tax Cap”	Section 2.7(a)
“SupportSoft”	Preamble
“Stockholders’ Meeting”	Section 5.4
“Superior Proposal”	Section 5.10
“Termination Fee”	Section 11.2
“Third-Party Claim”	Section 9.3(a)
“Total Company Sale”	Section 5.10
“Transferred Employees”	Section 5.6(a)
“Transfer Taxes”	Section 2.7(a)
“WARN Act”	Section 5.6(e)

1.3	Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(d) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f) Schedules. The Schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

2.	Purchase and Sale of the Business

2.1	Purchase and Sale of Assets

Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, or shall cause one or more of the Selling Subsidiaries, as appropriate, to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller or the applicable Selling Subsidiary, all right, title and interest of Seller or the applicable Selling Subsidiary in, to and under the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, the term “Purchased Assets” means those assets, properties and rights set forth or described in paragraphs (a) through (j) below, whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s or the applicable Selling Subsidiary’s financial statements:

(a) the Purchased Intellectual Property and other rights granted to Buyer pursuant to the Intellectual Property License Agreement, including all tangible embodiments of the Purchased Intellectual Property (including all of Sellers’ and any Selling Subsidiary’s rights to the Products, and the underlying Software in any and all formats whatsover, including Source Code and Object Code, except in the Licensed Intellectual Property);

(b) the Purchased Contracts;

(c) the Assumed Leases;

(d) the Purchased Equipment;

(e) the Business Records; provided, however, that Seller or the applicable Selling Subsidiary shall be entitled to retain one or more copies of any Business Records directly related to any Excluded Assets or Excluded Liabilities;

(f) the Receivables of Seller or any Selling Subsidiary, in each case solely associated with the Purchased Contracts;

(g) all of the prepaid expenses and deposits (but excluding lease deposits), in each case solely associated with the Purchased Contracts, including those prepaid expenses and deposits reflected on the Most Recent Balance Sheet;

(h) the goodwill of the Business, other than the goodwill associated with Seller’s or any Selling Subsidiary’s corporate name, together with the right to represent to third parties that the Buyer is the successor to the Business;

(i) all of Seller’s or any Selling Subsidiary’s claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, (A) relating to the Transferred Employees or (B) relating to the Purchased Assets acquired under clauses (a) through (h) and clause (j), but excluding causes of action and other legal rights and remedies of the Seller (I) against Purchaser with respect to the transactions contemplated hereby; or (II) relating exclusively to the Excluded Assets (any such claim, cause of action or other legal rights and remedies, the “Purchased Claims”); and

(j) any other assets, properties, rights and interests of whatever nature or kind, exclusively related to, or exclusively used or exclusively held for use in, the operation or conduct of the Business.

Notwithstanding the foregoing, subject to and in accordance with Section 10.4, Buyer may, at any time, transfer or assign, in whole or from time to time in part, to one or more of the Foreign Buyers its right to purchase all or any portion of the Purchased Assets as aforesaid.

2.2	Excluded Assets

For the avoidance of doubt, and notwithstanding anything in Section 2.1 to the contrary, Seller and Buyer expressly acknowledge and agree that the Purchased Assets shall not include, and neither Seller nor any Selling Subsidiary is selling, transferring, assigning, conveying or delivering to Buyer, and Buyer shall not purchase, acquire or accept from Seller or any Selling Subsidiary, any of the rights, properties or assets set forth or described in paragraphs (a) through (n) below (the rights, properties and assets expressly excluded by this Section 2.2 being referred to herein as the “Excluded Assets”):

(a) all Intellectual Property that is not Purchased Intellectual Property or licensed to the Buyer under the Intellectual Property License Agreement, including the Intellectual Property set forth on Schedule 2.2(a);

(b) any cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards, corporate calling cards of Seller or any Affiliate of Seller, including any lease deposits;

(c) the Excluded Contracts;

(d) any rights in any real property other than the Assumed Leases;

(e) the Excluded Equipment;

(f) any Excluded Records;

(g) any Governmental Permits;

(h) any information management system of Seller or any Affiliate of Seller, and all Software residing thereon, that is not exclusively related to, or exclusively used or exclusively held for use in, the operation or conduct of the Business or not otherwise listed as Purchased Equipment;

(i) any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, the basis of which arises or accrues in any Pre-Closing Tax Period;

(j) any insurance policies, binders and claims and rights thereunder and the proceeds thereof;

(k) except as specifically provided in Section 5.6, all of the assets of the Benefit Plans;

(l) any rights, claims, defenses or causes of action of Seller or any Affiliate of Seller against Third Parties relating to the specific causes of action set forth on Schedule 2.2(l);

(m) all call centers, and all external telephone numbers of any Business Employee that is not a Transferred Employee; and

(n) any securities or equity interests in any Person.

2.3	Purchase Price

(a) Cash Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Buyer and the rights granted to Buyer under the Intellectual Property License Agreement, Buyer shall pay to Seller at the Closing, an aggregate amount in cash (the “Cash Purchase Price”) equal to: (A) Twenty Million Dollars ($20,000,000) less (B) the Interim Payment Adjustment, if any, pursuant to

Section 2.3(b) below. The Cash Purchase Price shall be payable by Buyer to Seller by wire transfer of immediately available funds to an account designated by Seller’s written instructions provided to Buyer at least two (2) Business Days prior to Closing. In addition to the Cash Purchase Price, the Buyer shall assume the Assumed Liabilities (the Assumed Liabilities, together with the Cash Purchase Price, the “Consideration”).

(b) Interim Payment Adjustment. If the Closing occurs after the Cut-Off Date, then the Cash Purchase Price shall be subject to reduction as set forth in clauses (i) and (ii) below (the aggregate amount of any such reduction(s), the “Interim Payment Adjustment”):

(i) Reduction for Group I Interim Payments Received After the Cut-Off Date. If, at any time during the Adjustment Period, the Seller or any Selling Subsidiary receives a Group I Interim Payment, then the Cash Purchase Price shall be reduced for each such Group I Interim Payment so received by an amount (as to each such Group I Interim Payment) equal to the difference between:

(A) the product of (i) the Group I Interim Payment so received multiplied by (ii) the Applicable Group I Adjustment Factor, less

(B) any sales commissions actually paid by the Seller in respect of such Group I Interim Payment to the extent such commissions are paid in the ordinary course of business consistent with past practice (and such commissions do not, in any event, exceed five percent (5%) of the Group I Interim Payment to which they relate).

(ii) Reduction for Group II Interim Payments Received After the Cut-Off Date. If, at any time during the Adjustment Period, the Seller or any Selling Subsidiary receives any Group II Interim Payments, then the Cash Purchase Price shall be reduced for each such Group II Interim Payment so received by an amount (as to each such Group II Interim Payment) equal to the difference between:

(A) the product of (i) the Group II Interim Payment so received multiplied by (ii) the Applicable Group II Adjustment Factor, less

(B) any sales commissions actually paid by the Seller in respect of such Group II Interim Payment to the extent such commissions are paid in the ordinary course of business consistent with past practice (and such commissions do not, in any event, exceed five percent (5%) of the Group II Interim Payment to which they relate).

The parties acknowledge and agree that the Interim Payment Adjustment shall be cumulative based on any and all Interim Payments received during the Adjustment Period. For illustrative purposes, and as an aid in interpreting this Section 2.3(b), sample calculations of the Interim Payment Adjustment are set forth on Schedule 2.3(b), in each case based on the specific assumptions set forth therein.

(c) Interim Payment Certification. Not later than two (2) Business Days prior to Closing, Seller shall deliver to Buyer a certificate of the Chief Financial Officer of Seller certifying to the amount of the Interim Payment Adjustment, if any, calculated in accordance with Section 2.3(b). The certification delivered pursuant to this Section 2.3(c) shall contain copies of all work papers, schedules, memoranda or other documents, records or data used by Seller in connection with the preparation of the Interim Payment Adjustment. Seller shall immediately notify Buyer upon Seller’s or any Selling Subsidiary’s receipt of any Interim Payments following the submission of the certificate required by this Section 2.3(c) and, in such event, adjustment to the Cash Purchase Price will be made therefore pursuant to the provisions of Section 2.3(b).

(d) Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adjustment Period” means the period commencing at 12:01 a.m., PDT, on the Cut-Off Date and ending at the time the Closing occurs pursuant to the terms of this Agreement.

“Applicable Group I Adjustment Factor” means, as to any Group I Interim Payment, a fraction, (a) the numerator of which is 365 minus the number of days elapsed from the beginning of the Applicable

Maintenance Term through the date such Group I Interim Payment is received by the Seller or any Selling Subsidiary, and (b) the denominator of which shall be 365 days.

“Applicable Group II Adjustment Factor” means, as to any Group II Interim Payment, a fraction, (a) the numerator of which is 365 minus the number of days elapsed from June 1, 2009 through the date such Group II Interim Payment is received by the Seller or any Selling Subsidiary, and (b) the denominator of which shall be 365 days.

“Applicable Maintenance Term” means, as to any Group I Interim Payment, the maintenance period, as set forth in the applicable Purchased Contract, to which such Group I Interim Payment relates.

“Group I Interim Payment” means any payment received by Seller from any of the customers identified on Schedule 2.3(d)(i) in respect of the invoices specifically identified thereon, in each case for maintenance renewals in accordance with the terms of the applicable Purchased Contract, and excluding license and service payments.

“Group II Interim Payment” means any payment received by Seller from the customer identified on Schedule 2.3(d)(ii) in respect of the invoices specifically identified thereon, in each case relating to a “true-up” payment in accordance with the terms of the applicable Purchased Contract, invoice or purchase order, as applicable.

“Interim Payments” means, collectively, the Group I Interim Payments and the Group II Interim Payments.

“Cut-Off Date” means June 30, 2009.

2.4	Assumed Liabilities

Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means those Liabilities specifically set forth and described in paragraphs (a) through (d) below, whether or not any such Liabilities have a value for accounting purposes or are carried or reflected in or specifically referred to in Seller’s or any Affiliate of Seller’s financial statements:

(a) any and all Liabilities arising at or after the Closing under, or arising under, or pursuant to, the Purchased Contracts, the Assumed Leases, other than any such liabilities or obligations arising from any breach or default occurring prior to the Closing Date;

(b) with respect to the Business, any and all product warranty liabilities arising from sales of products in the ordinary course of business on or before the Closing Date, other than any such liabilities or obligations arising from any breach or default occurring prior to the Closing Date;

(c) any and all Permitted Encumbrances (except to the extent provided on Schedule 1.1(a)) and any and all other Encumbrances and other obligations exclusively related to the Purchased Assets and that are specifically identified as being assumed by Buyer in this Agreement or the Schedules hereto;

(d) any and all Liabilities with respect to the Business or the Purchased Assets directly attributable to the conduct of the Business by Buyer after the Closing Date or the ownership of the Purchased Assets by Buyer after the Closing Date; and

(e) any and all employment related Liabilities arising as a result of the Transferred Employees’ employment with Buyer after the Closing Date (but excluding any change-of-control payments or stay bonuses provided or owed by Seller); and

(f) any and all unpaid vacation, personal days and floating holidays accrued by Transferred Employees, but only to the extent reflected in the financial statements of the Business as of the Closing.

Notwithstanding the foregoing, subject to and in accordance with Section 10.4, Buyer may, at any time, delegate, in whole or from time to time in part, to one or more of the Foreign Buyers its obligation to assume all or any portion of the Assumed Liabilities as aforesaid.

2.5	Excluded Liabilities

For the avoidance of doubt, and notwithstanding anything in Section 2.4 to the contrary, Seller and Buyer hereby expressly acknowledge and agree that the Assumed Liabilities shall not include, and neither Seller nor any Selling Subsidiary shall assign to Buyer pursuant to this Agreement, and Buyer shall not accept or assume or be obligated to pay, perform or otherwise assume or discharge any Excluded Liabilities of Seller or any Affiliate of Seller, whether direct or indirect, known or unknown, absolute, contingent or otherwise. For purposes of this Agreement, the term “Excluded Liabilities” means (x) subject to Section 2.7(a), any or all Liabilities of Seller or any of its Affiliates that do not constitute Assumed Liabilities and (y) any or all Liabilities set forth or described in paragraphs (a) through (h) below, in each case whether or not any such Liability has a value for accounting purposes or is carried or reflected on, or specifically referred to in, Seller’s or the applicable Affiliate’s financial statements:

(a) any and all Liabilities arising before the Closing under, or arising under, or pursuant to, the Purchased Contracts;

(b) any and all Liabilities related to, arising from, or incurred in connection with, the Excluded Assets;

(c) any and all Liabilities for Excluded Taxes;

(d) except as identified in Section 2.4(f) or Section 5.6, any and all Liabilities relating to, arising from, or incurred in connection with (i) any Benefit Plan, including any employment, severance or change of control agreement between a Business Employee and Seller or any Affiliate of Seller, (ii) with respect to any Transferred Employee, any wages, salaries, bonuses, commissions or other forms of compensation or other Liabilities relating to the employment of such Transferred Employee by Seller or any Affiliate of Seller or termination of any such employee by Seller or any Affiliate of Seller or (iii) the obligations of Seller under Sections 5.6;

(e) any and all Liabilities to any shareholder of Seller;

(f) any and all Liabilities resulting from, caused by or arising out of, directly or indirectly, (A) any actions or proceedings pending on or prior to the Closing alleging violation or infringement of any Intellectual Property or (B) any violation or infringement of any Intellectual Property prior to the Closing Date;

(g) any and all Liabilities resulting from, caused by or arising out of, directly or indirectly, any claim, legal proceeding or cause of action against Seller, and not brought by Buyer or any of its Affiliates (including claims under or related to this Agreement), challenging or seeking the recovery of damages in connection with the transactions contemplated hereby or the transfer of the Purchased Assets to Buyer; or

(h) any and all Indebtedness of the Sellers or their Affiliates.

2.6	Further Assurances; Further Conveyances and Assumptions

(a) From time to time following the Closing, as and to the extent reasonably requested in writing by Buyer, Seller shall deliver or cause to be delivered copies of all Tax, financial and accounting records that are related to the Business, the Purchased Assets or the Assumed Liabilities and that are included within the Excluded Records.

From time to time following the Closing, as and to the extent reasonably requested in writing by Seller, Buyer shall deliver or cause to be delivered copies of all books, records and other materials related to any Excluded Assets or Excluded Liabilities and that are included within the Business Records.

(b) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey unto Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be transferred, assigned or conveyed to Buyer under this Agreement and the Collateral Agreements and for Buyer and its respective successors and assigns to fully and effectively assume the Assumed Liabilities under this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby and to confirm Buyer’s title to or interest in the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto, including (i) transferring back to Seller or any Selling Subsidiary any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer at the Closing, and (ii) transferring to Buyer any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer at the Closing.

(c) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Purchased Asset if any attempted sale, conveyance, assignment, sublease or transfer of such Purchased Asset, without the authorization, approval, consent or waiver of a third Person would constitute a breach or violation thereof or affect adversely the rights of Buyer, Seller or a Selling Subsidiary under such Purchased Asset (a “Nonassignable Asset”) and any such Nonassignable Asset shall not be deemed to be a “Purchased Asset” for purposes of this Agreement (other than this Section 2.6(c)) unless and until such authorization, approval, consent or waiver has been obtained. Seller and Buyer shall use their respective commercially reasonable best efforts to obtain the consent of the other parties to any such Nonassignable Asset or any claim, right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request; provided, however, that Buyer shall not be obligated to expend any monies or agree to any restriction that would adversely impact its business. In the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Selling Subsidiary in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s or the applicable Selling Subsidiary’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken at Seller’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of any such Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under such Nonassignable Assets, and Seller or the applicable Selling Subsidiary shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller, on behalf of itself and any applicable Selling Subsidiaries, authorizes Buyer, except to the extent prohibited by the terms of the Nonassignable Assets, at Seller’s expense, to perform all the obligations and/or receive all the benefits of Seller or any applicable Selling Subsidiaries under the Nonassignable Assets, and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of any applicable Selling Subsidiaries and on any such Selling Subsidiaries’ behalf with respect thereto.

2.7	Taxes; Recording and Filing Fees

(a) The parties shall share equally any and all applicable sales, use, transfer or similar Taxes that may be imposed, assessed or payable by reason of the operation or as a result of the consummation of the transactions contemplated by this Agreement, including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby (collectively, “Transfer Taxes”). The parties shall use commercially reasonable efforts to minimize Transfer Taxes, if any. Transfer Taxes shall not include Seller’s net income and capital gains Taxes or franchise or other Taxes based on Seller’s net income. Notwithstanding anything to the contrary contained herein, Seller’s maximum liability for Transfer Taxes pursuant to this Section 2.7(a) shall be fifty thousand dollars ($50,000) (“Seller’s Transfer Tax Cap”). Any Liability for Transfer Taxes in excess of Seller’s Transfer Tax Cap shall be the sole responsibility of Buyer, and Buyer shall promptly pay to Seller the amount of any Transfer Taxes imposed on Seller to the extent such Taxes exceed Seller’s Transfer Tax Cap.

(b) All applicable recording or filing fees that may be imposed, assessed or payable by reason of the operation or as a result of the consummation of the transactions contemplated by this Agreement or any of the Collateral Agreements shall be paid by the party primarily responsible for the payment of any such recording or filing fees according to Law. Buyer shall be solely responsible for all fees, Taxes or other charges associated with the filing or recording of the assignment from Seller to Buyer of any of the Purchased Intellectual Property.

2.8	Bulk Sales Law

The parties hereby waive compliance by Seller and the Selling Subsidiaries with the requirements and provisions of any “bulk sales,” “bulk transfer” or any similar Laws of any jurisdiction, including Article 6 of the California Uniform Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; provided, however, that Seller shall indemnify, defend and hold harmless Buyer with respect to any and all damages related to, resulting from or arising out of any noncompliance by Sellers with any such applicable “bulk sales,” “bulk transfer” or any similar Laws.

3.	Representations and Warranties of Seller

Subject to the exceptions set forth in the Schedules delivered by Seller to Buyer concurrently with the execution of this Agreement (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article 3 to the extent that it is reasonably apparent (without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection), Seller represents and warrants to Buyer as of the date hereof and as of the Closing that:

3.1	Organization and Qualification; Selling Subsidiaries

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and operate the Purchased Assets owned or leased by it. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.1(b) sets forth a list of each Subsidiary of Seller that has title to any asset reasonably expected to be a Purchased Asset or an obligation reasonably expected to be an Assumed Liability, together with its jurisdiction of organization. Each Selling Subsidiary is duly organized, validly existing and in good standing (in any jurisdiction that recognizes such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own or lease and operate the Purchased Assets owned or leased by it. Each Selling Subsidiary is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

3.2	Authorization

Each of Seller and each Selling Subsidiary has full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and each Selling Subsidiary of this Agreement and the Collateral Agreements to which it will be a party and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by each of Seller’s and each Selling Subsidiary’s Boards of Directors and by the shareholders of each Selling Subsidiary, and no other corporate action on the part of Seller or any Selling Subsidiary is necessary to authorize the execution and delivery by Seller or any Selling Subsidiary of this Agreement, any Collateral Agreement to which it will be a party or the consummation of the transactions contemplated hereby and thereby, subject only to Stockholder Approval.

3.3	Binding Effect

This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements, when duly executed and delivered by Seller and, to the extent applicable, by the Selling Subsidiaries, will be, valid and legally binding obligations of Seller and, to the extent applicable, the Selling Subsidiaries, enforceable against Seller and, to the extent applicable, the Selling Subsidiaries, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.4	Non-Contravention; Consents

(a) Assuming that Stockholder Approval and all Seller Consents have been obtained, except for the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of Seller of the principal terms of this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby (the “Proxy Statement”) and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby, the execution, delivery and performance of this Agreement by Seller and the Collateral Agreements by Seller and, to the extent applicable, the Selling Subsidiaries and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in a breach or violation of any provision of Seller’s or the applicable Selling Subsidiary’s certificate of incorporation or by-laws or other similar organizational documents, (ii) with or without notice or lapse of time (or both), violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend its obligations under, any Purchased Contract or any other mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Seller or any Selling Subsidiary is a party or by which it is bound and which relates to the Business or the Purchased Assets, or (iii) violate any Law of any Governmental Body having jurisdiction over Seller, any Selling Subsidiary or the Purchased Assets; other than, in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller in connection with the execution and delivery of this Agreement or by Seller and, to the extent applicable, the Selling Subsidiaries in connection with the execution and delivery of the Collateral Agreements or for the sale of the Purchased Assets and the consummation of the transactions contemplated hereby and thereby by Seller and, to the extent applicable, the Selling Subsidiaries, except for (i) consents or approvals of Third Parties that are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto, for Seller to perform its obligations under this Agreement or for Seller and, to the extent applicable, the Selling Subsidiaries to perform its obligations under the Collateral Agreements, (ii) those identified on Schedule 3.4(b) (items (i) and (ii) being referred to herein as the “Seller Consents”), (iii) Stockholder Approval, (iv) the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Collateral

Agreements and the transactions contemplated hereby and thereby, and (v) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.5	Title to Property; Purchased Equipment; Sufficiency of Purchased Assets

(a) Seller or a Selling Subsidiary has and at the Closing will have good and valid title to, or a valid and binding leasehold interest in, all of the real and personal Purchased Assets free and clear of any Encumbrance (other than a Permitted Encumbrance).

(b) Each material item of the real and personal Purchased Equipment is in good operating condition, reasonable wear and tear excepted, suitable for the purposes for which it is currently being used, but is otherwise being transferred on a “where is” and, as to condition, “as is” basis.

(c) The Purchased Assets to be acquired under this Agreement and the Collateral Agreements, together with the Licensed Intellectual Property, the services to be provided to Buyer under the Transition Services Agreement and the assets used to provide such services, include all of the assets, properties and rights necessary for Buyer to continue to operate and conduct the Business as currently conducted, except as set forth on Schedule 3.5(c).

(d) Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to each of the Purchased Assets, free and clear of all Encumbrances, except for such Purchased Assets in which Seller holds only a leasehold interest, in which case Buyer will have succeeded to such leasehold interest.

3.6	Governmental Permits

Seller or a Selling Subsidiary owns, holds or possesses in its own name, all Governmental Permits that are required by currently effective Laws and necessary to own or lease, operate and use the Purchased Assets and to use or occupy the Transferred Premises and to operate the Business, all of which are in full force and effect, except for such Governmental Permits the absence of which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither Seller nor any Selling Subsidiary is in violation of or in default under any such Governmental Permits which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no proceeding is pending or, to Seller’s knowledge, threatened to revoke or limit any such Governmental Permit.

3.7	Real Estate

(a) Seller does not own any real property necessary for, related to, or used or held for use in connection with the operation and conduct of the Business.

(b) Buyer has been provided with a complete and correct copy of each Assumed Lease. Each Assumed Lease is in full force and effect and, neither Seller nor any Selling Subsidiary has violated, and the landlord has not waived, any of the material terms or conditions of any Assumed Lease and, all the material covenants to be performed by the Seller or a Selling Subsidiary and, to Seller’s knowledge, the landlord under each Assumed Lease prior to the date hereof have been performed in all material respects.

(c) The use of the Transferred Premises, as presently used by the Business, does not violate any local zoning or similar land use Laws or governmental regulations, except for any violations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Seller nor a Selling Subsidiary is in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting any Transferred Premises, except for any violation or noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There is no condemnation or, to the knowledge of Seller, threatened condemnation affecting the Transferred Premises.

(d) The use of the Transferred Premises and improvements thereon by Seller or a Selling Subsidiary complies with all applicable Laws, and Seller or a Selling Subsidiary has obtained all approvals, licenses, permits and consents, which remain in full force and effect, of Governmental Bodies required for the leasing of the Transferred Premises and for the operation and conduct of the Business therein, except for any noncompliance with applicable laws or failure to obtain or maintain any required approvals, licenses, permits and consents that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.8	Compliance With Laws; Litigation

(a) Except as set forth on Schedule 3.8(a), with respect to the Business conducted by Seller or any Selling Subsidiary, Seller and each Selling Subsidiary is in compliance with all applicable Laws, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. This Section 3.8(a) does not apply to Intellectual Property, which is the subject of Section 3.12.

(b) As of the date hereof, except as set forth on Schedule 3.8(b), (i) no material judgment, order, writ, injunction or decree of any Governmental Body that is related to the Business or the Purchased Assets is in effect and (ii) there is no material action, suit, proceeding, arbitration or governmental investigation pending or, to Seller’s knowledge, threatened against Seller or a Selling Subsidiary (A) relating to the Business or the Purchased Assets or (B) that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or any Collateral Agreement.

3.9	Business Employees

(a) Schedule 3.9(a) contains a true, correct and complete list, as of the date specified on such list, of all Business Employees, showing for each Business Employee, the name, position held, service commencement date (with any of Seller, the Selling Subsidiaries or any of their respective Subsidiaries), rate of salary or wages and aggregate annual compensation for Seller’s last fiscal year and as of the date of this Agreement. None of the Business Employees is covered by any union, collective bargaining agreement or other similar labor agreement. Summaries, as of March 31, 2009, of any commission or bonus entitlements and the amount of accrued vacation, personal days and floating holidays for each such Business Employee as of the date of this Agreement are also contained on Schedule 3.9(a).

(b) Except as set forth in Schedule 3.9(b), the employment of each Business Employee is terminable by the Seller or the applicable Selling Subsidiary at will.

(c) Except as set forth in Schedule 3.9(c), with respect to the Business Employees, neither Seller nor any of its ERISA Affiliates currently maintains, contributes to or has any material Liability under any Benefit Plan. With respect to each of the Benefit Plans identified on Schedule 3.9(c), Seller has made available to Buyer true, correct and complete copies of the most recent summary plan description or other written description thereof. Each Benefit Plan listed on Schedule 3.9(c) has been operated in material compliance with all applicable Laws, including ERISA. Each Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and Seller is not aware of any circumstances likely to result in revocation of such favorable determination letter.

(d) With respect to the Business Employees, as of the date hereof, there is not pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, or organized work stoppage or (ii) any application for certification of a collective bargaining agent.

(e) The Business is in material compliance with all Laws relating to employment practices and the Business Employees.

3.10	Contracts

(a) Schedule 3.10(a) contains a true, correct and complete list, as of the date hereof, of the following Contracts to which Seller or a Selling Subsidiary is a party, that are currently in force and that relate to the Business:

(i) employment or consulting agreements, contracts or commitments with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, in each case other than offer letters;

(ii) leases of real or personal property having a value individually in excess of $10,000;

(iii) agreements, contracts or commitments containing any covenant limiting the freedom of Seller or any Affiliate of Seller to engage in the Business or to compete with any person in the Business;

(iv) each Contract that expressly grants any material right, title or interest under any of the Purchased Intellectual Property, except for non-exclusive, object code only, end-user licenses granted to customers in the ordinary course of business;

(v) each Contract that expressly grants any right, title or interest to Seller or a Selling Subsidiary under any Intellectual Property, except for licenses to software that is generally commercially available;

(vi) distribution, joint marketing, partnership, joint venture, development agreements or similar Contracts;

(vii) other agreements, contracts or commitments that involve $50,000 or more or are not cancelable without penalty upon thirty (30) days notice; or

(viii) any other Contract not made in the ordinary course of business that is material to the Business.

(b) Each Purchased Contract is valid, binding and enforceable against Seller or the applicable Selling Subsidiary, and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Except as identified on Schedule 3.10(b), neither Seller nor a Selling Subsidiary has received any notice that it is in material default under or in material breach of or is otherwise materially delinquent in performance under any Purchased Contract, and, to Seller’s knowledge, each of the other parties thereto has performed all material obligations required to be performed by it under, and is not in material default under, any Purchased Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a material default.

3.11	Segment and Financial Information; Absence of Certain Changes

(a) The segment information relating to the Business presented in the financial statements filed by Seller with the SEC for the periods commencing on January 1, 2008 (the “Seller Financial Statements”) (i) was derived from the books and records of Seller (which are accurate and complete in all material respects) and prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby and (ii) presented fairly, in all material respects, the revenues of the Business at the respective dates thereof.

(b) The financial statements included in any quarterly report on Form 10-Q filed after the date hereof and prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms (i) will be derived from the books and records of Seller (which are accurate and complete in all material respects) and prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby and (ii) will present fairly, in all material respects, the revenues of the Business at the respective dates thereof.

(c) Except as set forth in Schedule 3.11(c), since December 31, 2008 to the date hereof, the Business has been conducted in the ordinary course consistent with past practices and there has not been with respect to the Business:

(i) any creation or other incurrence of any Encumbrance on any Purchased Asset other than Permitted Encumbrances;

(ii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(iii) any relinquishment by Seller or a Selling Subsidiary of any contract or other right, in either case, material to the Business;

(iv) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize the Business Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Business Employees;

(v) any compromise or settlement of any claim, litigation or other cause of action principally related to the Business brought by Seller or a Selling Subsidiary against any Third Party;

(vi) any commencement or notice or, to the knowledge of Seller, any threat of the commencement of any lawsuit or proceeding against or investigation of Seller or any Selling Subsidiary or its business or affairs in each case which could reasonably be expected to affect the Business or the Purchased Assets;

(vii) any loss of any material distributor or supplier relationship with Seller that is directly related to the Business or any material adverse change in such relationship; or

(viii) any injunction issued or other applicable Laws prohibiting Seller from selling any products in any jurisdiction.

(d) Seller or the Selling Subsidiaries, as applicable, has good right, title and interest in and to all of the Receivables and, as of the Closing Date, none of the Receivables shall be subject to any Encumbrance, other than a Permitted Encumbrance, and all of the Receivables constitute valid and enforceable claims, except to the extent of any reserves, and arose from bona fide transactions in the ordinary course of business consistent with past practices.

(e) Schedule 3.11(e) contains a list, as of the date hereof, of the material Receivables of the Business.

3.12	Intellectual Property

(a) Schedule 3.12(a) sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all the following Purchased Intellectual Property active as of the date of this Agreement: (i) Patents; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor; and (iv) Domain Names. Any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Body to maintain such Purchased Intellectual Property as active and due before Closing have been paid in full through Closing. To Seller’s knowledge, except as set forth on Schedule 3.12(a), all of the foregoing Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law.

(b) Seller or a Selling Subsidiary has good and valid title to the Purchased Intellectual Property free and clear of all Encumbrances, except Permitted Encumbrances. Neither Seller nor any Selling Subsidiary has granted any license, covenant not to sue or title (in whole or in part) to any of the Purchased Intellectual Property other than pursuant to a Contract listed on Schedule 3.10(a) or licenses that arise as a matter of law by implication as a result of sales of products and services by the Seller and any Selling Subsidiary. Except as set forth on Schedule 3.12(b), to Seller’s knowledge, none of the Purchased Intellectual Property is being infringed, misappropriated or otherwise violated by any Person.

(c) The Purchased Intellectual Property is not the subject of any judgment, order, writ, injunction or decree of any Governmental Body, and to Seller’s knowledge, no such thing is threatened against Seller or any Selling Subsidiary involving the Purchased Intellectual Property, except for office actions by the applicable Governmental Bodies in the normal course of prosecution efforts to register or issue the Purchased Intellectual Property listed on Schedule 3.12(a).

(d) Except as set forth on Schedule 3.12(d), neither Seller nor any Selling Subsidiary has received any written notice within the six-year period prior to the date of this Agreement alleging that the Purchased Intellectual Property or the operation of the Business, as conducted by Seller as of the date hereof, infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person. To Seller’s knowledge, no such allegation is threatened to be made by any Person. Notwithstanding any possible interpretation of any other representation in this Article 3, only this Section 3.12(d) shall be construed to be a representation with respect to Seller’s or any Selling Subsidiary’s infringement, misappropriation, violation or other conflict with the Intellectual Property right of any other Person.

(e) Seller and each Selling Subsidiary have taken reasonable steps to protect its respective rights in Confidential Information that constitutes the Purchased Intellectual Property. Except as disclosed in Schedule 3.12(e), the source code for any of the Purchased Intellectual Property has not been provided to any third party, and except as set forth on such schedule, no third party has any interest now or in the future to access, view, obtain or use such source code, including, without limitation, pursuant to a source code escrow agreement.

(f) The Business has not used any “open source” software in manner that would require it to release any Software incorporated in a Product (or any of its other material Software) to the public pursuant to the terms of any “open source” software license.

(g) The consummation of the transactions contemplated hereby shall not alter, impair or otherwise affect any rights or obligations of the Seller or any Selling Subsidiary, or the Buyer, as successor to the Seller and Selling Subsidiaries, in any of the Purchased Intellectual Property of the Seller and Selling Subsidiaries, and the Buyer shall succeed to all of the Seller’s and Selling Subsidiaries’ rights thereto without modification or impairment.

(h) With respect to the Business, the Sellers have implemented reasonable steps consistent with the type of activities conducted by the Business to protect, physically and electronically, the information assets of the Business from unauthorized disclosure, use or modification. To Seller’s knowledge, there have been no breaches of security affecting the information assets or data of the Business.

3.13	Taxes

(a) There are no liens for Taxes upon any of the Purchased Assets other than Permitted Encumbrances and no action, proceeding or, to Seller’s knowledge, investigation has been instituted against Seller or any Selling Subsidiary that would give rise to any such lien other than Permitted Encumbrances. Furthermore, all material Tax Returns required to be filed on or prior to the Closing Date by Seller or any Selling Subsidiary with respect to any material Tax that, if not paid, could result in an Encumbrance upon any of the Purchased Assets have been duly and timely filed and are true, correct and complete, in all material respects and all Taxes shown to be due on such Tax Returns have been paid in full.

(b) Neither Seller nor any Selling Subsidiary is a party to any Tax allocation, sharing or indemnification agreement with respect to the Business or any Purchased Asset.

(c) No Tax is required to be withheld pursuant to section 1445 of the Code, as a result of the transfers contemplated by this Agreement, because none of the Purchased Assets are U.S. real property interests for purposes of Section 1445 of the Code.

3.14	Customers and Suppliers

Schedule 3.14 contains a list setting forth (a) the 10 largest customers of the Business, by dollar amount, during the periods set forth therein, and (b) the 10 largest suppliers of the Business, by dollar amount, during the periods set forth therein. As of the date hereof, no customer or supplier of the Business listed on Schedule 3.14 has, since December 31, 2008, cancelled or terminated, or provided written notice of an intention to cancel or terminate, any Contract with Seller or any Selling Subsidiary.

3.15	Affiliated Transactions

Schedule 3.15 sets forth a true, complete and correct list of all Contracts between Seller, on the one hand, and Seller’s Affiliates, on the other hand, that are included in the Purchased Contracts. All such Contracts were entered into on an arm’s-length basis and have terms no less favorable to the Business than those available to non-Affiliates of Seller.

3.16	Brokers

Except for Thomas Weisel Partners (for services provided on behalf of Seller), as to which Seller shall have full responsibility and to whom Buyer shall not have any liability, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Collateral Agreement based on arrangements made by or on behalf of Seller or any Selling Subsidiary.

3.17	Board Approval

The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (i) approved this Agreement, (ii) directed that the approval of this Agreement and the transactions contemplated hereby be submitted to Seller’s stockholders for consideration, and (iii) resolved to recommend that all stockholders of Seller approve this Agreement and the transactions contemplated hereby.

3.18	Proxy Statement

The Proxy Statement will not, at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Buyer specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.19	Intentionally Omitted

3.20	Warranty and Product Liability Claims

Neither Seller nor any Selling Subsidiary has any material Liability for replacement or repair of the Products or other damages in connection therewith except Liabilities (i) for non-material replacement or repair (or, in the case of services, re-performance) incurred in the ordinary course of business consistent with past practice or (ii) for which (and to the extent) there is a specific reserve set forth on the Business Financial Statements or as otherwise disclosed on Schedule 3.20.

3.21	No Other Representations or Warranties

Except for the representations and warranties contained in this Article 3, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or an Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, any of the transactions contemplated hereby or thereby or the Business, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to one or more of the foregoing.

4.	Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

4.1	Organization and Qualification

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Collateral Agreements.

4.2	Authorization

Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements have been duly authorized by all requisite corporate action.

4.3	Binding Effect

This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements when duly executed and delivered by Buyer will be, valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.4	No Violations

(a) Assuming that the consents specified in Section 4.4(b) below have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Buyer’s certificate of incorporation or by-laws, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or (iii) violate any Law of any Governmental Body having jurisdiction over Buyer or any of its properties, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

(b) Except as set forth on Schedule 4.4(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby by Buyer, except for any such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Collateral Agreements.

4.5	Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Subsidiary of Buyer.

4.6	Sufficiency of Funds

Buyer (i) has sufficient funds available to pay the Cash Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement or the Collateral Agreements; and (ii) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Collateral Agreements.

4.7	Information Supplied

None of the information to be supplied by or on behalf of Buyer in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.8	Independent Assessment

(a) With respect to the Purchased Assets, the Business and any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate of Seller, or any agent, employee, attorney or other representative of Seller or by any other Person representing or purporting to represent Seller that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, any Affiliate of Seller, or any agent, employee, attorney, other representative of Seller or other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby.

(b) Buyer acknowledges that, except as explicitly set forth in this Agreement, neither Seller nor any Affiliate of Seller has made any warranty, express or implied, as to the future prospects of the Business or its profitability for Buyer, or with respect to any forecasts, projections or Business plans prepared by or on behalf of Seller and delivered to Buyer in connection with the Business and the negotiation and the execution of this Agreement.

4.9	No Other Representations or Warranties

Except for the representations and warranties contained in this Article 4, none of Buyer, any Affiliate of Buyer or any other Person makes any representations or warranties, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer or an Affiliate of Buyer, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, or any of the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to Seller or its representatives of any documentation or other information with respect to one or more of the foregoing.

5.	Certain Covenants

5.1	Access and Information

(a) Seller shall, and shall cause its Subsidiaries to, give to Buyer and its officers, employees, accountants, counsel and other representatives reasonable access during Seller’s or the applicable Subsidiary’s normal business hours throughout the period prior to the Closing to all of Seller’s or the applicable Subsidiary’s properties, books, contracts, commitments, reports of examination and records directly relating to the Business, the Purchased Assets or the Assumed Liabilities, except as is prohibited by applicable Law. Seller shall assist Buyer in making such investigation and shall cause its counsel, accountants, engineers, consultants, employees and other representatives to be reasonably available to Buyer for such purposes.

(b) After the Closing, Seller and Buyer shall provide, and shall cause their respective Subsidiaries to provide, to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third Party confidentiality obligation in which case Seller and Buyer, as the case may be, will use commercially reasonable efforts to develop an alternative means to provide any such information that is subject to such limitations), reasonable access for inspection and copying of all Business Records, Governmental Permits, Contracts and any other information (other than as may be prohibited by applicable Law) existing as of the Closing Date and relating to the Business, the Purchased Assets or the Assumed Liabilities, and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Business, the Purchased Assets or the Assumed Liabilities, and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

5.2	Conduct of the Business

From and after the execution and delivery of this Agreement and until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as otherwise contemplated by this Agreement or identified on Schedule 5.2 or as Buyer shall otherwise consent to in writing Seller shall, and shall cause each Selling Subsidiary to (i) conduct the Business only in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact the Business and to maintain satisfactory relationships with suppliers, customers, distributors, Business Employees and other persons having material business relationships with the Business. Without limiting the generality of the foregoing, during the Pre-Closing Period, Seller and the Selling Subsidiaries shall not, without the prior written consent of the Buyer:

(a) declare or pay any non-cash dividend of any Purchased Assets or make any other non-cash payment or distribution of Purchased Assets in respect of its capital stock or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other equity interests in exchange for Purchased Assets;

(b) except as set forth in Schedule 5.2, license any Purchased Intellectual Property to any Third Party except for non-exclusive, object code only, end-user licenses granted to customers in the ordinary course of business consistent with past practice;

(c) except in the ordinary course of business or as set forth in Schedule 5.2: (i) terminate, materially extend, materially modify or assign any Purchased Contract (or enter into any new agreement of such type); (ii) fail to perform, in the ordinary course of business consistent with past practice, its obligations under all Purchased Contracts and other obligations to be included as part of the Purchased Assets and Assumed Liabilities or (iii) grant any release or relinquishment of any material rights under any Purchased Contract;

(d) except for obligations under Contracts entered in the ordinary course of business consistent with past practice, incur or assume any Liabilities, obligations or indebtedness for borrowed money that would (i) constitute an Assumed Liability, or (ii) otherwise encumber or materially and adversely affect the Purchased Assets (other than Permitted Encumbrances or Excluded Liabilities);

(e) except as required by Section 5.6, pay any bonus or make any cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, benefits, equity compensation or other compensation or remuneration payable to, or accelerate any benefits available to, any of the Business Employees other than in the ordinary course of business consistent with past practice as applicable to all of Seller’s employees or in accordance with existing Benefit Plans; provided, that, in either case, Seller shall not, and shall cause its Affiliates not to, increase any Business Employee’s base salary;

(f) adopt or amend any Benefit Plan in a manner primarily affecting Business Employees, except as required by Law, or enter into or amend any employment agreement with such Business Employees;

(g) engage in or offer to make any material acquisition of assets that would be Purchased Assets, by means of a merger, consolidation or otherwise;

(h) sell, lease, encumber or otherwise dispose of Purchased Assets outside the ordinary course of business consistent with past practices, and in any event, involving a transaction value in excess of twenty-five thousand dollars ($25,000) individually (or fifty thousand dollars ($50,000) in the aggregate), other than in connection with a Total Company Sale effected in accordance with this Agreement;

(i) except for borrowings under Seller’s existing credit facilities in the ordinary course of business, incur, create, assume or otherwise become liable for, or prepay, any Indebtedness (including the issuance of any debt security), or enter into any off-balance sheet arrangement, that would be an Assumed Liability;

(j) make any capital expenditures or commitments therefor relating exclusively to the Business in an amount in excess of one hundred thousand dollars ($100,000) in the aggregate;

(k) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Seller or any of the Selling Subsidiaries in respect of the sale or maintenance of the Products, including in any attempt to accelerate payment of any Interim Payments;

(l) reduce its current levels of sales and marketing expenditures for the Business;

(m) fail to pay suppliers, vendors and creditors of the Business in the ordinary course of business consistent with past practice;

(n) fail to maintain its current or substantially similar insurance on the Purchased Assets;

(o) make any material change in the accounting methods or practices followed in respect of the Business, except as required by Law, GAAP or any Governmental Body; or

(p) enter into any agreement or commitment to do any of the foregoing.

5.3	Proxy Statement

(a) As promptly as practicable following the execution of this Agreement, Seller shall prepare and file with the SEC the preliminary Proxy Statement. Seller shall (i) use its commercially reasonable efforts to respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) notify Buyer upon the receipt of any such comments or requests, and (iii) provide Buyer with copies of all correspondence between Seller and its representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (i) Seller shall provide Buyer with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (ii) Seller shall include in such drafts, correspondence and filings all comments reasonably proposed by Buyer. Absent any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition, Seller shall file with the SEC the definitive Proxy Statement as promptly as practicable following the date the Proxy Statement is cleared by the SEC, and shall cause the mailing of the definitive Proxy Statement to Seller’s stockholders to occur as promptly as reasonably practicable thereafter. If at any time prior to the Stockholders’ Meeting any event shall occur, or fact or information shall be discovered that should be set forth in an amendment of or a supplement to the Proxy Statement, Seller shall, in accordance with the foregoing procedures, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable law, cause such amendment or supplement to be distributed to the stockholders of Seller. Buyer shall cooperate with Seller in connection with the preparation of the Proxy Statement and shall provide in a timely fashion all information requested by Seller concerning Buyer that is required to be included in the Proxy Statement.

(b) The Proxy Statement shall contain the unqualified recommendation of the Board in favor of approval of this Agreement and the transactions contemplated hereby (the “Board Recommendation”); provided, however, that, at any time prior to receipt of Stockholder Approval, the Board may, in accordance with Section 5.10 hereof, withdraw or modify, in a manner adverse to Buyer, the Board Recommendation (a “Recommendation Change”), and Seller shall not be required to include the Board Recommendation in the Proxy Statement, if the Board determines in good faith, after consultation with outside legal counsel, that failing to take such action would be inconsistent with the fiduciary duties of the Board.

5.4	Stockholders’ Meeting

Seller shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders to obtain the Stockholder Approval (the “Stockholders’ Meeting”). Seller’s obligations pursuant to the first sentence of this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication of any proposal or offer from any Third Party relating to a Competing Transaction or a Recommendation Change.

5.5	Tax Reporting and Allocation of Consideration

(a) Subject to Section 5.5(d) below, Seller shall be responsible for the preparation and filing of all Returns of Seller (including Returns required to be filed after the Closing Date) to the extent such Returns include or relate to (i) the use or ownership of the Purchased Assets by Seller, or (ii) during any Pre-Closing Tax Period, the conduct of the Business (“Seller’s Returns”). Seller’s Returns shall be true, complete and correct and prepared in accordance with applicable Law in all material respects. Seller will be responsible for and make all payments of Taxes shown to be due on Seller’s Returns to the extent such Taxes relate to the use or ownership of the Purchased Assets by Seller, or to the conduct of the Business during any Pre-Closing Tax Period.

(b) Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns. Accordingly, Seller and Buyer shall, no later than ninety (90) days after the Closing Date, attempt in good faith to (i) enter into a purchase price allocation agreement providing for the allocation of the Consideration among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder, and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns. If Seller and Buyer shall have agreed on a purchase price allocation and an Asset Acquisition Statement, then Seller and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Consideration allocation.

(c) Buyer shall be responsible for the preparation and filing of all Returns it is required to file with respect to Buyer’s ownership or use of the Purchased Assets or to the conduct of the Business attributable to taxable periods (or portions thereof) commencing after the Closing (“Buyer’s Returns”). Buyer’s Returns shall be true, complete and correct and prepared in accordance with applicable Law in all material respects. Buyer will be responsible for and make all payments of Taxes shown to be due on Buyer’s Returns to the extent they relate to the Purchased Assets or the conduct of the Business during any periods (or portions thereof) commencing after the Closing.

(d) In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Purchased Assets for which Returns cover a taxable period commencing before the Closing Date and ending thereafter, to the extent not filed prior to the Closing, Buyer shall prepare such Returns and make all payments required with respect to any such Return; provided, however, Seller will promptly reimburse Buyer upon receipt of a copy of the filed Return to the extent any payment made by Buyer relates to a Pre-Closing Tax Period, which amount shall be determined and prorated on a per diem basis. In the event that any party shall thereafter make a payment for which it is entitled to reimbursement under this Section, the party so obligated to make such reimbursement under this Section shall make such reimbursement promptly upon the presentation of such supporting evidence as may be reasonably requested. The parties hereto shall cooperate, including, without limitation, during times of audit by taxing authorities, to avoid payment of duplicate or inappropriate Taxes under this Section 5.5(d) or other ad valorem Taxes of any kind or description which relate to the Purchased Assets, and each party shall furnish, at the request of the other, proof of payment of any such Taxes or other documentation that is a prerequisite to avoiding payment of a duplicate or inappropriate Tax.

(e) To the extent relevant to the Purchased Assets or the conduct of the Business, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Returns, supporting work schedules and other records or information with respect to all sales, use and employment Returns and, absent the receipt by Seller of the relevant sales tax certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Buyer.

(f) Seller shall prepare and furnish to Transferred Employees Forms W-2 which shall reflect all wages and compensation paid to Transferred Employees for that portion of the calendar year in which the Closing Date occurs during which the Transferred Employees were employed by Seller. Each of Seller and Buyer agree to treat Buyer as a successor employer with respect to the Transferred Employees for FICA and FUTA tax purposes.

5.6	Business Employees

(a) Buyer may (in its sole discretion), prior to the delivery of the Offer Notice to Seller, make offers of employment, contingent upon the Closing, to any of the Business Employees (including those absent due to vacation, holiday, illness, leave of absence or short-term disability, but excluding any Business Employees on long-term disability). Buyer shall not, after the delivery of the Offer Notice to Seller, make offers of employment to any of the Business Employees. Business Employees who, prior to the Closing, accept Buyer’s offer of employment (and who actually become an employee of Buyer), as of the effective date of their employment with Buyer, are referred to herein as “Transferred Employees”. Each Transferred Employee’s employment with Buyer shall be effective as of the day following the close of business on the Closing Date, except that the employment of individuals receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date after the Closing Date they present themselves for work with Buyer.

(b) Prior to the Closing Date, Seller agrees to use commercially reasonable efforts to cooperate with Buyer in Buyer’s recruitment of the Business Employees, including allowing and facilitating interviews and providing access to personnel files of the Business Employees.

(c) Except as expressly set forth in this Section 5.6, from and after the Closing Date, Seller or Seller’s Affiliates shall assume or retain, as the case may be, perform all obligations with respect to and be solely responsible for all Liabilities arising out of or resulting from the Benefit Plans whether incurred before, on or after the Closing Date. In addition, Seller shall terminate, waive and release its rights under any covenants regarding non-competition, and conflicting obligations with respect to the Business with the Business Employees who become Transferred Employees. No assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer. Seller shall, and shall cause each of its Affiliates to, comply with any and all Liabilities or other obligations under the Benefit Plans to all Business Employees, including Transferred Employees, whether resulting from, arising out of, or relating to, events or circumstances occurring prior to or after the Closing, in accordance with the terms of such Benefit Plans, but in each case excluding unpaid vacation, personal days and floating holidays accrued by Transferred Employees and any other Assumed Liabilities.

(d) Subject to the following sentence, Seller shall be solely responsible for (i) the payment of all wages and other remuneration due to Transferred Employees with respect to their services as employees through the close of business on the Closing Date, including pro rata bonus payments (if any) pursuant to Seller’s incentive bonus plan or any other incentive compensation program, but not any vacation time, personal days or floating holidays accrued and earned through the Closing Date; (ii) the payment of any termination or severance payments owed to any Business Employee pursuant to any Benefit Plan or any applicable law in connection with the Business Employee’s employment with or termination of employment with Seller or Selling Subsidiaries; and (iii) the provision of health plan continuation coverage in accordance with the requirements of COBRA to any Business Employee and/or any beneficiary thereof who is entitled to elect such coverage on account of a “qualifying event” (as defined under COBRA) occurring on or prior to the Closing Date. If any Business Employee becomes an employee of Buyer at any time during the period commencing on the day immediately following the Closing Date and ending on the day that is six (6) months after the Closing Date, then Buyer shall promptly thereafter reimburse Seller for any payments or other Liabilities referred to in the preceding sentence that are paid or payable by Seller or an Affiliate of Seller with respect to any such Business Employee.

(e) Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby and that such employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of the transactions contemplated by this Agreement. Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any of its employees. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees terminated after the Closing Date.

5.7	Commercially Reasonably Efforts

Without limiting either party’s other obligations hereunder, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Collateral Agreements, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties, and (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, any Collateral Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; provided, however, that that nothing in this Agreement shall obligate the Buyer or its Affiliates to agree (i) to limit or not to exercise any rights of ownership of any securities, or to divest, dispose of or hold separate any securities or all or any portion of their respective businesses, assets or properties or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or own the Purchased Assets or (B) to control their respective businesses or operations.

5.8	Contacts with Suppliers and Customers

From the date hereof until the Closing, without the prior consent of Seller, Buyer shall not contact any suppliers to, or customers of, the Business in connection with or pertaining to any subject matter of this Agreement or the Collateral Agreements. In contemplation of the Closing, Seller and Buyer agree to cooperate in contacting any suppliers to, or customers of, the Business in connection with or pertaining to any subject matter of this Agreement or the Collateral Agreements, as and to the extent requested by Buyer or Seller.

5.9	Mutual Non-Solicitation of Employees

For a period of twenty-four (24) months following the Closing, each party hereto shall not, and shall cause its Subsidiaries and any representatives of such party or any of its Subsidiaries not to, knowingly solicit to employ, or knowingly solicit to provide services to such party or any of its Subsidiaries, any employee of the other party or any of its Subsidiaries. For purposes of this Section 5.9, the term “solicit” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on any employee or employees of the other party or any of its Subsidiaries.

5.10	No Negotiation or Solicitation of Competing Transactions

From and after the date of this Agreement, Seller and its Subsidiaries will not (and Seller will cause each of its employees, officers, directors and agents, not to) (a) solicit, initiate, entertain or encourage the submission of any proposal or offer from any Third Party relating to a Competing Transaction; (b) participate in any discussions or negotiations regarding, furnish any non-public information with respect to, assist or participate in, or knowingly facilitate in any other manner any effort or attempt by any Third Party to do or seek any of the foregoing with respect to a Competing Transaction; (c) make a Recommendation Change, or (d) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to a Competing Transaction; provided, however, that prior to the receipt of Stockholder Approval, in response to a bona fide written proposal for a Competing Transaction made after the date hereof that was not solicited by Seller or any of its Subsidiaries, if the Board determines in good faith after consultation with outside legal counsel and its financial advisor, that (A) such proposal for a Competing Transaction is, or is reasonably likely to lead to, a Superior Proposal, and (B) failing to take any such action would be inconsistent with the fiduciary duties of the Board, Seller, its Subsidiaries and their respective employees, officers and agents may provide any non-public information regarding Seller or any of its Subsidiaries to the third party making such proposal for a Competing Transaction or engage in any negotiations or substantive discussions with such Third Party regarding such proposal for a Competing Transaction; and provided, further, however, that, prior to the Board making any determination with respect to a Recommendation Change, Seller shall consult with Buyer and provide it a reasonable opportunity, not less than three business days, to amend the terms of this Agreement in response to such Superior Proposal. Provided the Seller has complied with the foregoing provisions and that a Superior Proposal has been made and not withdrawn and continues to be a Superior Proposal notwithstanding any modification by Buyer of the terms of this Agreement, the Board, to the extent the failure to do so would be inconsistent with the fiduciary duties of the Board, as determined in good faith by a majority of the members thereof, may (x) withdraw or modify its approval or recommendation of this Agreement, (y) approve or recommend any Superior Proposal, or (z) after first terminating this Agreement pursuant to and in full compliance with the provisions of Section 11.1(f), cause the Seller to enter into a definitive agreement with respect to such Superior Proposal. Activities conducted in accordance with this Section 5.10 shall not constitute a violation of this Section 5.10 or any other provision of this Agreement; provided, however, that nothing in this Section 5.10 shall permit the Seller to terminate this Agreement other than pursuant to and in accordance with Section 11.1(f) hereof.

Seller will notify Buyer if any Third Party makes any proposal, offer, inquiry or contact with respect to any Competing Transaction (including the terms thereof and the identity of such third party subject to any existing applicable confidentiality agreement) within three Business Days after receipt of any such offer or proposal.

For purposes of this Agreement, the following terms shall have the following meanings:

“Competing Transaction” means the direct or indirect acquisition of all or substantially all of the assets of the Business or a material portion of the Purchased Assets, other than in connection with a Total Company Sale.

“Superior Proposal” means a bona fide, unsolicited proposal for a Competing Transaction or a Total Company Sale that the Board determines in good faith (after (i) consultation with outside legal counsel and its financial advisor and (ii) taking into account all of the terms and conditions of the proposal for a Competing Transaction and this Agreement) is more favorable than the transactions contemplated hereby.

“Total Company Sale” means a merger or consolidation in which Seller would not be the surviving entity, a purchase of all of the outstanding capital stock of Seller, or an acquisition of the Business, together with of all or substantially all of Seller’s remaining assets (which shall include, for avoidance of doubt, the sale of all of Seller’s remaining business lines, and not merely the Business).

5.11	Seller Consents

As soon as practicable following the date hereof, Seller or any Selling Subsidiary shall use its commercially reasonable efforts to obtain any material Seller Consent not obtained prior to the date of this Agreement. The Seller or any Selling Subsidiary shall keep the Buyer reasonably informed of their efforts to obtain such consents, waivers and approvals (including reactions and responses of third parties thereto).

5.12	Required Notices

(a) At least five business days prior to the Closing:

(i) Buyer shall deliver to Seller written notice of the identities of the Foreign Buyers and the Business Employees who have accepted offers of employment from Buyer or its Affiliates; and

(ii) Seller shall deliver to Buyer written updates, as of the date of delivery, of Schedule 3.11(e) and of the information on Schedule 3.9(a) regarding the amount of accrued vacation, personal days and floating holidays for each Business Employee.

(b) On or prior to May 10, 2009, Buyer shall deliver to Seller written notice of the identities of the Business Employees to whom it has extended offers of employment (the “Offer Notice”).

6.	Confidential Nature of Information

6.1	Confidentiality Agreement

Buyer and Seller agree that the Confidentiality Agreement shall continue to apply to (a) all documents, materials and other information that it shall have obtained regarding the other party or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents, and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to Confidential Information as is assigned to Buyer as part of the Purchased Assets.

6.2	Seller’s Confidential Information

(a) Except as provided in Section 6.2(b), after the Closing and for a period of five (5) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller’s and its Affiliates’ Confidential Information that is received from, or made available by, Seller or is otherwise exposed to Buyer in the course of the transactions contemplated hereby, except for such Confidential Information as is assigned to Buyer as part of the Purchased Assets.

(b) Notwithstanding the foregoing, such Confidential Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Confidential Information that:

(i) at the time of disclosure was already known to Buyer other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession;

(ii) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

(iii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement;

(iv) to the extent it is independently developed by Buyer; or

(v) is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

(c) If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller such that Seller may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the opinion of Buyer’s counsel compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, Buyer (or its Affiliate) may disclose only so much of the Confidential Information to the party compelling disclosure as is required by Law. Buyer will exercise its (and will cause its Affiliates to exercise their) commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

6.3	Buyer’s Confidential Information

(a) Except as provided in Section 6.3(b) and except as necessary to perform its obligations under this Agreement or the Collateral Agreements, or to enforce its rights hereunder or thereunder or to defend against allegations of breach hereof or thereof, after the Closing Date and for a period of five (5) years thereafter, Seller agrees that it will keep confidential all of Buyer’s and its Affiliates’ Confidential Information that is assigned to Buyer as part of the Purchased Assets.

(b) Notwithstanding the foregoing, such Confidential Information shall not be deemed confidential and Seller shall have no obligation with respect to any such Confidential Information that:

(i) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller; or

(ii) is received by Seller from a Third Party without similar restriction and without breach of any agreement; or

(iii) is, subject to Section 6.3(c), required to be disclosed under applicable Law or judicial process.

(c) If Seller (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, Seller will promptly notify Buyer of such request or requirement and will cooperate with Buyer such that Buyer may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is in the opinion of Seller’s counsel compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, Seller (or its Affiliate) may disclose only so much of the Confidential Information to the party compelling disclosure as is required by Law. Seller will exercise its (and will cause its Affiliates to exercise their) commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

6.4	Confidential Nature of this Agreement and Collateral Agreements

(a) Except to the extent that disclosure thereof is required under accounting rules, stock exchange or market rules, or federal securities or labor relations Laws disclosure obligations, each of Seller and Buyer agree that the terms and conditions of this Agreement and the Collateral Agreements, and all schedules, attachments and amendments hereto and thereto shall be considered Confidential Information protected under this Article 6. Notwithstanding anything in this Article 6 to the contrary, (a) in the event that any such Confidential Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6, and (b) the restrictions on confidentiality set forth in any Collateral Agreement shall supersede this Article 6 for the information subject thereto.

Notwithstanding the foregoing, either party may disclose this Agreement and the Collateral Agreements to its advisors and consultants, to its lenders, and in connection with any merger, sale or similar transaction; provided that, in each such case, the receiving party agrees to confidentiality restrictions substantially similar to the confidentiality restrictions contained herein.

(b) If any party (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, such party will promptly notify the other party of such request or requirement and will cooperate with the other party such that the other party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, any party (or any of its Affiliates) is in the opinion of such party’s counsel compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, such party (or its Affiliate) may disclose only so much of the Confidential Information to the party compelling disclosure as is required by Law. Each party will exercise its (and will cause its Affiliates to exercise their) commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

7.	Closing

At the Closing, the following transactions shall take place:

7.1	Deliveries by Seller

At the Closing, Seller shall and shall cause any Selling Subsidiary, as applicable, to deliver, or cause to be delivered, to Buyer the following:

(a) each of the Collateral Agreements, dated as of the Closing Date, duly executed by Seller and, where applicable, one or more of the Selling Subsidiaries;

(b) a certificate of an appropriate officer of Seller, dated as of the Closing Date, certifying to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.2(a) and (b), except as otherwise expressly stated in such certificate;

(c) a certificate of the Secretary or Assistant Secretary’s of Seller dated as of the Closing Date, in customary form and substance as to the organizational documents and approvals of Seller;

(d) a certificate of the Secretary or Assistant Secretary’s of each Selling Subsidiary dated as of the Closing Date, in customary form and substance as to the organizational documents and approvals of such Selling Subsidiary; and

(e) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, dated as of the Closing Date, as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer pursuant to this Agreement or any Collateral Agreement, and to put Buyer in actual possession or control of the Purchased Assets.

7.2	Deliveries by Buyer

At the Closing, Buyer shall deliver to Seller the following:

(a) the Cash Purchase Price as provided in Section 2.3;

(b) each of the Collateral Agreements, dated as of the Closing Date, duly executed by Buyer;

(c) a certificate of an appropriate officer of Buyer, dated as of the Closing Date, certifying to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.3(a) and (b), except as otherwise expressly stated in such certificate;

(d) a certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, in customary form and substance as to the organizational documents and approvals of Buyer; and

(e) all such other documents and instruments of assumption, dated as of the Closing Date, as Seller may reasonably request or as may be otherwise necessary to evidence and effect the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement.

7.3	Closing Date

The Closing shall take place at the offices of Seller at 10:00 a.m. local time within three (3) Business Days following the date on which the last of the conditions specified in Article 8 to be satisfied or waived has been satisfied or waived (excluding conditions that, by the terms, are not expected to be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the “Closing Date”).

7.4	Contemporaneous Effectiveness

All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8.	Conditions Precedent to Closing

8.1	General Conditions

The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a) Governmental Actions. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and which prohibits, restricts or delays consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

(b) Stockholder Approval. Stockholder Approval shall have been obtained.

8.2	Conditions Precedent to Buyer’s Obligations

The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

(a) Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality, or Material Adverse Effect) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; provided, however, that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, at and as of the dates set forth above, would not reasonably be expected to have a Material Adverse Effect.

(b) Performance by Seller. Seller shall have delivered or cause to be delivered all of the documents required under Section 7.1 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it or any of its Subsidiaries prior to or at the Closing, including duly executing and delivering the Collateral Agreements.

(c) Material Adverse Effect. From the date hereof, there shall not have occurred any Material Adverse Effect.

(d) Release of Encumbrances. Seller shall deliver to Buyer evidence of the release, discharge or termination of the Encumbrances (other than Permitted Encumbrances) on the Purchased Assets set forth on Schedule 8.2(d), including, without limitation, evidence of the termination and removal of all related UCC-1 financing statements on the Purchased Assets.

8.3	Conditions Precedent to Seller’s Obligations

The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

(a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality, or material adverse effect) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; provided, however, that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, at and as of the Closing Date would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Collateral Agreements.

(b) Performance by Buyer. Buyer shall have delivered all of the documents required under Section 7.2 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it or any of its Subsidiaries prior to or at the Closing, including duly executing and delivering the Collateral Agreements.

9.	Status of Agreement

The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

9.1	Survival of Representations and Warranties

The representations and warranties of Buyer and Seller set forth in this Agreement, or in any schedule, certificate, instrument, agreement or other document executed or delivered by Seller pursuant to the provisions hereof or in connection with the transactions contemplated hereby, shall survive the Closing and shall terminate at the close of business on the date that is twelve (12) months after the Closing Date; provided, however, that if (A) an action at law or in equity is commenced or (B) a claim by Buyer for indemnification pursuant to this Agreement is made in good faith, in either case, prior to the expiration of the survival period of such representation and warranty, then such representation and warranty shall survive until such claim is finally resolved (the date of such expiration or resolution being the “Expiration Date”). Except as provided herein, neither Seller nor Buyer shall have any liability whatsoever with respect to any claim or action with respect to any such representations or warranties after the Expiration Date. Each of the covenants and agreements contained herein shall survive the Closing without any limitation as to time until fully performed in accordance with its terms.

9.2	General Agreement to Indemnify

(a) Subject to the limitations set forth in this Article 9, from and after the Closing Date, Seller and Buyer shall indemnify and hold harmless the other party hereto, and Subsidiaries thereof, and any director, officer or employee of such other party or Subsidiaries thereof (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages, disbursements, amounts paid in settlement, penalties, fines, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing, settling or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent arising out of or resulting from: (i) any breach by such party of any representation or warranty of such party set forth in this Agreement; or (ii) the breach by such party of any covenant or agreement of such party set forth in this Agreement.

(b) Subject to the limitations set forth in this Article 9, from and after the Closing Date, Seller further agrees to indemnify and hold harmless any Indemnified Party of Buyer from and against any Losses incurred or suffered by such Indemnified Party of Buyer to the extent arising out of or resulting from: (i) any of the Excluded Liabilities; (ii) any claims with respect to, or arising out of, any Business Employee employed by Seller in connection with any Benefit Plan or such Business Employee’s employment or termination thereof with Seller or any of its Affiliates and any Liabilities that are obligations of Seller or any of its Affiliates under Section 5.6; and (iii) any and all Benefits Liabilities arising out of or resulting from the Benefit Plans or Seller’s termination of the Business Employees whether incurred before, on or after the Closing Date.

(c) Subject to the limitations set forth in this Article 9, from and after the Closing Date, Buyer further agrees to indemnify and hold harmless any Indemnified Party of Seller from and against any Losses incurred or suffered by such Indemnified Party of Seller to the extent arising out of or resulting from: (i) any of the Assumed Liabilities; and (ii) any Liabilities of Buyer with respect to, or arising out of, the employment by Buyer or the termination of employment by Buyer of any Transferred Employee after the Closing.

(d) Amounts payable in respect of the parties’ indemnification obligations shall be treated as an adjustment to the Cash Purchase Price. Whether or not the Indemnifying Party chooses to defend or prosecute any Third- Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

(e) The Indemnified Parties shall not be entitled to indemnification under Section 9.2(a)(i) unless and until Losses (except as provided for below with respect to a breach of Section 3.5(c)) in accordance with Section 9.2(a)(i) have been incurred, paid or properly accrued in an aggregate amount greater than Two Hundred Thousand Dollars ($200,000) (the “Deductible”). Once the aggregate amount of Losses (except as provided for below with respect to a breach of Section 3.5(c)) under Section 9.2(a)(i) exceeds the Deductible, then in such event the Indemnified Parties shall be entitled to recover the portion of such Losses in excess of the Deductible, subject to the limitations set forth in this Article 9. The aggregate amount of Losses for which the Indemnified Parties shall be entitled to recover from the Indemnifying Parties pursuant to Section 9.2(a)(i) shall not exceed Two Million Dollars ($2,000,000). Notwithstanding the above provisions of this Section 9.2(e), the limitations contained in this Section 9.2(e) shall not apply to (i) any claim for fraud or intentional misrepresentation, (ii) any claim for breach of any agreement or covenant contained herein; or (iii) any claim relating to an Excluded Liability. Further notwithstanding the above provisions of this Section 9.2(e), in connection with Losses relating to a breach of Section 3.5(c), the Indemnified Parties shall not be entitled to indemnification under Section 9.2(a)(i) unless and until such Losses have been incurred, paid or properly accrued in an aggregate amount greater than Fifty Thousand Dollars ($50,000) (the “Section 3.5(c) Deductible”). Once the aggregate amount of Losses relating to a breach of Section 3.5(c) in accordance with Section 9.2(a)(i) exceeds the Section 3.5(c) Deductible, then in such event the Indemnified Parties shall be entitled to recover the full amount of such Losses including the Section 3.5(c) Deductible, subject to the limitations set forth in this Article 9.

(f) If the Closing occurs, the indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the representations, warranties, covenants or agreements contained herein; provided, however, this exclusive remedy for damages does not preclude a party from (i) bringing an action for specific performance or other equitable remedy for a breach of a covenant or agreement under this Agreement, or (ii) pursuing remedies under applicable Law for fraud or intentional misrepresentation. No Indemnified Party shall be entitled to seek monetary damages for, or exercise any other remedy with respect to, any Excluded Records Breach unless and until 30 days shall have elapsed from the delivery by Buyer to Seller of a written request for delivery of copies of the applicable Excluded Records. If and to the extent that Seller provides such copies prior to the end of such 30-day period, such Excluded Records Breach shall be deemed cured, and the Indemnified Parties shall have no further remedy with respect thereto. If and to the extent that Seller does not provide such copies prior to the end of such 30-day period, Buyer may pursue all remedies available to it hereunder with respect to such Excluded Records Breach.

(g) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any diminution in value or loss of revenue or profit) arising out of this Agreement; provided, however, that the foregoing shall not be construed (i) to preclude recovery by the Indemnified Party in respect of damages awarded in a trial, arbitration or settlement to a Third Party and (ii) shall not apply to any remedies under applicable Law for fraud or intentional misrepresentation.

(h) Losses for which any of the Indemnified Parties are entitled to recovery pursuant to Section 9.2 shall be reduced by the amount of any insurance proceeds actually recovered by the Indemnified Parties with respect to such Losses or right of indemnification. To the extent that any amounts are recovered from insurance proceeds by an Indemnified Party following the payment of any Losses that would have reduced the amount of Losses pursuant to the immediately preceding sentence, such recovered amounts shall be promptly delivered to the Indemnifying Parties. For the avoidance of doubt, to the extent an insurer denies coverage of a Loss upon the Indemnified Parties exercise of commercially reasonable efforts to pursue recovery of such Loss, such Loss shall not be reduced according to this Section 9.2(h).

(i) The rights to indemnification under this Section 9.2 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification.

(j) The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(k) If the Seller indemnifies the Buyer hereunder in full in respect of a matter covered by a Purchased Claim and the Seller, but for the transfer of the Purchased Claim to Buyer hereunder, would otherwise have or otherwise may have a claim against a third party in respect of the related Losses, then the Seller shall be subrogated to the rights and claims of the Buyer with respect to such Purchased Claim against such third party. The Seller shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment previously paid to the Buyer with respect to such Losses. The Buyer will execute and deliver to the Seller such documents and take such other actions as may reasonably be requested in order to give effect to this subsection (k).

9.3	General Procedures for Indemnification

(a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify in writing the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), to assume the defense and control the settlement of such Third-Party Claim (with counsel reasonably acceptable to the Indemnified Party) that (i) involves (and continues to involve) solely money damages, or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages and, such equitable relief, if reasonably expected to be awarded, would not be reasonably expected to be material to Buyer; provided, however, that the Indemnifying Party shall not impair the defense of the Indemnified Party with respect to any claims for equitable relief against the Indemnified Party. Failure by the Indemnifying Party to so notify the Indemnified Party shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third-Party Claim. Notwithstanding anything to the contrary contained herein, in the event that an Indemnified Party determines in its reasonable judgment that there is a reasonable probability that a claim may materially adversely affect it, the Business or the Purchased Assets or its rights under this Agreement other than as a result of monetary damages for which it would be entitled to indemnification (in full) under this Agreement, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend such claim (with counsel reasonably acceptable to the Indemnifying Party) and the right to compromise or settle such claim, and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement. In all such cases, the Indemnifying Party will have the right to participate, at its own expense, in the defense or settlement of such claim with counsel reasonably satisfactory to the Indemnified Party. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

(b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

(c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent or agree to a compromise or settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld subject to the next sentence) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a complete written release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 9.3 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement directly against an Indemnifying Party, such Indemnified Party shall send written notice of such claim to the Indemnifying Party; but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure). Such notice shall specify the basis for such claim, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall have been incurred. The Indemnifying Party shall, within thirty (30) days after receipt of such notice of an indemnified Loss, and subject to the limitations set forth in Section 9.2, (i) pay or cause to be paid to the Indemnified Party the amount of such Loss specified in such notice which the Indemnifying Party does not contest, or (ii) notify the Indemnified Party if it wishes to contest the existence or amount of part or all of such a Loss by stating the basis upon which it contests the existence or amount thereof.

10.	Miscellaneous Provisions

10.1	Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (i) on the third Business Day from mailing, if mailed by certified or registered mail, return receipt requested, (ii) on the next Business Day from mailing, if sent by Federal Express or other nationally recognized express carrier, fee prepaid, (iii) upon confirmation of receipt if sent via facsimile, or (iv) on the day of delivery if delivered personally, in each case, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to Seller, to:	SupportSoft, Inc.
Attn: General Counsel
1900 Seaport Blvd., 3rd Floor
Redwood City, California 94063

Attn: General Counsel
Facsimile: (650) 556-1195

With a copy to:	Jones Day
Attn: Daniel R. Mitz
Steve Gillette
Richard Meamber
1755 Embarcadero Road
Palo Alto, CA 94303
Facsimile: (650) 739-3900

If to Buyer, to:	Consona Corporation
Attn: Kathy Kinder, VP F&A
450 East 96th Street, Suite 300
Indianapolis, IN 46240
Facsimile: (317) 695-8627

With a copy to:	Cooley Godward Kronish LLP
Attn: Al Browne
The Prudential Tower
800 Boylston St.
46th Floor
Boston, MA 02199
Facsimile: (617) 937-2400

10.2	Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

10.3	Entire Agreement

The agreement of the parties, which consists of this Agreement, the Collateral Agreements, the Schedules and Exhibits hereto and thereto and the Confidentiality Agreement sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

10.4	Assignment; Binding Effect; Severability

This Agreement may not be assigned by any party hereto without the other party’s written consent; provided, however, that: (a) Buyer may, at any time, transfer, assign or delegate, in whole or from time to time in part, to one or more direct or indirect wholly owned Subsidiaries of Buyer (including any one or more of the Foreign Buyers) its right to purchase all or any portion of the Purchased Assets (including without limitation the right to separately acquire the assets of any foreign Subsidiary of Seller) and/or its obligation to assume all or any portion of the Assumed Liabilities (provided, in each case, that no such transfer, assignment or delegation will relieve the Buyer of its obligations hereunder); (b) following the Closing, Buyer may assign its rights and obligations hereunder to one or more of its Affiliates; and (c) following the Closing, Buyer may assign this Agreement (or any of its rights or obligations hereunder) to a purchaser or acquirer of all or substantially all of the business or assets of Buyer, whether by merger, reorganization, consolidation, amalgamation, sale of stock or assets, but any such assignment will not relieve Buyer of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.5	Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

10.6	Specific Enforcement

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7	Waiver of Jury Trial

Each party hereby waives, and agrees to cause each of its Subsidiaries to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver.

10.8	Execution in Counterparts

This Agreement may be executed and delivered in any number of counterparts, including delivery by facsimile transmission or electronic copies in Adobe PDF or similar picture format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9	Public Announcement

Prior to the signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not apply to communications or disclosures necessary to comply with accounting rules, stock exchange or market rules or federal securities or labor relations Law disclosure obligations.

10.10 No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement (except for Indemnified Parties as provided in Article 9), or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement (except for Indemnified Parties as provided in Article 9). Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement under any benefit plan, policy or procedure maintained by Seller or Buyer. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement (except for Indemnified Parties as provided in Article 9).

11.	Termination, Waiver and Amendment

11.1	Termination

This Agreement may be terminated at any time prior to the Closing by:

(a) Mutual Consent. The mutual written consent of Buyer and Seller;

(b) Failure of Buyer Condition. Buyer, upon written notice to Seller, if any of the conditions to the Closing set forth in Section 8.2 shall have become incapable of fulfillment and shall not have been waived in writing by Buyer; provided, however, that, with respect to a condition relating to the failure of a representation or warranty of Seller to be true and correct or the failure to perform all of the covenants and agreements in this Agreement, such condition shall be deemed incapable of being fulfilled in the event that Seller has had an opportunity to cure for a period of twenty (20) days after written notice of breach; and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

(c) Failure of Seller Condition. Seller, upon written notice to Buyer, if any of the conditions to the Closing set forth in Section 8.3 shall have become incapable of fulfillment and shall not have been waived in writing by Seller; provided, however, that, with respect to a condition relating to the failure of a representation or warranty of Buyer to be true and correct or the failure to perform all of the covenants and agreements in this Agreement, such condition shall be deemed incapable of being fulfilled in the event that Buyer has had an opportunity to cure for a period of twenty (20) days after written notice of breach; and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

(d) Court or Administrative Order. Buyer or Seller, upon written notice to the other, if (i) there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby or (ii) if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(e) Delay. Buyer or Seller, upon written notice to the other, if the Closing shall not have occurred by August 31, 2009;

(f) Superior Proposal. Seller, upon written notice to Buyer, if Seller shall have received a Superior Proposal; provided that (i) Seller received such Superior Proposal other than as a result of a breach or violation of the terms of Section 5.10, (ii) the Board has effected a Recommendation Change in response to such Superior Proposal in accordance with Section 5.3(b) and authorized Seller to enter into a definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement), and (iii) prior to or simultaneous with such termination, Seller pays to Buyer the Termination Fee required by Section 11.2;

(g) Recommendation Change. Buyer, upon written notice to Seller, if (i) the Board has effected a Recommendation Change in response to a Superior Proposal; or (ii) the Board fails to reconfirm its recommendation of this Agreement and the transactions contemplated hereby within five (5) Business Days after Buyer requests in writing the Board do so; or

(h) Lack of Stockholder Approval. Buyer or Seller, upon written notice to the other, if Stockholder Approval is not obtained at the Stockholders’ Meeting;

provided, however, that the party seeking termination pursuant to clause (b), (c) or (e) is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

11.2	Termination Fee

In the event of the termination of this Agreement by (i) Seller pursuant to clause (f) of Section 11.1; (ii) Buyer pursuant to clause (g) of Section 11.1; or (iii) Buyer or Seller pursuant to clause (e) of Section 11.1 and at or prior to the time of the termination of this Agreement pursuant to clause (e) of Section 11.1 a Superior Proposal shall have been made (or a proposal that would be reasonably likely to lead to a Superior Proposal shall exist and either (A) have been publicly disclosed or (B) notice of such a proposal reasonably likely to lead to a Superior Proposal shall have been provided, or should, in accordance with Section 5.10, have been provided, by Seller to Buyer pursuant to Section 5.10), Seller shall pay Buyer a fee equal to Six Hundred Thousand Dollars ($600,000) in immediately available funds (the “Termination Fee”), and in the event of termination of this Agreement by Buyer or Seller pursuant to clause (h) of Section 11.1, Seller shall pay Buyer its Expenses incurred in connection with this Agreement. The term “Expenses” shall mean all actual and documented out-of-pocket expenses not exceeding $150,000 in the aggregate incurred by Buyer and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors. Seller’s obligation to pay Buyer its Expenses shall be payable on or prior to the date of such termination by bank draft or wire transfer to the account of Buyer designated in writing to Seller for that purpose.

11.3	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no further force or effect without any liability on the part of any party hereto or its directors, officers or stockholders, except for the obligations of the parties hereto under Article 6, Section 10.2, Section 10.9, Section 11.2 and this Section 11.3; provided, however, that notwithstanding anything in this Agreement to the contrary, neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any of any covenant or agreement set forth in this Agreement prior to such termination.

11.4	Waiver of Agreement

Any term or condition hereof may be waived at any time prior to the Closing by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.5	Amendment of Agreement

This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party’s action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each party has caused this Asset Purchase Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

SUPPORTSOFT, INC.

By:	/s/ Joshua Pickus
Name:	Joshua Pickus
Title:	Chief Executive Officer and President

CONSONA CORPORATION

By:	/s/ Jeff Tognoni
Name:	Jeff Tognoni
Title:	Chief Executive Officer

Annex B

PRIVILEGED AND CONFIDENTIAL

April 5, 2009

Board of Directors

SupportSoft, Inc.

3rd Floor

1900 Seaport Boulevard

Redwood City, CA

Ladies and Gentlemen:

We understand that SupportSoft, Inc, a Delaware corporation (“Company”), and Consona Corporation, a Delaware corporation (“Buyer”), have entered into an Asset Purchase Agreement dated April 5, 2009 (the “Agreement”), pursuant to which Company will sell assets (the “Assets”) engaged in and specified liabilities (the “Liabilities”) arising from the business of designing, developing, selling, licensing, marketing, distributing, maintaining and supporting the enterprise focused products of Company (the “Business”) to Buyer (the “Divestiture”). Pursuant to the Agreement, the Assets will be transferred to, and the Liabilities will be assumed by, Buyer in exchange for $20,000,000 in cash (the “Consideration”), subject to adjustment as set forth in the Agreement. The terms and conditions of the Divestiture are set forth in more detail in the Agreement.

You have asked us for our opinion as investment bankers as to whether the Consideration to be received by Company in the Divestiture is fair to Company from a financial point of view, as of the date hereof.

In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Company and the Business, including certain consolidated financial statements and certain other relevant financial and operating data relating to the Business made available to us from published sources and from the internal records of Company; (ii) reviewed the financial terms and conditions of the Agreement; (iii) compared the Business from a financial point of view with certain companies which we deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations which we deemed to be comparable, in whole or in part, to the Divestiture; (v) reviewed and discussed with representatives of the management of Company certain information of a business and financial nature regarding the Business, furnished to us by them, including certain financial forecasts and related assumptions of the Business; (vi) made inquiries regarding and discussed the Divestiture and the draft Agreement and other matters related thereto with Company’s counsel; and (vii) performed such other analyses and examinations as we have deemed appropriate.

In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Business provided to us by Company management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Company management at the time of preparation as to the future financial performance of the Business and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Business’ assets, financial condition, results of operations, business or prospects since the respective dates of the last financial

B-1

statements made available to us. We have assumed that the Divestiture will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Business, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that the Divestiture will be consummated in accordance with the terms described in the Agreement, without any amendments thereto, and without waiver by Company of any of the conditions to its obligations thereunder.

We have acted as financial advisor to Company in connection with the Divestiture and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Divestiture. In the ordinary course of our business, we may actively trade the equity securities of Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by Company in the Divestiture is fair to Company from a financial point of view, as of the date hereof.

This opinion has been approved by an authorized committee of Thomas Weisel Partners LLC. It is directed to the Board of Directors of Company in its consideration of the Divestiture and is not a recommendation to any stockholder as to whether or not any holder of shares of Company common stock should vote with respect to the Divestiture. Further, this opinion addresses only the financial fairness of the Consideration to the Company and does not address the relative merits of the Divestiture or any alternatives to the Divestiture, Company’s underlying decision to proceed with or effect the Divestiture, any other transaction as compared to the Divestiture, or any other aspect of the transactions contemplated by the draft Agreement. In addition, this opinion does not address the fairness of the Divestiture to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Company; nor does it address the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by, or any equity issued to, any of Company’s officers, directors or employees, or any class of such persons, in connection with the Divestiture relative to the Consideration. This opinion may not be used or referred to by Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any solicitation/recommendation statement or proxy statement of Company filed with the Securities and Exchange Commission in connection with the Divestiture. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

/s/ THOMAS WEISEL PARTNERS LLC

THOMAS WEISEL PARTNERS LLC

B-2

FORM OF PROXY CARD

SUPPORTSOFT, INC. 1900 SEAPORT BOULEVARD 3RD FLOOR REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1. To approve the sale of substantially all of our assets under Delaware law through the sale of our Enterprise Business to Consona Corporation pursuant to the terms and conditions of an asset purchase agreement dated as of April 5, 2009, by and between the Company and Consona.

2. To approve an amendment to our Amended and Restated Certificate of Incorporation to change our name to support.com, Inc.

3. Election of Directors

Nominees

01 Kevin C. Eichler	02 Shawn Farshchi	03 J. Martin O’Malley	04 Joshua Pickus
05 Jim Stephens	06 James Thanos

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

5. To adjourn the Annual Meeting, if necessary, to facilitate the approval of the preceding proposals, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to establish a quorum or to approve the preceding proposals.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Proxy—SUPPORTSOFT, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby authorizes JOSHUA PICKUS or ANNE-MARIE EILERAAS, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SupportSoft, Inc. (the “Company”) to be held at the Company’s headquarters at 1900 Seaport             Boulevard, 3rd Floor, Redwood City, California on                     , 2009 at 4:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, Proposal 3, Proposal 4 and Proposal 5 and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting of Stockholders.